Exhibit 2.2

THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re	:
	:	Chapter 11
:
NEWPAGE CORPORATION, et al.,	:	Case No. 11-12804 (KG)
:
Debtors.[1]	:	Jointly Administered
:
x

DEBTORS’ MODIFIED FOURTH AMENDED JOINT CHAPTER 11 PLAN

PROSKAUER ROSE LLP Eleven Times Square New York, NY 10036-8299 Tel: 212.969.3000 Fax: 212.969.2900 Co-Attorneys for the Debtors and Debtors in Possession

PACHULSKI STANG ZIEHL & JONES LLP

919 N. Market Street, 17th Floor

P.O. Box 8705

Wilmington, Delaware 19899-8705 (Courier 19801)

Tel: 302.652.4100

Co-Attorneys for the Debtors

and Debtors in Possession

Dated: December 12, 2012

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are, Chillicothe Paper Inc. (6154), Escanaba Paper Company (5598), Luke Paper Company (6265), NewPage Canadian Sales LLC (5384), NewPage Consolidated Papers Inc. (8330), NewPage Corporation (6156), NewPage Energy Services LLC (1838), NewPage Group Inc. (2465), NewPage Holding Corporation (6158), NewPage Port Hawkesbury Holding LLC (8330), NewPage Wisconsin System Inc. (3332), Rumford Paper Company (0427), Upland Resources, Inc. (2996), and Wickliffe Paper Company LLC (8293). The Debtors’ corporate headquarters is located at 8540 Gander Creek Drive, Miamisburg, OH 45342.

DEBTORS’ MODIFIED FOURTH AMENDED JOINT CHAPTER 11 PLAN

THE JOINT CHAPTER 11 PLAN CONTAINS 12 SEPARATE PLANS

Please refer to the Disclosure Statement for a discussion of, among other things, the Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of this Plan and certain related matters.

This Joint Chapter 11 Plan consists of twelve separate chapter 11 Plans – one Plan for each of the Debtors that will emerge as a reorganized entity. This Plan does not substantively consolidate any Estates. Two Debtors – NewPage Group Inc. and NewPage Holding Corporation – are not proposing a chapter 11 plan and intend to dissolve as described in Section 4.5.1 of the Plan. Any reference herein to the “Plan” shall be a reference to the separate Plan of each Debtor, as the context requires. The votes to accept or reject a Plan by holders of Claims against a particular Debtor shall be tabulated as votes to accept or reject that Debtor’s separate Plan. Distributions under a Debtor’s Plan will be made to the holders of Claims in the Classes identified in that Plan.

The Settlement Parties have engaged in extensive communications regarding the Plan process and alternative plan formulations and participated in a mediation process in a concerted effort to resolve their existing and potential disputes. These efforts have culminated in the Settlements set forth in this Plan pursuant to which Distributions to Creditors shall be made in accordance with their terms.

ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT ANY DEBTOR’S PLAN.

ARTICLE I

DEFINITIONS

1.1 Scope of Defined Terms. For purposes of this Plan, except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined shall have the meanings in Section 1.2 of this Plan. Unless the context otherwise requires, any capitalized term used and not defined in this Plan, that is defined in the Bankruptcy Code, shall have the meaning ascribed in the Bankruptcy Code.

1.2 Definitions.

1.2.1 2007 Acquisition means the acquisition by NPC of 100% of the stock of Stora Enso North America, Inc. from SEO, effectuated on December 21, 2007.

1.2.2 2009 Refinancing means the September 30, 2009 issuance of the First Lien Notes, used to satisfy certain term loan indebtedness incurred by the Debtors in the 2007 Acquisition.

1.2.3 2013 PIK Notes means the floating rate senior unsecured PIK notes due 2013, issued pursuant to an indenture, dated as of May 2, 2005, between NPHC, as issuer, and U.S. Bank National Association, as successor trustee, having an outstanding principal balance as of the Commencement Date of $229,040,774.

1.2.4 2013 PIK Notes Settlement Payment means a Distribution in Cash to the indenture trustee for the 2013 PIK Notes, for the benefit of the holders of the 2013 PIK Notes, in an amount equal to $200,000, which (together with the Senior Subordinated Unsecured Notes Settlement Payment) shall be funded by the first $400,000 of Subordination Turnover otherwise payable to the Second Lien Notes Trustee.

1.2.5 2015 PIK Notes means the senior unsecured PIK notes due 2015, issued pursuant to an indenture, dated as of December 21, 2007, between NPGI, as issuer, and Deutsche Bank Trust Company Americas, as successor trustee, having an outstanding principal balance as of the Commencement Date of $269,201,522.

1.2.6 Adequate Protection Claim means a claim (if any) of the First Lien Noteholders and/or Second Lien Noteholders arising under section 507(b) of the Bankruptcy Code and section 15 of the DIP Order.

1.2.7 Administrative Expense Claim means (i) any Claim constituting a cost or expense of administration of any Estate under sections 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code during the period from the Commencement Date up to and including the Effective Date, including any Claim for compensation and reimbursement of expenses of Professionals arising during the period from and after the Commencement Date and prior to the Effective Date to the extent Allowed by Final Order of the Bankruptcy Court under sections 328, 330, 331, or 503(b) of the Bankruptcy Code or otherwise in accordance with the provisions of this Plan, whether fixed before or after the Effective Date, (ii) a Section 503(b)(9) Claim, and (iii) any fees or charges assessed against an Estate pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

1.2.8 Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.2.9 Allowed means, with reference to any Claim, (i) any Claim that has been listed by any Debtor in its Schedules, as amended from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed, not contingent and not unliquidated and for which no contrary proof of Claim has been timely filed; provided, however, that the Debtors shall not amend their Schedules after the hearing on the Disclosure Statement, but shall retain the right to seek approval from the Bankruptcy Court to allow additional Claims against the Estates, (ii) any Claim expressly allowed by this Plan, (iii) any timely filed proof of Claim that is not disputed or as to which no objection to allowance has been timely interposed in accordance with Section 7.1 of this Plan or such other period of limitation fixed by the

Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (iv) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to this Plan, or (v) any Claim that has been Allowed by Final Order, except that (x) Claims allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court under Bankruptcy Rule 3018(a) shall not be considered Allowed, (y) unless otherwise specified in this Plan or by order of the Bankruptcy Court, an Allowed Administrative Expense Claim or Allowed Claim shall not for any purpose under this Plan include interest on that Administrative Expense Claim or Claim from and after the Commencement Date, unless interest is expressly provided for in this Plan, (3) an Allowed Claim shall not include any Claim subject to disallowance in accordance with section 502(d) of the Bankruptcy Code.

1.2.10 Available New Holdco Common Stock means the aggregate percentage of New Holdco Common Stock available for Distribution, net of the MIP Stock Percentage.

1.2.11 Ballot means the form distributed to each holder of an Impaired Claim entitled to vote to accept or reject a Plan, on which form the holder may cast its vote in respect of this Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received by the Claims Agent on or before the Voting Deadline in order to be counted.

1.2.12 Bankruptcy Code means title 11 of the United States Code, as now in effect or as hereafter amended, to the extent applicable to the Chapter 11 Cases.

1.2.13 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, and such other court having original and exclusive subject matter jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. § 1334(a).

1.2.14 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code, and any local rules of the Bankruptcy Court, as amended from time to time and applicable to the Chapter 11 Cases.

1.2.15 Board of Directors means the board of directors of each of the Debtors or Reorganized Debtors, as applicable, as they may exist from time to time.

1.2.16 Business Day means a day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

1.2.17 Cash means the lawful currency of the United States of America.

1.2.18 Causes of Action means any and all prepetition actions, claims, proceedings, and causes of action, that were not time barred and became property of any of the Debtors’ estates on the Commencement Date or the proceeds of which would become property of any of the Debtors’ estates pursuant to chapter 5 of the Bankruptcy Code, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, foreseen or unforeseen, in law or equity, including any causes of action for recharacterization or subordination. If the Litigation Trust brings a time-barred claim, the defendant(s) against which the claims(s) are brought shall have standing to raise the issue that the claims are time barred.

1.2.19 Cerberus shall have the meaning set forth in the Cerberus Settlement Agreement.

1.2.20 Cerberus Entities shall have the meaning set forth in the Cerberus Settlement Agreement.

1.2.21 Cerberus Settlement Agreement means that certain Amended Settlement Agreement Between NewPage Estates and Cerberus Entities, dated December __, 2012 (a copy of which is annexed hereto as Exhibit 1.2.21 of this Plan).

1.2.22 Chapter 11 Cases means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors, styled In re NewPage Corporation, et al., Chapter 11 Case No. 11-12804 (KG) (Jointly Administered), currently pending before the Bankruptcy Court.

1.2.23 Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against an Estate, whether or not asserted, whether or not the facts of or legal bases therefor are known or unknown, and specifically including any rights under sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, any claim of a derivative nature, any potential or unmatured claim, and any other contingent claim.

1.2.24 Claims Agent means Kurtzman Carson Consultants, LLC, the agent of the Clerk of the Bankruptcy Court appointed by the Bankruptcy Court, or any successor agent as may be similarly appointed.

1.2.25 Class means a category of Claims or Equity Interests set forth in Article III of this Plan.

1.2.26 Co-Collateral Agents means JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC.

1.2.27 Collateral means any property or interest in property of any Estate subject to an unavoidable Lien securing the payment or performance of a Claim.

1.2.28 Commencement Date means September 7, 2011, the date on which the Debtors commenced the Chapter 11 Cases.

1.2.29 Committee means the statutory committee of creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.2.30 Committee Litigation Claims means (a) all claims pursuant to section 547 of the Bankruptcy Code other than (i) claims against the Cerberus Entities, and (ii) any claim whose prosecution would create a material net detriment to the business of the Reorganized Debtors, which claims shall be determined in good faith by the Debtors, the Committee and the First Lien Notes Trustee (and in consultation with the Second Lien Group), and, after using best efforts, listed in Exhibit 1.2.30 of the Plan, which Exhibit shall be filed under seal and shall not be amended, modified or supplemented without the express consent (which consent shall not be unreasonably withheld) of the Debtors, the First Lien Notes Trustee and the Committee (and in consultation with the Second Lien Group), (b) objections to Disputed General Unsecured Claims. For the avoidance of doubt, Committee Litigation Claims shall not include any claims or Causes of Action against the Cerberus Entities, the SEO Released Parties or the Trust Parties, or any other Releasee.

1.2.31 Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court in the Chapter 11 Cases.

1.2.32 Confirmation Hearing means the hearing to consider confirmation of this Plan in accordance with section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.2.33 Confirmation Order means the order(s) of the Bankruptcy Court confirming this Plan.

1.2.34 Creditor means any Entity holding a Claim.

1.2.35 Debtor Intercompany Claim means a Claim by the Estate of a Debtor against another Debtor.

1.2.36 Debtors means, collectively, the Debtors listed in footnote 1 of this Plan, including the Non-Proponent Debtors, unless the context otherwise requires.

1.2.37 Debtors in Possession means the Debtors in their capacity as debtors in possession pursuant to sections 1101(1) and 1107(a) of the Bankruptcy Code.

1.2.38 DIP Administrative Agent means JPMorgan Chase, Bank N.A.

1.2.39 DIP Agents means the Co-Collateral Agents together with the DIP Administrative Agent.

1.2.40 DIP Agents Claims means the Claims for reasonable fees and expenses, including attorneys’ fees, incurred by the DIP Agents during the Chapter 11 Cases.

1.2.41 DIP Credit Agreement means the $600 million debtor in possession postpetition financing agreement (as amended, restated, supplemented or otherwise modified from time to time, including all related documents), by and among the Debtors, the DIP Agents, and the DIP Lenders, approved by the DIP Order.

1.2.42 DIP Facility means the debtor in possession financing facility approved by the DIP Order and established pursuant to the DIP Credit Agreement.

1.2.43 DIP Lenders means collectively, lenders party to the DIP Credit Agreement from time to time, each in their capacity as a lender.

1.2.44 DIP Facility Claims means any Claims arising under, derived from, or based upon, the DIP Facility, including the DIP Agents Claims.

1.2.45 DIP Order means Final Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363 and 364, dated October 5, 2011, which order is currently subject to an appeal pending in the District Court [Docket No. 310].

1.2.46 Disallowed Claim means a Claim that is disallowed in its entirety by an order of the Bankruptcy Court or another court of competent jurisdiction, as the case may be.

1.2.47 Disbursing Agent means, as applicable, (i) the Reorganized Debtors, or any authorized agent of the Reorganized Debtors chosen by the Reorganized Debtors to make or facilitate Distributions pursuant to the Plan, or (ii) the Litigation Trust Disbursing Agent.

1.2.48 Disclosure Statement means the disclosure statement for this Plan, as amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, if and as approved by the Bankruptcy Court in accordance with section 1125 of the Bankruptcy Code.

1.2.49 Disputed Claim means a Claim that is not an Allowed Claim or a Disallowed Claim, and is (i) a Claim, proof of which was filed, or an Administrative Expense Claim or other unclassified Claim, which is the subject of a dispute or as to which Claim a Debtor or Litigation Trustee (after the Effective Date, solely with respect to the General Unsecured Claims) has interposed or may interpose a timely objection and/or a request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 or other applicable law, which dispute, objection, and/or request for estimation has not been withdrawn or determined by a Final Order, and/or (ii) any Claim, proof of which was required to be filed by order of the Bankruptcy Court, but as to which a proof of claim was not timely or properly filed.

1.2.50 Disputed Claim Reserve means a reserve established and maintained under this Plan in a segregated, interest bearing account (or accounts) into which the Litigation Trust Disbursing Agent will deposit sufficient Cash from the Litigation Trust Assets to make Distributions to all holders of Disputed General Unsecured Claims entitled to Distributions in accordance with the provisions of this Plan and the Litigation Trust Agreement, to the extent such Disputed Claims become Allowed Claims, as described in Article VII of this Plan. The Disputed Claim Reserve shall also include a ledger maintained by the Litigation Trustee with respect to Litigation Trust Interests allocable to Disputed Claims.

1.2.51 Distribution means a payment in Cash, or distribution of Litigation Trust Interests, New Holdco Common Stock, or shares of stock of Reorganized NPC (which shares are exchanged for New Holdco Common Stock pursuant to Section 4.5.2 of this Plan), as applicable, made by the applicable Disbursing Agent to the holder of an Allowed Claim on account of such Allowed Claim pursuant to the terms and provisions of this Plan and the Litigation Trust Agreement, as applicable.

1.2.52 Distribution Date means the Effective Date, and each June 30 and December 31 thereafter (to the extent necessary to distribute Cash released from the Disputed Claims Reserve as a result of the allowance, disallowance or reduction of Disputed Claims). If the aggregate value of the applicable Distribution to be made on any such date is less than (i) $500,000 with respect to Distributions of the Litigation Trust Interests (or Cash on account thereof) and Settlement Cash or (ii) $2 million, with respect to all other Distributions, the Distribution may, at the discretion of the applicable Disbursing Agent, be withheld until the next Distribution Date; unless the Distribution (a) is to be made to the holder of a Claim Allowed since the immediately preceding Distribution Date, or (b) is the final Distribution to be made under this Plan, such minimum Distribution limitation shall not apply, and the Disbursing Agent shall make the Distribution notwithstanding that the aggregate value of the Distribution may be less than the minimum Distribution limitation.

1.2.53 Distribution Record Date means the record date for the purpose of making Distributions under this Plan, which date shall be the date the Confirmation Order is entered by the Bankruptcy Court.

1.2.54 District Court means the United States District Court for the District of Delaware.

1.2.55 Effective Date means a Business Day selected by the Debtors that is on or after the date by which the conditions precedent to the effectiveness of this Plan specified in Section 11.1 of this Plan have been satisfied or waived in accordance with Section 11.2 of this Plan.

1.2.56 Encumbrance means, with respect to any asset, a mortgage, Lien, pledge, charge, security interest, assignment, or encumbrance of any kind or nature in respect of such asset (including any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

1.2.57 Entity means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a governmental unit or any subdivision thereof, including the United States Trustee, or any other entity.

1.2.58 Equity Interest means any equity interest or related proxy, in any of the Debtors represented by duly authorized, validly issued and outstanding shares of preferred stock or common stock, stock appreciation rights, membership interests, partnership interests, or any other instrument evidencing a present ownership interest, inchoate or otherwise, in any of the Debtors, or right to convert into such an equity interest or acquire any equity interest of the Debtors, whether or not transferable, or an option, warrant or right, contractual or otherwise, to acquire any such interest, which was in existence prior or on the Commencement. For the avoidance of doubt, an Equity Interest shall not include or pertain to any new equity interest issued pursuant to this Plan.

1.2.59 ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

1.2.60 Estate means the estate of each Debtor as created under section 541 of the Bankruptcy Code.

1.2.61 Excluded DIP Obligations means all of the Debtors’ contingent or unliquidated payment obligations (including indemnification and expense reimbursement obligations) under the DIP Facility, to the extent that any such obligations have not been paid in full in cash on the Effective Date.

1.2.62 Executory Contract means a contract or unexpired lease to which one or more of the Debtors is a party and which is subject to assumption, assumption as modified, assumption and assignment, or rejection under section 365 of the Bankruptcy Code at the election of the Debtors.

1.2.63 Exit Commitment Letter means the commitment letter (including each Annex thereto) dated as of October 29, 2012, by and among Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Wells Fargo Bank, National Association, UBS Loan Finance LLC and J.P. Morgan Securities LLC, NewPage Corporation and those of its subsidiaries party thereto.

1.2.64 Exit Financing means the Facilities contemplated by, and as defined in, the Exit Commitment Letter.

1.2.65 Exit Financing Arrangers means, collectively, the Term Facility Arrangers, the Revolving Facility Arrangers and any other Commitment Parties, each as defined in the Exiting Financing Commitment Letter.

1.2.66 Exit Financing Documents means the documents governing the Exit Financing, which shall be in form and substance reasonably satisfactory to the First Lien Notes Trustee.

1.2.67 Exit Financing Group means the Exit Financing Arrangers and the lenders, administrative agents, collateral agents and any other agents under the Exit Financing.

1.2.68 Final Order means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for re-argument or rehearing are then pending; or as to which any right to appeal, petition for certiorari, reargue, or rehear has been waived in writing in form and substance satisfactory to the Reorganized Debtors and the party affected thereby.

1.2.69 First Lien Noteholders means the holders of the First Lien Notes.

1.2.70 First Lien Notes means the senior secured first lien notes bearing interest at the rate of 11.375% per annum, issued pursuant to the First Lien Notes Indenture, and having an outstanding principal balance as of the Commencement Date of $1.7 billion.

1.2.71 First Lien Notes Cash means a Distribution of Cash to the holders of the First Lien Notes Claims, in accordance with Sections 3.3.2(b) and 4.8.3 of the Plan, such that, after taking into consideration the proceeds of the Term Facility (as defined in the Exit Commitment Letter) and the making of the Distribution of First Lien Notes Cash to the holders of First Lien Notes Claims and other Distributions pursuant to this Plan, the pro forma unrestricted cash balance of the Reorganized Debtors (without giving effect to any draw of revolving loans under the Exit Facilities) upon emergence (after taking into account any such Distribution to the holders of First Lien Notes Claims and other Distributions pursuant to this Plan) will be $20 million; (provided that cash shall not be deemed restricted for purposes hereof solely as a result of being on deposit in an account subject to a control agreement in favor of the Revolving Administrative Agent in favor of the lenders party to the revolving loans under the Exit Facilities).

1.2.72 First Lien Notes Claims means all Claims against the Estate of NPC, arising under the First Lien Notes and the First Lien Notes Indenture, which, solely for purposes of this Plan, shall be Allowed in the aggregate amount of $1.7 billion.

1.2.73 First Lien Notes Deficiency Claims means the unsecured portion of the First Lien Notes Claims and unsecured portion of the First Lien Notes Guaranty Claims, as determined pursuant to section 506(a) of the Bankruptcy Code, which Claims are included in NPC Class 3B and GD 3B, which shall be Allowed in the aggregate amount of $735 million.

1.2.74 First Lien Notes Guaranty Claims means the Claims arising from the Guarantor Debtors’ respective guaranties of the First Lien Notes Claims, which, solely for purposes of this Plan, shall be Allowed in the aggregate amount of $1.7 billion.

1.2.75 First Lien Notes Indenture means the indenture dated as of September 30, 2009, among NPC, as issuer, the First Lien Notes Trustee, and the Guarantor Debtors, and all of the documents and instruments relating thereto, as amended, supplemented, modified or restated from time to time.

1.2.76 First Lien Notes Steering Committee means a committee formed by certain holders of First Lien Notes, as identified in Exhibit 1.2.76 of this Plan.

1.2.77 First Lien Notes Subordination Turnover Cap means a Distribution to the First Lien Notes Trustee from the Subordination Turnover of (i) $3.0 million, from Distributions to the holders of Senior Subordinated Unsecured Notes Claims from the Settlement Cash ($30 million) and the Litigation Trust Initial Proceeds; (ii) a share of the Litigation Trust proceeds, of up to $600,000, realized in excess of the Litigation Trust Initial Proceeds and up to $50 million (for the avoidance of doubt, the Litigation Trust Funding shall constitute Litigation Trust proceeds in excess of the Litigation Trust Initial Proceeds), which share is based upon a deficiency Claim of $735 million; and (iii) a share of the Litigation Trust proceeds realized in excess of $50 million, which share is based upon the First Lien Notes Claim of $1.7 billion; for avoidance of doubt, any amounts otherwise distributable to the First Lien Notes Trustee from the Subordination Turnover that exceed the First Lien Notes Subordination Turnover Cap under clauses (i) and (ii) above shall be distributed pro rata to the holders of Second Lien Notes Claims.

1.2.78 First Lien Notes Trustee means The Bank of New York Mellon, as Indenture Trustee and collateral trustee under the First Lien Notes Indenture.

1.2.79 GAAP means generally accepted accounting principles, established by the Financial Accounting Standards Board.

1.2.80 GD Class means a Class of Claims or Equity Interests in a GD Plan.

1.2.81 GD Class 3A Litigation Trust Interests means beneficial interests in the Litigation Trust granted to holders of Allowed GD Class 3A Claims (General Unsecured Claims), which shall entitle such holders to a Pro Rata Share of net proceeds of the Litigation Trust (subject to the First Lien Notes Subordination Turnover Cap).

1.2.82 GD Plan means the Plan proposed by a Guarantor Debtor.

1.2.83 General Unsecured Claim means any Claim against one or more of the Debtors, other than (i) Administrative Expense Claims, (ii) Priority Tax Claims, (iii) Non-Tax Priority Claims, (iv) Debtor Intercompany Claims, (v) Secured Claims, (vi) First Lien Notes Claims; (vii) First Lien Notes Deficiency Claims; (viii) First Lien Notes Guaranty Claims; (ix) Second Lien Notes Claims, (x) Second Lien Notes Guaranty Claims, (xi) Senior Subordinated Unsecured Notes Claims, (xii) Senior Subordinated Unsecured Notes Guaranty Claims, (x) Qualified Trade Creditor Claims, and (xiii) Unsecured Notes Claims. Except as excluded in the preceding sentence, General Unsecured Claims include (a) any Claim arising from the rejection of an Executory Contract under section 365 of the Bankruptcy Code and (b) any Claim arising from the provision of goods or services to the Debtors prior to the Commencement Date, including the Claims of commercial trade Creditors that are not Section 503(b)(9) Claims.

1.2.84 Governance Documents means any certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, partnership agreement, or any other formation and organizational documents of the Debtors in effect as of the Commencement Date, as amended in accordance with Sections 4.4 and 9.2 of this Plan, substantially in the form contained in Schedules 9.2(A-C) to the Plan Supplement and in all respects in form and substance satisfactory to the Debtors and/or Reorganized Debtors and the First Lien Notes Trustee.

1.2.85 Guarantor Debtors means Chillicothe Paper Inc., Escanaba Paper Company, Luke Paper Company, NewPage Canadian Sales, LLC, NewPage Consolidated Papers Inc., NewPage Energy Services LLC, Rumford Paper Company, NewPage Port Hawkesbury Holding LLC, NewPage Wisconsin System Inc., Upland Resources Inc., and Wickliffe Paper Company LLC.

1.2.86 Impaired means “impaired” within the definition of section 1124 of the Bankruptcy Code.

1.2.87 Indenture Trustees means (i) the First Lien Notes Trustee; (ii) the Second Lien Notes Trustee; (iii) HSBC Bank USA, National Association, as indenture trustee under the indenture governing the Senior Unsecured Subordinated Notes; (iv) U.S. Bank National Association, as successor trustee under the indenture governing the 2013 PIK Notes; and (v) Deutsche Bank Trust Company Americas, as successor trustee under the indenture governing the 2015 PIK Notes, each of the foregoing solely in their capacity as such.

1.2.88 Indenture Trustee Charging Lien means any Lien or other priority in payment arising prior to the Effective Date to which an Indenture Trustee is entitled pursuant to an indenture, against distributions to be made to noteholders under an indenture, for payment of any Indenture Trustee Claims.

1.2.89 Indenture Trustee Claims means the Claims for reasonable fees and expenses, disbursements and indemnity claims, including attorneys’ fees and agent fees, expenses and disbursements, incurred by the Indenture Trustees whether prepetition or postpetition and whether prior to or after consummation of the Plan, the payment of which is subject to the cap provided for in Section 14.7 of this Plan.

1.2.90 L/C means any letter of credit issued under the DIP Credit Agreement.

1.2.91 L/C Issuer means the issuer of an L/C under the DIP Credit Agreement.

1.2.92 Lien means any charge against or interest in any Collateral securing payment of a debt or performance of an obligation.

1.2.93 LIBOR means, the one-month rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page of that service, or any successor to or substitute service, providing rate quotations comparable to those currently provided by Reuters on that page for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the applicable one-month period, as the rate for Dollar deposits with a maturity comparable to that one-month period. If a current LIBOR rate is not then available then the “LIBOR” for that one-month period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to the one-month period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior commencement of such one month period.

1.2.94 Litigation Trust means the trust established pursuant to Article V of this Plan to, among other things, pursue the Committee Litigation Claims on behalf of and for the benefit of the Litigation Trust Beneficiaries and to distribute Litigation Trust Interests, the Settlement Cash, the Litigation Trust Initial Proceeds and the net proceeds realized from the Committee Litigation Claims in accordance with Article III, Section 4.10 and Article V of this Plan.

1.2.95 Litigation Trust Agreement means the trust agreement governing the Litigation Trust, substantially in the form contained in Schedule 1.2.95 to the Plan Supplement and in all respects in form and substance satisfactory to the First Lien Notes Trustee, the Second Lien Group, the Committee and the Debtors.

1.2.96 Litigation Trust Assets means the Committee Litigation Claims, the Litigation Trust Funding, the Litigation Trust Initial Proceeds, and any other assets (including the Settlement Cash) acquired by the Litigation Trust on or after the Effective Date pursuant to the Litigation Trust Agreement or the Plan; provided, however, that if any of the retained $500,000 remains after payment in full of the SEO Professional Fees, the Debtors or Reorganized Debtors shall remit such excess Cash to the Litigation Trust.

1.2.97 Litigation Trust Beneficiaries means, without duplication, the holders of the Litigation Trust Interests.

1.2.98 Litigation Trust Disbursing Agent means the Litigation Trustee, or any authorized agent of the Litigation Trust chosen by the Litigation Trustee to make or facilitate Distributions from the Litigation Trust or the Disputed Claim Reserve.

1.2.99 Litigation Trust Funding means Cash in the aggregate amount of $5.7 million to be paid by (i) Cerberus pursuant to the terms of the Cerberus Settlement Agreement, in the amount of $3.7 million, and (ii) the Debtors, in the amount of $2 million on the Effective Date, which aggregate $5.7 million of Cash is to be deposited in the Litigation Trust to fund administrative fees and expenses of the Litigation Trust and for other purposes consistent with the Litigation Trust Agreement. For the avoidance of doubt, (i) no deductions against the aggregate $5.7 million Cash shall be made for any Professional fees, costs and expenses of the Committee, and (ii) no portion of the $5.7 million of Cash is subject to repayment by the Litigation Trust to the Debtors.

1.2.100 Litigation Trust Initial Proceeds means Cash in the amount of $40 million (less $500,000 retained by the Debtors for the SEO Professional Fees) to be deposited by the Debtors into the Litigation Trust; provided, however, that if any of the retained $500,000 remains after payment in full of the SEO Professional Fees, the Debtors or Reorganized Debtors shall remit such excess Cash to the Litigation Trust.

1.2.101 Litigation Trust Interests means the NPC Class 3A Litigation Trust Interests, the NPC Class 3B Litigation Trust Interests, the NPC Class 3C Litigation Trust Interests, the NPC Class 3D Litigation Trust Interests and the GD Class 3A Litigation Trust Interests.

1.2.102 Litigation Trustee means the person or entity, solely in the capacity as trustee of the Litigation Trust, approved by the Bankruptcy Court as part of the Confirmation Order and appointed to administer the Litigation Trust in accordance with the terms and provisions of the Litigation Trust Agreement. The initial Litigation Trustee shall be Pirinate Consulting Group LLC, Litigation Trustee for the Chapter 11 Estates of NewPage Corporation.

1.2.103 MIP Stock Percentage means the aggregate percentage of New Holdco Common Stock to be issued on the Effective Date to the participants under the Reorganized NPC New Compensation Plans.

1.2.104 New Holdco means NewPage Holdings, Inc., a Delaware corporation formed by the Debtors as a holding company to hold 100% of the membership interests of New Intermediate Holdco.

1.2.105 New Intermediate Holdco means a Delaware limited liability company to be formed by New Holdco, on or before the Effective Date, to hold 100% of the outstanding shares of Reorganized NPC.

1.2.106 New Holdco Common Stock means the common stock of New Holdco, par value $0.001 per share, to be issued by New Holdco on the Effective Date.

1.2.107 New Holdco Documents means the amended and restated certificate of incorporation and bylaws of New Holdco, substantially in the form contained in the Plan Supplement and in all respects in form and substance satisfactory to the Debtors and/or Reorganized Debtors and the First Lien Notes Trustee.

1.2.108 New Intermediate Holdco Documents means the certificate of formation and the limited liability company operating agreement of New Holdco, substantially in the form of the subsidiary limited liability agreement contained in the Plan Supplement and in all respects in form and substance satisfactory to the Debtors and/or Reorganized Debtors and the First Lien Notes Trustee.

1.2.109 Non-Proponent Debtors means NPGI and NPHC.

1.2.110 Non-Tax Priority Claim means any Claim against a Debtor or its Estate, other than an Administrative Expense Claim, Priority Tax Claim, or an Adequate Protection Claim to the extent that it is entitled to priority in payment in accordance with sections 507(a)(4), (5), (6), (7) or (8), or 507(b) of the Bankruptcy Code.

1.2.111 Notes means the (i) First Lien Notes, (ii) Second Lien Notes, and (iii) Senior Subordinated Unsecured Notes, and (iv) 2013 PIK Notes.

1.2.112 Notes Collateral Trustee means The Bank of New York Mellon, in its capacity as collateral trustee under each of (i) the Priority Lien Debt Pledge and Security Agreement, dated as of December 21, 2007 and (ii) the Parity Lien Debt Pledge and Security Agreement, dated as of May 2, 2005.

1.2.113 NPC means NewPage Corporation.

1.2.114 NPC Class 3A Litigation Trust Interests means beneficial interests in the Litigation Trust granted to holders of Allowed NPC Class 3A Claims (General Unsecured Claims), which shall entitle such holders to a Pro Rata Share of net proceeds of the Litigation Trust (subject to the First Lien Notes Subordination Turnover Cap).

1.2.115 NPC Class 3B Litigation Trust Interests means beneficial interests in the Litigation Trust granted to holders of Allowed NPC Class 3B Claims (First Lien Note Deficiency Claims), which shall entitle such holders to a Pro Rata Share of Litigation Trust proceeds realized in excess of $50 million (which, for the avoidance of doubt, shall include the

Litigation Trust Initial Proceeds and the Litigation Trust Funding for purposes of determining whether the $50 million threshold has been met, consistent with Section 5.5 of this Plan), which share is allocable to the First Lien Notes Deficiency Claim of $735 million.

1.2.116 NPC Class 3C Litigation Trust Interests means beneficial interests in the Litigation Trust granted to holders of Allowed NPC Class 3C Claims (Second Lien Note Claims), which shall entitle such holders to a Pro Rata Share of net proceeds of the Litigation Trust (subject to the First Lien Notes Subordination Turnover Cap), which share is allocable to the Second Lien Notes Claims of $1.061 billion.

1.2.117 NPC Class 3D Litigation Trust Interests means beneficial interests in the Litigation Trust granted to holders of Allowed NPC Class 3D Claims (Senior Subordinated Unsecured Note Claims), which shall entitle such holders to a Pro Rata Share of net proceeds of the Litigation Trust; provided that, on the Effective Date, and thereafter as applicable, the Disbursing Agent shall distribute to each of (i) the First Lien Notes Trustee (for the benefit of the holders of Allowed First Lien Notes Claims in NPC Class 3B), and (ii) the Second Lien Notes Trustee (for the benefit of the holders of Allowed Second Lien Notes Claims in NPC Class 3C), a Pro Rata Share of the (x) Settlement Cash and (y) Litigation Trust proceeds otherwise distributable to each holder of an Allowed NPC Senior Subordinated Unsecured Notes Claim, until the holders of the First Lien Notes Claims and Second Lien Note Claims have been paid in full; provided, however that the Distributions to the First Lien Notes Trustee (for the benefit of the holders of Allowed First Lien Notes Claims in NPC Class 3B) shall be subject to the First Lien Notes Subordination Turnover Cap.

1.2.118 NPCPI means NewPage Consolidated Papers Inc.

1.2.119 NPCS means NewPage Canadian Sales LLC.

1.2.120 NPGI means NewPage Group Inc.

1.2.121 NPHC means NewPage Holding Corporation.

1.2.122 NPPHH means NewPage Port Hawkesbury Holding LLC.

1.2.123 NPWSI means NewPage Wisconsin System Inc.

1.2.124 NPWSI Retirement Plan Settlement means the modified retiree benefit plan agreement between the Debtors and the USW to be implemented as of the Effective Date, as described in Section V.D.4 of the Disclosure Statement.

1.2.125 Other Secured Claim means a Secured Claim other than a First Lien Notes Claim, First Lien Notes Guaranty Claim, Second Lien Notes Claim, Second Lien Notes Guaranty Claim, and DIP Facility Claims.

1.2.126 PBGC means the Pension Benefit Guaranty Corporation.

1.2.127 Pension Plans means the NewPage Retirement Plan for Bargained Hourly Employees and the NewPage Cash Balance Plan for Non-Bargained Employees.

1.2.128 Plan means, as applicable, each and all of the chapter 11 plans of the Debtors, collectively, as set forth in this Fourth Amended Joint Chapter 11 Plan including all annexed exhibits and schedules and the Plan Documents, as amended, modified, or supplemented from time to time in accordance with the terms and provisions of this Plan.

1.2.129 Plan Documents means all documents, attachments, schedules, and exhibits related to this Plan, including the documents contained in the Plan Supplement, each of which shall be in form and substance satisfactory to the First Lien Notes Trustee.

1.2.130 Plan Supplement means the supplement to this Plan containing the exhibits and schedules to this Plan that are not served with the approved Disclosure Statement upon holders of Claims and Equity Interests in connection with the solicitation of votes to accept or reject this Plan, which shall be filed with the Bankruptcy Court no later than 5 days prior to the Voting Deadline, and each document contained therein shall be in form and substance satisfactory to the First Lien Notes Trustee; provided however, that the identity of any person proposed to serve as a director or officer of the Reorganized Debtors and any insider to be employed or retained by the Reorganized Debtors shall be disclosed prior to the Confirmation Hearing.

1.2.131 PM35 means paper machine No. 35, operated by NPWSI at its Stevens Point, Wisconsin mill.

1.2.132 PM35 Lease means the Lease Agreement (CPI 1997) dated as of December 23, 1997, between Wilmington Trust Company (not in its individual capacity but solely as Owner Trustee, as defined in the SEO Settlement Agreement), as Lessor, and NPWSI (successor to Consolidated Papers, Inc.), as Lessee (as amended, supplemented, modified or restated from time to time).

1.2.133 PM35 Net Purchase Price means the purchase price for PM35 to be included in the SEO Settlement Agreement, which, for purposes of this Plan, means $13,895,530.31 in Cash, payable to SEO on the Effective Date; provided, however, that if the Effective Date has not occurred on or prior to December 31, 2012, such Cash amount shall increase by $600,000 per month from and after January 1, 2013; provided, further, that if NPWSI elects, at is option, to make any scheduled rent payments on or after January 1, 2013, under the PM35 Lease, then the amount of such rent payment(s) received by SEO shall be deducted from such Cash amount.

1.2.134 PM35 Operative Documents means the documents arising from and related to the PM35 Sale/Leaseback, including but not limited to the PM35 Lease, the PM35 Participation Agreement, the Trust Agreement, the Bill of Sale, any Replacement Lease, the Lease Certificate of Acceptance, the Trust Indenture, the Indenture Certificates, the Tax Indemnity Agreement, the Ground Lease, the Memorandum of Ground Lease, the Leasehold Mortgage, the Joint Operating Agreement and the Support Agreement, each and collectively as defined in the SEO Settlement Agreement.

1.2.135 PM35 Participation Agreement means the Participation Agreement (CPI 1997) dated as of December 23, 1997, among NPWSI (successor to Consolidated Papers, Inc., as Lessee), Wilmington Trust Company (not in its individual capacity but solely as Owner Trustee), Wells Fargo Bank Northwest, N.A. (as successor to First Security Bank, National Association, as Indenture Trustee), the institutions named on Schedule I attached thereto (and their permitted successors and assigns), and Daimler Capital Services LLC (as successor to Chrysler Capital Corporation, as Owner Participant) (as amended, supplemented, modified or restated from time to time).

1.2.136 PM35 Sale/Leaseback means the transaction memorialized by (i) the PM35 Lease, (ii) the PM35 Participation Agreement, (ii) the other PM35 Operative Documents, and all attendant documentation memorializing the transaction.

1.2.137 Preserved Rights means, collectively, any and all rights, claims, Causes of Action, defenses, and counterclaims of or accruing to the Debtors or their Estates, as preserved in Section 4.9 of this Plan; for the avoidance of doubt, Preserved Rights shall not include any rights, claims, Causes of Action, defenses or counterclaims transferred to the Litigation Trust in accordance with Section 1.2.28 of this Plan, or released under the SEO Settlement Agreement or under this Plan.

1.2.138 Priority Tax Claim means any Claim of a governmental unit against an Estate entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.2.139 Pro Rata Share means, on any Distribution Date, with respect to an Allowed Claim against an Estate, the percentage represented by a fraction (i) the numerator of which shall be an amount equal to the holder’s Claim against the Estate, and (ii) the denominator of which shall be an amount equal to the aggregate amount of Allowed, Disputed and estimated Claims in the same Class as such Claim, against the Estate, except in cases where Pro Rata is used in reference to multiple Classes, in which case Pro Rata means the proportion that such holder’s Claim in a particular class bears to the aggregate amount of all Allowed, Disputed and estimated Claims in such multiple Classes.

1.2.140 Professional means any professional employed or to be compensated pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

1.2.141 Qualified Trade Creditor means a trade creditor of any Debtor that (i) is a holder of a General Unsecured Claim, (ii) prior to the Effective Date, agrees in writing by making an election on its Ballot to (x) continue to provide substantially the same type and quantity of goods and/or services to the applicable Reorganized Debtor(s) as it provided prior to the Commencement Date for a minimum of two years after the Effective Date at the same prices or at other pricing and terms satisfactory to the Reorganized Debtors, and (y) provide for a minimum of two years after the Effective Date unsecured trade credit to the applicable Reorganized Debtor(s) on payment terms no less favorable than the greater of (a) net 45 days and (b) the maximum trade terms that trade creditor made available to the applicable Debtor(s) during the 12 months prior to the Commencement Date, and (iii) continues to perform its obligations under the agreement described in clause (ii) above.

1.2.142 Qualified Trade Creditor Claims means any Claim of a Qualified Trade Creditor against one or more of the Debtors.

1.2.143 Releasees means each of the Entities, solely in the respective capacities indicated, but regardless of whether or not such Entity currently has such capacity: (i) any Debtor, (ii) a holder of First Lien Notes or Second Lien Notes, (iii) the Steering Committee of the holders of the First Lien Notes and each of its members, (iv) the Second Lien Group and each of its members, (v) the Committee and each of its members, (vi) the SEO Released Parties, (vii) the Trust Parties, (viii) a DIP Lender, a DIP Agent, or any other party released under the Final DIP Order, (ix) a member of the Exit Financing Group, (x) an Indenture Trustee, (xi) an arranger, underwriter, lender, initial purchaser, noteholder, syndication agent, book runner, deal manager, administrative agent, collateral agent and other agent with respect to the 2009 Refinancing or any indebtedness (including, without limitation, any interest rate, commodity or other hedge or derivative transactions) incurred by the Debtors in connection with the 2007 Acquisition, (xii) each of the Cerberus Entities, (xiii) the Debtors’ financial advisor in connection with the 2007 Acquisition or the 2009 Refinancing, and (xiv) all affiliates, directors, officers, members of management, other employees, partners, agents, consultants, advisors, attorneys, and other Professionals representing any of the foregoing in their respective specified capacities; provided, however, that to the extent any of the foregoing Entities is entitled to a broader release under the terms of the applicable Settlement, as set forth in Sections 4.10, 5.6, and 10.12 of this Plan or the Cerberus Settlement Agreement, the scope of release in such Settlement shall govern.

1.2.144 Reorganized Debtor means from and after the Effective Date, a Debtor listed in footnote 1 of this Plan, other than (i) the Non-Proponent Debtors, (ii) NewPage Port Hawkesbury Holding LLC and (iii) NewPage Canadian Sales LLC, or any successor thereto.

1.2.145 Reorganized NPC means NPC, from and after the Effective Date, or any successor thereto.

1.2.146 Reorganized NPC New Compensation Plans means the 2013 Short-Term Incentive Plan (to be adopted by NPC) and the 2012 Long-Term Incentive Plan (to be adopted by New Holdco), which plans shall be effective as of the Effective Date, and copies of which plans are to be included in Schedule 1.2.146 of the Plan Supplement.

1.2.147 Schedules means, unless otherwise specified, the respective schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtors in accordance with section 521 of the Bankruptcy Code and the Bankruptcy Rules, as such schedules and statements have been or may be supplemented or amended.

1.2.148 Second Lien Group means an ad hoc group of certain unaffiliated investors who are holders of Second Lien Notes, as identified in Exhibit 1.2.148 of this Plan.

1.2.149 Second Lien Noteholders means the holders of the Second Lien Notes.

1.2.150 Second Lien Notes means (i) the senior secured second lien notes bearing interest at the rate of 10.000% per annum, having an outstanding principal balance as of the Commencement Date of $806,000,000; and (ii) the senior secured second lien floating rate notes, having an outstanding principal balance as of the Commencement Date of $225,000,000, issued pursuant to the Second Lien Notes Indenture.

1.2.151 Second Lien Notes Claims means the Claims against the Estate of NPC arising under the Second Lien Notes and the Second Lien Notes Indenture, which, solely for purposes of this Plan, shall be Allowed in the aggregate amount of $1.061 billion.

1.2.152 Second Lien Notes Guaranty Claims means the Claims against the Estates of the Guarantor Debtors arising from the guaranty of the obligations under the Second Lien Notes provided by each of the Guarantor Debtors, which, solely for purposes of this Plan, shall be Allowed in the aggregate amount of $1.061 billion.

1.2.153 Second Lien Notes Indenture means the indenture dated as of May 2, 2005, among NPC, as issuer, the Second Lien Notes Trustee, the Guarantor Debtors, and all of the documents and instruments relating thereto, as amended, supplemented, modified or restated from time to time.

1.2.154 Second Lien Notes Litigation Trust Distribution means, solely for purposes of calculating distribution proceeds of the Litigation Trust, the distributions made to the Second Lien Notes Trustee pursuant to (i) the Subordination Turnover and (ii) the proceeds allocable to the Second Lien Notes Claims, each based upon a Claim of $1.061 billion.

1.2.155 Second Lien Notes Trustee means Wilmington Trust, National Association, as Indenture Trustee.

1.2.156 Section 503(b)(9) Claim means a Claim against a Debtor arising under section 503(b)(9) of the Bankruptcy Code for payment of goods received by such Debtor within 20 days prior to the Commencement Date.

1.2.157 Secured Claim means any Claim (i) which is, to the extent reflected in the Schedules or in a proof of claim, validly and unavoidably secured by a Lien to the extent of the value of the Collateral securing the Claim, as determined in accordance with section 506(a) of the Bankruptcy Code; or (ii) that is based on a valid, unavoidable setoff right in accordance with sections 506(a) and 553 of the Bankruptcy Code.

1.2.158 Senior Subordinated Notes Indenture means the indenture dated as of May 2, 2005, among NPC, as issuer, HSBC Bank USA, National Association, as indenture trustee, and the Guarantor Debtors, and all of the documents and instruments relating thereto, as amended, supplemented, modified, or restated from time to time.

1.2.159 Senior Subordinated Unsecured Notes means the senior subordinated unsecured notes bearing interest at the rate of 12.000% per annum, issued pursuant to the Senior Subordinated Notes Indenture and having an outstanding principal balance as of the Commencement Date of $200,000,000.

1.2.160 Senior Subordinated Unsecured Notes Claims means Claims against the Estate of NPC, arising under the Senior Subordinated Unsecured Notes and the Senior Subordinated Notes Indenture.

1.2.161 Senior Subordinated Unsecured Notes Guaranty Claims means the Claims against the Estates of the Guarantor Debtors arising from the guaranty of the obligations under the Senior Subordinated Unsecured Notes provided by each of the Guarantor Debtors.

1.2.162 Senior Subordinated Unsecured Notes Settlement Payment means a Distribution in Cash to the indenture trustee for the Senior Subordinated Unsecured Notes, for the benefit of the holders of Senior Subordinated Unsecured Notes Claims, in an amount equal to $200,000, which (together with the 2013 PIK Notes Settlement Payment) shall be funded by the first $400,000 of the Subordination Turnover otherwise payable to the Second Lien Notes Trustee.

1.2.163 SEO means Stora Enso Oyj, the holder of (i) 11,251,326 shares of the Equity Interest in NPGI, the parent company of NPHC, which in turn holds 100% of the Equity Interests in NPC, (ii) 100% of the 2015 PIK Notes, (iii) 100% of the Indenture Certificates (as defined in the SEO Settlement Agreement) outstanding under the PM35 Sale/Leaseback, and (iv) rights of subrogation in full to Daimler Capital Services LLC (as successor to Chrysler Capital Corporation), the Owner Participant under the PM35 Sale/Leaseback.

1.2.164 SEO Professional Fees means the reasonable legal and financial advisory fees and expenses SEO has incurred or may incur, or that Wilmington Trust Company (not in its individual capacity but solely as Owner Trustee under the PM35 Sale/Leaseback) or Wells Fargo Bank Northwest, N.A. (as successor to First Security Bank, National Association, as indenture trustee under the PM35 Sale/Leaseback) have incurred or may incur in connection with the preparation for and participation in the Settlements mediation sessions and the negotiation, preparation, execution and prosecution of the SEO Settlement Agreement, Plan and Disclosure Statement, through the Effective Date, up to $500,000, which fees and expenses shall be documented with reasonably detailed invoices submitted to the Debtors and the Committee for review, subject to any objections that may be interposed by such reviewing parties within three Business Days after the submission of the invoices (and if any such objections are interposed, they shall be determined by the Bankruptcy Court, subject to the right to appeal), and such fees and expenses shall be paid by the Debtors or the Reorganized Debtors, as applicable, on the Effective Date solely from a $500,000 holdback from the $40 million the Debtors are otherwise allocating to the Litigation Trust under this Plan. If any such invoices are submitted to the Debtors and the Committee less than three Business Days prior the Effective Date, then such fees or expenses may be paid after the Effective Date within three Business Days of the submission of such invoices (subject to the same rights to interpose objections). Regardless of whether or not the $500,000 cap is reached, SEO Professional Fees shall not include (i) any success or completion fees, and (ii) more than $50,000 of fees or expenses of Wells Fargo Bank Northwest, N.A., in its capacity as indenture trustee, or Wilmington Trust Company, in its capacity as Owner Trustee.

1.2.165 SEO Released Parties means SEO and its affiliates (including for the avoidance of doubt, Corenso North America Corp. and Thiele Kaolin Company), together with their subsidiaries, divisions, branches, units, affiliates, parents, successors, predecessors and assigns, and the current and former agents, servants, officers, directors, shareholders, employees, attorneys, auditors, professionals and representatives of each of them.

1.2.166 SEO Settlement Agreement means the fully executed Settlement Agreement, attached as Exhibit 1.2.166 to this Plan (which Exhibit 1.2.166 shall be distributed with the Plan and Disclosure Statement), between, inter alia, the Debtors and SEO, effective as of the Effective Date, that sets forth the terms and conditions for the treatment of the PM35 Sale/Leaseback in these Chapter 11 Cases and the settlement of any and all known and unknown claims, counterclaims, defenses and Causes of Action of the Debtors and Reorganized Debtors against the SEO Released Parties and the Trust Parties, including, without limitation, claims, counterclaims, defenses or Causes of Action arising from or related to the PM35 Sale/Leaseback and the 2007 Acquisition, subject to certain specified exceptions.

1.2.167 SEO Unsecured Claims means, solely for purposes of this Plan and the SEO Settlement Agreement, Allowed General Unsecured Claims assertable by SEO against the Estates of each of NPWSI and NPCPI, in the amount of $120,000,000 as of the Voting Record Date; provided, however, that such Claims shall be waived pursuant to the SEO Settlement Agreement on the closing of the SEO Settlement Agreement.

1.2.168 Settlements means (a) the proposed settlements of various disputes between and among the Settlement Parties described in Section 4.10 of this Plan, and (b) the Cerberus Settlement Agreement.

1.2.169 Settlement Cash means a Distribution in Cash, without duplication, to holders of Claims in NPC Class 3A, NPC Class 3C, NPC Class 3D, and GD Class 3A, GD Class 3C and GD Class 3D of their Pro Rata Share of $30 million (but subject to the First Lien Notes Subordination Turnover Cap).

1.2.170 Settlement Parties means the parties which have negotiated one or more of the Settlements, including (i) the First Lien Notes Trustee and the First Lien Notes Steering Committee, (ii) the Committee and its members, (iii) certain members of the Second Lien Group, (iv) SEO, and (v) the Cerberus Entities.

1.2.171 Stockholders Agreement means the Stockholders Agreement, dated as of the Effective Date, by and among New Holdco and each person or Entity that receives a Distribution of New Holdco Common Stock under this Plan, substantially in the form contained in the Plan Supplement and in all respects in form and substance satisfactory to the Debtors and/or Reorganized Debtors and the First Lien Notes Trustee.

1.2.172 Subordination Turnover means the Distributions of Settlement Cash and Litigation Trust proceeds otherwise distributable to the holders of Senior Subordinated Unsecured Notes Claims that are turned over to the First Lien Notes Trustee and the Second Lien Notes Trustee in accordance with Sections 3.3.7(b)(B) and 3.4.7(b) of this Plan.

1.2.173 Tax Code means the Internal Revenue Code of 1986, title 26 of the United States Code, as amended from time to time.

1.2.174 Treasury Regulations means the Treasury regulations (including temporary Treasury regulations) promulgated by the United States Department of Treasury with respect to the Tax Code or other United States federal tax statutes.

1.2.175 Trust Parties means, with respect to the PM35 Sale/Leaseback, Wilmington Trust Company, as Owner Trustee; Wells Fargo Bank Northwest, N.A. (as successor to First Security Bank, National Association) as Indenture Trustee; collectively, the institutions named in the schedule attached to the Participation Agreement, together with their permitted successors or assigns, as Lenders; and Daimler Capital Services LLC (as successor to Chrysler Capital Corporation), as Owner Participant, and each of the foregoing parties’ affiliates, together with their subsidiaries, divisions, branches, units, affiliates, parents, successors, predecessors, and assigns, and the current and former agents, servants, officers, directors, shareholders, employees, attorneys, auditors, professionals, and representatives, of each of them.

1.2.176 Unimpaired means with respect to any Class of Claims, that it is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

1.2.177 Union Advisors Fees means the professional fees and expenses incurred by the USW as (i) described in the Debtors’ Motion Pursuant to Sections 363(b) and 105(a) of The Bankruptcy Code for Order Authorizing Payment of Certain Professional Fees and Expenses of the United Steelworkers, dated June 1, 2012 [Docket No.1685], and (ii) approved by order entered October 16, 2012 [Docket No. 2465], which aggregate fees and expenses are capped at $775,000.

1.2.178 Unions means USW; the International Brotherhood of Electrical Workers; the International Association of Machinists and Aerospace Workers; the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada; the Teamsters, Chauffeurs, Warehousemen and Helpers; and the Office & Professional Employees’ International Union (together with their respective local unions) which represent a majority of the Debtors’ employee workforce.

1.2.179 Unsecured Notes means, collectively, the 2013 PIK Notes and the 2015 PIK Notes.

1.2.180 USW means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO/CLC, representing approximately 70% of the Debtors’ employee workforce.

1.2.181 Voting Deadline means the deadline established by the Bankruptcy Court for returning Ballots.

1.2.182 Voting Record Date means the date established by the Bankruptcy Court to determine which claimants are entitled to vote on the Plan.

1.3 Rules of Construction. Unless otherwise expressly provided:

(a)	Article, section, and exhibit references in this Plan are to articles, sections and exhibits of and to this Plan and schedule references in this Plan are to schedules to the Plan Supplement;

(b)	References to dollars are to the lawful currency of the United States of America;

(c)	References to Claims against the Debtors refer to Claims against the Estates of the Debtors;

(d)	The word “including” and similar words means “including without limitation”;

(e)	References to “on the Effective Date” means on, or as soon thereafter as is practicable after, the Effective Date;

(f)	Unless otherwise states, the words “herein,” “hereof,” and “thereto” refer to the Plan in its entirety rather than to a particular portion of the Plan;

(g)	Captions and headings in the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; and

(h)	The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

(ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL

COMPENSATION AND REIMBURSEMENT CLAIMS, AND PRIORITY TAX

CLAIMS)

2.1 Filing and Payment of Administrative Claims.

2.1.1 Deadline for Filing Certain Administrative Expense Claims. Each holder of an Administrative Expense Claim, other than the holder of:

(a)	a Claim of a Professional for compensation and reimbursement of costs and expenses, as described in Section [2.3] below;

(b)	a Section 503(b)(9) Claim;

(c)	an Administrative Expense Claim that has been Allowed on or before the Effective Date, including pursuant to this Plan;

(d)	an Administrative Expense Claim on account of fees and expenses incurred on or after the Commencement Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court, which, for the avoidance of doubt, shall not include any claims of the Debtors’ current or former directors, officers, employees, or agents, or of any person who is or was serving at the request of the Debtors as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, on account of any obligation of the Debtors to indemnify, hold harmless or provide any reimbursement or advancement of expenses to such persons;

(e)	a Claim for U.S. Trustee statutory fees; and/or

(f)	a Claim for Union Advisor Fees

must file with the Claims Agent by mail or by overnight or hand delivery at the following address:

NewPage Claims Processing Center c/o KCC 2335 Alaska Avenue El Segundo, CA 90245

and serve on the Debtors or the Reorganized Debtors in accordance with Section 14.16 of this Plan, proof of its Administrative Expense Claim on or before the 60th day after the Effective Date. Each proof of Administrative Expense Claim must include at a minimum (i) the name of each Debtor that is purported to be liable for the Administrative Expense Claim, (ii) the name of the holder of the Administrative Expense Claim, (iii) the amount of the Administrative Expense Claim, (iv) the basis of the Administrative Expense Claim, and (v) supporting documentation for the Administrative Expense Claim. FAILURE TO TIMELY FILE AND SERVE A COMPLETE PROOF OF ADMINISTRATIVE EXPENSE CLAIM IN ACCORDANCE WITH THIS PLAN SHALL RESULT IN THE ADMINISTRATIVE EXPENSE CLAIM BEING FOREVER BARRED AND DISCHARGED.

2.2 Treatment of Administrative Expense Claims. Except with respect to Administrative Claims that are Claims of Professionals as set forth in Section 2.3 below and except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment with the Debtor against whose Estate the Claim is Allowed, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to the Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim except that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by any Debtor or which have been approved pursuant to an order of the Bankruptcy Court shall be paid in full and/or performed by the applicable Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such liabilities. Notwithstanding the foregoing, the Indenture Trustee Claims shall be paid pursuant to Sections 4.8 and 14.7 of the Plan.

2.3 Professional Compensation and Reimbursement Claims. Notwithstanding Sections 2.1 and 2.2 of this Plan, all holders of a Claim for an award of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall file their respective final applications for allowances of such compensation and reimbursement by a date no later than the date that is 90 days after the Effective Date or by such other date as may be fixed by the Bankruptcy Court, and if granted such an award by the Bankruptcy Court, each such holder shall be paid in full in such amount as Allowed by the Bankruptcy Court to the extent not previously paid pursuant to a prior order of the Bankruptcy Court (i) on the date on which the Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable, or (ii) upon such other terms as may be mutually agreed upon between the holder of an Administrative Expense Claim and the Reorganized Debtors.

2.4 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Estate liable for that Claim prior to the Effective Date or agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the applicable Reorganized Debtor and in full and complete satisfaction of any and all liability attributable to that Priority Tax Claim, (a) Cash in an amount equal to the Allowed Priority Tax Claim, (b) a transferable note that provides for equal, semiannual Cash payments equal to the aggregate amount of the Allowed Priority Tax Claim plus interest paid in arrears semiannually at LIBOR (as of the Effective Date) plus 1%, over a period ending not later than five years after the applicable Commencement Date, or (c) any combination of Cash and a note, on the terms provided in subsections (a) and (b), in an aggregate Cash and note principal amount equal to the Allowed Priority Tax Claim. Payment of a Priority Tax Claim will be made on the latest of (i) the Effective Date, (ii) the date on which the Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date the Allowed Priority Tax Claim is payable under applicable non-bankruptcy law, or, in each case, as soon thereafter as is reasonably practicable. The Debtors reserve the right to prepay any such note in part or in whole at any time without premium or penalty. No holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Commencement Date with respect to or in connection with an Allowed Priority Tax Claim.

2.5 DIP Facility Claims. Except to the extent that a holder of a DIP Facility Claim agrees to less favorable treatment, on the Effective Date, the DIP Administrative Agent, for the ratable benefit of the DIP Lenders and the DIP Agents, as applicable, shall be paid in Cash 100% of the then-outstanding amount, if any, of the DIP Facility Claims. To the extent that any L/C remains undrawn as of the Effective Date, the Debtors shall either (i) cause that L/C to be replaced with a letter of credit issued under the Exit Financing, (ii) collateralize that L/C with

Cash in an amount equal to 105% of its face amount, (iii) provide a back-to-back letter of credit to the L/C Issuer on terms and from a financial institution reasonably acceptable to the L/C Issuer, or (iv) provide such other treatment as the Debtors and the L/C Issuer shall agree, each in their sole discretion. Contemporaneously with all amounts owing in respect of principal included in the DIP Facility Claims (other than Excluded DIP Obligations), interest accrued thereon to the date of payment and fees, expenses and non-contingent indemnification obligations as required by the DIP Facility and arising prior to the Effective Date being paid in full in Cash (or, in the case of the outstanding L/Cs, being guaranteed by back-to-back letters of credit, or collateralized by Cash, in each case in an amount equal to 105% of the face amount of such outstanding letters of credit or otherwise provided for as set forth above), any and all Liens on and security interests in the Debtors’ (and the Estates’) property held by the DIP Lenders shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Entity, the DIP Credit Agreement shall be deemed terminated, and the Debtors’ (and the Reorganized Debtors’) obligations thereunder shall be canceled; provided, however, that the Excluded DIP Obligations shall survive the Effective Date and shall not be discharged or released pursuant to this Plan or the Confirmation Order, notwithstanding any provision hereof or thereof to the contrary, and the payment on such date of the DIP Facility Claims shall in no way affect or impair the obligations, duties, and liabilities of the Reorganized Debtors or the rights of the DIP Agents and the DIP Lenders relating to any Excluded DIP Obligations.

ARTICLE III

CLASSIFICATION AND TREATMENT OF

CLASSIFIED CLAIMS AND EQUITY INTERESTS

3.1 General Notes on Classification and Treatment of Classified Claims and Equity Interests. Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Equity Interests (other than Claims arising under sections 507(a)(2), 507(a)(3), or 507(a)(8) of the Bankruptcy Code, which Claims do not require classification pursuant to section 1123(a) of the Bankruptcy Code and are receiving the treatment set forth in Article II) are classified for all purposes, including, without limitation, voting, confirmation, and distribution pursuant to this Plan, as set forth in this Plan. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of the Claim or Equity Interest qualifies within the description of the different Class. A Claim or Equity Interest is Allowed in a Class if it has not been paid or otherwise settled prior to the Effective Date, and satisfies the definition of a Claim or Equity Interest that is Allowed.

3.2 Summary of Classification and Treatment of Classified Claims and Equity Interests.

Class	Treatment	Entitled to Vote

NPC PLAN

NPC Class 1A – Other Secured Claims	Impaired	Yes

NPC Class 1B – First Lien Notes Claims	Impaired	Yes

NPC Class 2 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)

NPC Class 3A– General Unsecured Claims	Impaired	Yes

NPC Class 3B–First Lien Notes Deficiency Claims	Impaired	Yes

NPC Class 3C –Second Lien Notes Claims	Impaired	Yes

NPC Class 3D – Senior Subordinated Unsecured Notes Claims	Impaired	Yes

NPC Class 3E – Qualified Trade Creditor Claims	Impaired	Yes

NPC Class 4 – Debtor Intercompany Claims	Impaired	No (deemed to reject)

NPC Class 5 – Equity Interests	Impaired	No (deemed to reject)

GUARANTOR DEBTOR PLANS

GD Class 1A – Other Secured Claims	Impaired	Yes

GD Class 1B – First Lien Notes Guaranty Claims	Impaired	Yes

GD Class 2 – Non-Tax Priority Claims	Unimpaired	No (presumed to accept)

Class	Treatment	Entitled to Vote
GD Class 3A – General Unsecured Claims	Impaired	Yes

GD Class 3B–First Lien Notes Deficiency Claims	Impaired	Yes

GD Class 3C – Second Lien Notes Guaranty Claims	Impaired	Yes

GD Class 3D – Senior Subordinated Unsecured Notes Guaranty Claims	Impaired	Yes

GD Class 3E – Qualified Trade Creditor Claims	Impaired	Yes

GD Class 4 – Debtor Intercompany Claims	Impaired	No (deemed to reject)

GD Class 5 – Equity Interests	Impaired	No (deemed to reject)

3.3 NPC Plan

3.3.1 NPC Class 1A – Other Secured Claims

(a)	Classification: NPC Class 1A consists of all Other Secured Claims against NPC.

(b)	Treatment: On the Effective Date, unless any holder of an Allowed Other Secured Claim agrees to a less advantageous treatment, NPC at its option shall distribute to each holder of an Allowed Other Secured Claim (i) Cash in an amount equal to such Allowed Other Secured Claim, (ii) Cash in an amount equal to the proceeds realized from the sale of the Collateral securing such Allowed Other Secured Claim, less the actual costs and expenses of disposing of such Collateral, or (iii) the Collateral securing such Allowed Other Secured Claim.

(c)	Voting: NPC Class 1A is Impaired by the NPC Plan. Each holder of an Allowed NPC Class 1A Claim is entitled to vote to accept or reject the NPC Plan.

3.3.2 NPC Class 1B – First Lien Notes Claims

(a)	Classification: NPC Class 1B consists of all First Lien Notes Claims against NPC that are Secured Claims.

(b)	Treatment: On the Effective Date, each holder of an Allowed NPC First Lien Notes Claim shall (A) receive from the Disbursing Agent on account of its Secured Claim its Pro Rata Share of (x) the shares of stock of Reorganized NPC, which shares shall then be exchanged for such holder’s Pro Rata Share of the Available New Holdco Common Stock pursuant to Section 4.5.2 of this Plan, and all new stock of New Holdco’s Debtor Affiliates, (other than Reorganized NPC), provided that all New Holdco’s Debtor Affiliates (other than Reorganized NPC) having confirmed Plans shall issue new shares of stock or interests to their respective parent companies to re-create the same organizational corporate structure that existed on the Commencement Date, or as otherwise directed by such Entity(ies), (y) subject to the First Lien Notes Subordination Turnover Cap, the Distributions in respect of the Subordination Turnover delivered to the First Lien Notes Trustee pursuant to Section 3.3.7(b)(B) of this Plan, and (z) the First Lien Notes Cash, and (B) be released from all claims and Causes of Action, including those assertable in respect of the 2007 Acquisition and 2009 Refinancing (see Section 4.10(a) of this Plan).

(c)	Voting: NPC Class 1B is Impaired by the NPC Plan. Each holder of an Allowed NPC Class 1B Claim is entitled to vote to accept or reject the NPC Plan.

3.3.3 NPC Class 2 – Non-Tax Priority Claims

(a)	Classification: NPC Class 2 consists of all Non-Tax Priority Claims against NPC.

(b)	Treatment: On the Effective Date, each holder of an Allowed NPC Non-Tax Priority Claim shall receive Cash in an amount equal to the Allowed amount of its Claim.

(c)	Voting: NPC Class 2 is Unimpaired by the NPC Plan. Pursuant to section 1126(f) of the Bankruptcy Code, NPC Class 2 and each holder of an Allowed NPC Class 2 Claim are conclusively presumed to have accepted the NPC Plan and therefore the holders of Allowed NPC Class 2 Claims are not entitled to vote to accept or reject the NPC Plan.

3.3.4 NPC Class 3A – General Unsecured Claims

(a)	Classification: NPC Class 3A consists of all General Unsecured Claims against NPC.

(b)	Treatment: On the Effective Date, each holder of an Allowed NPC General Unsecured Claim shall receive from the Disbursing Agent on account of its General Unsecured Claim (without duplication) its Pro Rata Share of the (A) Settlement Cash and (B) NPC Class 3A Litigation Trust Interests.

(c)	Voting: NPC Class 3A is Impaired by the NPC Plan. Each holder of an Allowed NPC Class 3A Claim is entitled to vote to accept or reject the NPC Plan.

3.3.5 NPC Class 3B – First Lien Notes Deficiency Claims

(a)	Classification: NPC Class 3B consists of the First Lien Notes Deficiency Claim against NPC.

(b)	Treatment: On the Effective Date, each holder of an Allowed NPC First Lien Notes Deficiency Claim shall receive from the Disbursing Agent on account of its First Lien Notes Deficiency Claim its Pro Rata Share of the NPC Class 3B Litigation Trust Interests.

(c)	Voting: NPC Class 3B is Impaired by the NPC Plan. Each holder of an Allowed NPC Class 3B Claim is entitled to vote to accept or reject the NPC Plan.

3.3.6 NPC Class 3C – Second Lien Notes Claims

(a)	Classification: NPC Class 3C consists of all Second Lien Notes Claims against NPC.

(b)	Treatment: On the Effective Date, each holder of an Allowed NPC Second Lien Notes Claim shall (A) receive from the Disbursing Agent on account of its Second Lien Notes Claim its Pro Rata Share of (x) the Settlement Cash, (y) the NPC Class 3C Litigation Trust Interests and (z) Distributions in respect of the Subordination Turnover delivered to the Second Lien Notes Trustee pursuant to Section 3.3.7(b)(B) of this Plan, subject to the First Lien Notes Subordination Turnover Cap and (B) be released from Causes of Action as set forth in Section 4.10(b) of this Plan.

(c)	Voting: NPC Class 3C is Impaired by the NPC Plan. Each holder of an Allowed NPC Class 3C Claim is entitled to vote to accept or reject the NPC Plan.

3.3.7 NPC Class 3D – Senior Subordinated Unsecured Notes Claims

(a)	Classification: NPC Class 3D consists of all Senior Subordinated Unsecured Notes Claims against NPC.

(b)	Treatment: (A) On the Effective Date, each holder of an Allowed NPC Senior Subordinated Unsecured Notes Claim shall receive from the Disbursing Agent on account of its Senior Subordinated Unsecured Notes Claim its Pro Rata Share of (x) the Settlement Cash and (y) the NPC Class 3D Litigation Trust Interests.

(B) Notwithstanding the foregoing, on the Effective Date, and thereafter as applicable, the Disbursing Agent shall distribute to each of (i) the First Lien Notes Trustee (for the benefit of the holders of Allowed First Lien Notes Claims in NPC Class 1B), subject to the First Lien Notes Subordination Turnover Cap, and (ii) the Second Lien Notes Trustee (for the benefit of the holders of Allowed Second Lien Notes Claims in NPC Class 3C), a Pro Rata Share of the (x) Settlement Cash and (y) Litigation Trust proceeds otherwise distributable to each holder of an Allowed NPC Senior Subordinated Unsecured Notes Claim, until the holders of such Claims have been paid in full.

(c)	Voting: NPC Class 3D is Impaired by the NPC Plan. Each holder of an Allowed NPC Class 3D Claim is entitled to vote to accept or reject the NPC Plan.

3.3.8 NPC Class 3E – Qualified Trade Creditor Claims

(a)	Classification: NPC Class 3E consists of all Qualified Trade Creditor Claims against NPC.

(b)	Treatment: (A) Commencing on the Effective Date, each holder of an Allowed NPC Qualified Trade Creditor Claim shall receive from the Disbursing Agent on account of its Qualified Trade Creditor Claim (without duplication), 15% of its Allowed Claim over a two year period, in installments no less frequent than four equal semiannual payments (without interest).

(B) If at any time after the Effective Date a NPC Qualified Trade Creditor ceases to qualify as a NPC Qualified Trade Creditor, the Reorganized Debtors shall direct the Disbursing Agent to cease making any further payments to such Entity under Section 3.3.8(b)(A) of this Plan.

(C) If at any time after the Effective Date the Reorganized Debtors elect to cease doing further business with a NPC Qualified Trade Creditor (other than as a result of a breach or default by that NPC Qualified Trade Creditor), the Disbursing Agent shall continue to make the payments required under Section 3.3.8(b)(A) of this Plan, notwithstanding that election.

(c)	Voting: NPC Class 3E is Impaired by the NPC Plan. Each holder of an Allowed NPC Class 3E Claim that elects treatment on the NPC Class 3A Ballot as a Qualified Trade Creditor or otherwise agrees to the same in writing and is eligible to be a Qualified Trade Creditor will have its vote to accept or reject the NPC Plan counted in NPC Class 3E.

3.3.9 NPC Class 4 – Debtor Intercompany Claims

(a)	Classification: NPC Class 4 consists of all Debtor Intercompany Claims against NPC.

(b)	Treatment: No holder of an Allowed NPC Debtor Intercompany Claim shall receive any Distribution under the NPC Plan.

(c)	Voting: NPC Class 4 is Impaired by the NPC Plan. Pursuant to section 1126(g) of the Bankruptcy Code, NPC Class 4 is deemed to have rejected the NPC Plan and, therefore, the holders of Allowed NPC Class 4 Claims are not entitled to vote to accept or reject the NPC Plan.

3.3.10 NPC Class 5 – Equity Interests

(a)	Classification: NPC Class 5 consists of all Equity Interests in NPC.

(b)	Treatment: On the Effective Date, (i) all instruments evidencing a NPC Class 5 Equity Interest shall be deemed canceled and (ii) the NPC Class 5 Equity Interests shall be deemed extinguished, each without further action under any applicable agreement, law, regulation or rule. No holder of a NPC Class 5 Equity Interest shall receive or retain any property under the NPC Plan.

(c)	Voting: NPC Class 5 is Impaired by the NPC Plan. Pursuant to section 1126(g) of the Bankruptcy Code, NPC Class 5 is deemed to have rejected the NPC Plan and, therefore, the holders of Allowed NPC Class 5 Claims are not entitled to vote to accept or reject the NPC Plan.

3.4 GD Plans

3.4.1 GD Class 1A – Other Secured Claims

(a)	Classification: GD Class 1A consists of all Other Secured Claims against the applicable Guarantor Debtor.

(b)	Treatment: On the Effective Date, unless any holder of an Allowed Other Secured Claim agrees to a less advantageous treatment, at its option, the applicable Guarantor Debtor shall distribute to each holder of an Allowed Other Secured Claim (i) Cash in an amount equal to the Allowed Other Secured Claim, (ii) Cash in an amount equal to the proceeds realized from the sale of the Collateral securing the Allowed Other Secured Claim, less the actual costs and expenses of disposing of that Collateral, or (iii) the Collateral securing the Allowed Other Secured Claim.

(c)	Voting: GD Class 1A is Impaired by the applicable GD Plan. Each holder of an Allowed GD Class 1A Claim against an applicable Guarantor Debtor is entitled to vote to accept or reject the applicable GD Plan

3.4.2 GD Class 1B – First Lien Notes Guaranty Claims

(a)	Classification: GD Class 1B consists of all First Lien Notes Guaranty Claims against the applicable Guarantor Debtor that are Secured Claims.

(b)	Treatment: On the Effective Date, each holder of an Allowed GD First Lien Notes Guaranty Claim shall receive on account of its Claim against the applicable Guarantor Debtor the Distributions and treatments set forth in Section 3.3.2(b) of this Plan.

(c)	Voting: GD Class 1B is Impaired by the GD Plan. Each holder of an Allowed GD Class 1B Claim is entitled to vote to accept or reject the applicable GD Plan.

3.4.3 GD Class 2 – Non-Tax Priority Claims

(a)	Classification: GD Class 2 consists of all Non-Tax Priority Claims against the applicable Guarantor Debtor.

(b)	Treatment: On the Effective Date, each holder of an Allowed GD Non-Tax Priority Claim shall receive Cash in an amount equal to the Allowed amount of its Claim.

(c)	Voting: GD Class 2 is Unimpaired by the applicable GD Plan. Pursuant to section 1126(f) of the Bankruptcy Code, GD Class 2 and each holder of an Allowed GD Class 2 Claim against an applicable Guarantor Debtor are conclusively presumed to have accepted the applicable GD Plan and, therefore, the holders of Allowed GD Class 2 Claims are not entitled to vote to accept or reject the applicable GD Plan.

3.4.4 GD Class 3A – General Unsecured Claims

(a)	Classification: GD Class 3A consists of all General Unsecured Claims against the applicable Guarantor Debtor.

(b)	Treatment: On the Effective Date, each holder of an Allowed GD General Unsecured Claim shall receive from the Disbursing Agent on account of its General Unsecured Claim (without duplication) its Pro Rata Share of the (A) Settlement Cash; and (B) GD Class 3A Litigation Trust Interests.

(c)	Voting: GD Class 3A is Impaired by the GD Plan. Each holder of an Allowed GD Class 3A Claim is entitled to vote to accept or reject the applicable GD Plan.

3.4.5 GD Class 3B – First Lien Notes Deficiency Claim

(a)	Classification: GD Class 3B consists of the First Lien Notes Deficiency Claims against the applicable Guarantor Debtor.

(b)	Treatment: On the Effective Date, each holder of an Allowed GD First Lien Notes Deficiency Claim shall receive on account of its Claim against the applicable Guarantor Debtor the Distributions and treatment set forth in Section 3.3.5(b) of this Plan.

(c)	Voting: GD Class 3B is Impaired by the GD Plan. Each holder of an Allowed GD Class 3B Claim is entitled to vote to accept or reject the applicable GD Plan.

3.4.6 GD Class 3C – Second Lien Notes Guaranty Claims

(a)	Classification: GD Class 3C consists of all Second Lien Notes Guaranty Claims against the applicable Guarantor Debtor.

(b)	Treatment: On the Effective Date, each holder of an Allowed GD Second Lien Notes Guaranty Claim shall receive on account of its Claim against the applicable Guarantor Debtor the Distributions and treatment set forth in Section 3.3.6(b) of this Plan.

(c)	Voting: GD Class 3C is Impaired by the GD Plan. Each holder of an Allowed GD Class 3C Claim is entitled to vote to accept or reject the applicable GD Plan.

3.4.7 GD Class 3D – Senior Subordinated Unsecured Notes Guaranty Claims

(a)	Classification: GD Class 3D consists of all Senior Subordinated Unsecured Notes Guaranty Claims against the applicable Guarantor Debtor.

(b)	Treatment: On the Effective Date, each holder of an Allowed GD Senior Subordinated Unsecured Notes Guaranty Claim shall receive on account of its Claim against the applicable Guarantor Debtor the Distributions and treatment set forth in Section 3.3.7(b) of this Plan.

(c)	Voting: GD Class 3D is Impaired by the GD Plan. Each holder of an Allowed GD Class 3D Claim is entitled to vote to accept or reject the applicable GD Plan.

3.4.8 GD Class 3E – Qualified Trade Creditors

(a)	Classification: GD Class 3E consists of all Qualified Trade Creditors Claims against the applicable Guarantor Debtor.

(b)	Treatment: (A) Commencing on the Effective Date, each holder of an Allowed GD Qualified Trade Creditor Claim shall receive from the Disbursing Agent on account of its Qualified Trade Creditor Claim (without duplication), 15% of its Allowed Claim over a two year period, in installments no less frequent than four equal semiannual payments (without interest).

(B) If at any time after the Effective Date a GD Qualified Trade Creditor ceases to qualify as a NPC Qualified Trade Creditor, the Reorganized Debtors shall direct the Disbursing Agent to cease making any further payments to such Entity under Section 3.4.8(b)(A) of this Plan.

(C) If at any time after the Effective Date the Reorganized Debtors elect to cease doing further business with a GD Qualified Trade Creditor (other than as a result of a breach or default by that GD Qualified Trade Creditor), the Disbursing Agent shall continue to make the payments required under Section 3.3.8(b)(A) of this Plan, notwithstanding that election.

(c)	Voting: GD Class 3E is Impaired by the GD Plan. Each holder of an Allowed GD Class 3E Claim that elects treatment on the GD Class 3A Ballot as a Qualified Trade Creditor or otherwise agrees to the same in writing and is eligible to be a Qualified Trade Creditor will have its vote to accept or reject the applicable GD Plan counted in GD Class 3E.

3.4.9 GD Class 4 – Debtor Intercompany Claims

(a)	Classification: GD Class 4 consists of all Debtor Intercompany Claims against the applicable Guarantor Debtor.

(b)	Treatment: No holder of an Allowed GD Debtor Intercompany Claim shall receive any Distribution under the applicable GD Plan.

(c)	Voting: GD Class 4 is Impaired by the GD Plan. Pursuant to section 1126(g) of the Bankruptcy Code, GD Class 4 is deemed to have rejected the applicable GD Plan and, therefore, the holders of Allowed GD Class 4 Claims are not entitled to vote to accept or reject the applicable GD Plan.

3.4.10 GD Class 5 – Equity Interests

(a)	Classification: GD Class 5 consists of all Equity Interests in the applicable Guarantor Debtor.

(b)	Treatment: On the Effective Date, (i) all instruments evidencing a GD Class 5 Equity Interest shall be deemed cancelled and (ii) the GD Class 5 Equity Interests shall be deemed extinguished, each without further action under any applicable agreement, law, regulation or rule. No holder of a GD Class 5 Equity Interest shall receive or retain any property under the applicable GD Plan.

(c)	Voting: GD Class 5 is Impaired by the applicable GD Plan. Pursuant to section 1126(g) of the Bankruptcy Code, GD Class 5 is deemed to have rejected the applicable GD Plan and, therefore, the holders of Allowed GD Class 5 Claims are not entitled to vote to accept or reject the applicable GD Plan.

ARTICLE IV

MEANS OF EXECUTION OF PLAN

4.1 Separate Plans. For purposes of voting on this Plan and receiving Distributions under this Plan, votes will be tabulated separately for each Debtor’s Plan and Distributions will be made to each separate Class as provided in that Debtor’s Plan, as set forth in Article III of this Plan. A Claim against multiple Debtors, to the extent Allowed against each respective Debtor, shall be treated as a separate Claim against each such Debtor for all purposes (including, but not limited to, voting and Distributions).

4.2 No Double Payment of Claims. To the extent that a Claim is Allowed against more than one Debtor’s Estate, there shall be only a single recovery on account of that Allowed Claim, but the holder of an Allowed Claim against more than one Debtor may recover distributions from all co-obligor Debtors’ Estates until the holder has received payment in full on the Allowed Claim. No holder of an Allowed Claim shall be entitled to receive more than payment in full of its Allowed Claim and each Claim shall be administered and treated in the manner provided by this Plan only until payment in full on that Allowed Claim.

4.3 Severability of Plans. A failure to confirm any one or more of the Debtor’s Plans shall not affect other Plans confirmed by the Bankruptcy Court, but the Debtors reserve the right to withdraw any and all Plans from confirmation if any one or more Plan(s) is not confirmed.

4.4 Continued Corporate Existence.

4.4.1 Subject to the restructuring transactions contemplated by this Plan, each Debtor, other than NPGI, NPHC, NPPHH and NPCS will continue to exist after the Effective Date as a separate entity, with all powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which that Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other Governance Documents in effect prior to the Effective Date, except to the extent the certificate of incorporation and bylaws or other Governance Documents are amended and restated or otherwise revised pursuant to this Section 4.4 and Section 9.2 of this Plan, to comply with Bankruptcy Code section 1123(a)(6), or otherwise, without prejudice to any right to terminate its existence (whether by merger or otherwise) under applicable law after the Effective Date. The continued existence, operation and ownership of Affiliates of the Debtors that are not Debtors in the Chapter 11 Cases is a material component of the Debtors’ businesses and, as set forth in the restructuring transactions, all of the Debtors’ Equity Interests and other property interests in those non-debtor Affiliates will re-vest in the applicable Reorganized Debtor or its successor on the Effective Date, subject to the transactions contemplated in Section 4.5.2 of this Plan.

4.4.2 Mergers. On the Effective Date, among other contemplated mergers, (i) NPPHH shall merge into NPCPI, (with NPCPI as the surviving Entity) and (ii) NPCS shall either merge into NPWSI (with NPWSI as the surviving Entity) or dissolve post-Effective Date, at the option of the Reorganized Debtors.

4.5 Formation and Corporate Structure.

4.5.1 Corporate Structure. On or before the Confirmation Date, New Holdco shall form New Intermediate Holdco. After completion of the steps set forth in Section 4.5.2 of this Plan, New Holdco shall hold 100% of the outstanding membership interests in New Intermediate Holdco, which shall hold 100% of the outstanding shares of Reorganized NPC. Reorganized NPC will continue to exist as the intermediate holding company of the Reorganized Debtors and their Affiliates. New Holdco’s Debtor Affiliates having confirmed Plans shall issue new shares of stock to their respective parent companies to re-create the same organizational structure that existed on the Commencement Date, or as otherwise directed by such Entity(ies). Upon the Effective Date, the Chapter 11 Cases of the Non-Proponent Debtors shall be dismissed and all Claims, rights against or interests in the Non-Proponent Debtors’ Estates shall be extinguished. Each Non-Proponent Debtor shall be dissolved pursuant to the applicable laws of its respective state of organization, to be effective at least one day after the Effective Date.

4.5.2 Issuance of Stock of Reorganized NPC and Contribution to New Holdco. On the Effective Date, Reorganized NPC shall issue its stock to the holders of the First Lien Notes Claims, and (a) such holders shall immediately contribute such shares of stock of Reorganized NPC to New Holdco in exchange for the New Holdco Common Stock and (b) New

Holdco shall immediately contribute such shares of stock of Reorganized NPC to New Intermediate Holdco, and in exchange for such shares, New Intermediate Holdco shall issue its membership interests to New Holdco .

4.6 Form of Securities to be Issued; Exemption from Registration; Stockholders Agreement. Unless otherwise agreed to by the Reorganized Debtors, all shares of New Holdco Common Stock will be non-certificated. In reliance upon Bankruptcy Code section 1145(a), at the time of issuance, none of the securities issued in connection with this Plan will be registered under Section 5 of the Securities Act of 1933, as amended, or any state or local law requiring registration for the offer or sale of securities. In addition, except as provided in the Stockholders Agreement, none of the securities issued in connection with this Plan will be listed on a securities exchange. New Holdco will not participate in making a market (or facilitate making a market) in any such securities. The Stockholders Agreement shall be deemed effective and binding upon each person or entity that is or becomes a holder of shares of New Common Stock, and each such person or entity shall, upon its receipt of such shares, be deemed to be a party to the Stockholders Agreement as a Stockholder (as defined in the Stockholders Agreement) or an Employee Stockholder (as defined in the Stockholders Agreement), as applicable, for all purposes thereunder, irrespective of whether such person or entity was a signatory thereto.

4.7 Certain Tax Treatment. (a) Net Operating Loss Treatment: Section 382(l)(5) of the Tax Code contemplates an exception to the general rule of Section 382(a) of the Tax Code. To the extent such exception is available, NPC will, in consultation with the First Lien Notes Trustee, determine on or before the date that such election is due whether it intends to utilize the exception in Section 382(l)(5) of the Tax Code or it intends to elect out of the exception; (b) PM35 Tax Reporting: for U.S. federal income tax purposes the Debtors shall report the PM35 purchase price as the PM35 Net Purchase Price, plus the $40 million of Litigation Trust proceeds realized under the SEO Settlement Agreement.

4.8 Distributions to Holders of Notes.

4.8.1 Cancellation of Existing Securities and Agreements. On the Effective Date, the Equity Interests of NPC and the Guarantor Debtors will be cancelled and extinguished, any document, agreement, or instrument evidencing any Claim or Equity Interest against a Debtor (other than any Claim or Equity Interest that is Unimpaired by this Plan pursuant to section 1124 of the Bankruptcy Code) shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of that Debtor under those documents, agreements, or instruments shall be discharged; provided, however, notwithstanding the foregoing, any indenture or other agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing that holder to receive Distributions under this Plan and (b) allowing and preserving the rights of such indenture trustee to (i) make distributions in satisfaction of Allowed noteholder Claims, (ii) exercise its Indenture Trustee Charging Liens against any such distributions, (iii) seek compensation and reimbursement from those noteholders for any fees and expenses incurred in making such distributions, and (iv) allowing an Indenture Trustee to enforce the subordination provisions contained in an indenture.

4.8.2 Delivery and Surrender. Each holder of any certificated Note shall surrender such Note to the relevant Indenture Trustee, or, at the option of the relevant Indenture Trustee, be deemed to have surrendered such Note. No Distribution hereunder shall be made to or on behalf of any such Note holder unless and until such Note is received by the relevant Indenture Trustee, if required by the first sentence of this Section 4.8.2, or the loss, theft or destruction of such Note is established to the satisfaction of the relevant Indenture Trustee, including requiring such holder (i) to submit a lost instrument affidavit and an indemnity bond, and (ii) to hold the Debtors and the relevant Indenture Trustee harmless in respect of such Note and any Distributions made in respect thereof. Upon compliance with this Section 4.8.2 by a holder of any Note, such holder shall, for all purposes under this Plan, be deemed to have surrendered such note. Any such holder that fails to surrender such Note or satisfactorily explain its non-availability to the relevant Indenture Trustee within 18 months of the Effective Date shall be deemed to have no further Claim against the Debtors or their property or the relevant Indenture Trustee in respect of such Claim and shall not participate in any Distribution hereunder. If such unclaimed Distributions are held by the relevant Indenture Trustee after eighteen months, the Distribution that would otherwise have been made to such holder shall be distributed by the relevant Indenture Trustee to all holders who have surrendered such Notes to such Indenture Trustee or satisfactorily explained their non-availability to the relevant Indenture Trustee by such date.

4.8.3 Payment of First Lien Notes Cash. The Debtors shall be authorized to fund the Distribution of First Lien Notes Cash with the cash on their balance sheet and the proceeds of the Term Facility (as defined in the Exit Commitment Letter), and to make the Distribution of First Lien Notes Cash. On the Effective Date, the Debtors shall distribute the First Lien Notes Cash to the First Lien Notes Trustee for the benefit of the holders of First Lien Notes Claims. The Distribution of First Lien Notes Cash shall be funded with cash on the Debtors’ balance sheet and the proceeds of the Term Facility, such that, after taking into consideration the proceeds of the Term Facility, and the making of the Distribution of First Lien Notes Cash to the holders of First Lien Notes Claims and other Distributions pursuant to this Plan, the pro forma unrestricted cash balance of the Reorganized Debtors (without giving effect to any draw of revolving loans under the Exit Facilities) upon emergence (after taking into account any such Distribution to the holders of First Lien Notes Claims and other Distributions pursuant to this Plan) will be $20 million (provided that cash shall not be deemed restricted for purposes hereof solely as a result of being on deposit in an account subject to a control agreement in favor of the Revolving Administrative Agent in favor of the lenders party to the revolving loans under the Exit Facilities).

4.9 Preservation of Rights of Action. Except to the extent the Preserved Rights are expressly and specifically released, transferred to the Litigation Trust pursuant to the terms and conditions set forth in Section 1.2.28 of this Plan, or otherwise treated in connection with this Plan, the Confirmation Order, or any settlement agreement approved during the Chapter 11 Cases, in accordance with section 1123(b) of the Bankruptcy Code:

(a)	The Preserved Rights shall remain assets of and vest in the Reorganized Debtors, whether or not related litigation is pending on the Effective Date, and whether or not the Preserved Rights have been listed or referred to in this Plan, the Schedules, or any other document filed with the Bankruptcy Court;

(b)	Neither the Debtors nor the Reorganized Debtors waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any Preserved Rights: (i) whether or not the Preserved Rights have been listed or referred to in this Plan, the Schedules, or any other document filed with the Bankruptcy Court, (ii) whether or not the Preserved Rights are currently known to the Debtors, and (iii) whether or not a defendant in any litigation relating to the Preserved Rights filed a proof of claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted to accept or reject this Plan, or received or retained any consideration under this Plan; and

(c)	(i) The Reorganized Debtors may commence, prosecute, defend against, settle, and realize upon any Preserved Rights in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtors, (ii) any recoveries realized by the Reorganized Debtors from the assertion of any Preserved Rights will be the sole property of the Reorganized Debtors, and (iii) to the extent necessary, the Reorganized Debtors will be deemed representatives of their former Estates under section 1123(b) of the Bankruptcy Code.

4.10 The Settlements. As part of the Settlements effectuated pursuant to the Plan, on the Effective Date, the Litigation Trust shall be established, as set forth in more detail in Article V below. The following releases, waivers and/or rights are provided pursuant to the Settlements and the SEO Settlement Agreement, which shall be deemed to occur on the Effective Date:

(a)	First Lien Noteholders. The First Lien Notes Trustee and the First Lien Noteholders shall: (i) not object to the Distribution of the Settlement Cash and waive their entitlement to a Pro Rata Share of the same (except indirectly through exercise of their contractual subordination rights against the holders of the Senior Subordinated Unsecured Notes as set forth in this Plan and subject to the First Lien Notes Subordination Turnover Cap; (ii) waive and release all Adequate Protection Claims assertable by the First Lien Noteholders; (iii) be released from any and all claims and Causes of Action assertable against them or their affiliates, including claims and Causes of Action arising from or related to the 2007 Acquisition and the 2009 Refinancing; (iv) have their Claims Allowed in the amounts set forth in the Plan; (v) maintain their contractual subordination rights against holders of the Senior Subordinated Unsecured Notes pursuant to the Senior Subordinated Notes Indenture subject to the terms of this Plan and the Settlements; (vi) receive the First Lien Notes Cash; and (vii) participate in Distributions from the Litigation Trust as provided in Section 5.5 of this Plan.

(b)	Second Lien Noteholders. The Second Lien Notes Trustee and the Second Lien Noteholders shall: (i) waive and release all Adequate Protection Claims assertable by the Second Lien Noteholders; (ii) be released from all claims and Causes of Action assertable against them or their affiliates, including claims and Causes of Action arising from or related to the 2007 Acquisition; (iii) have their Claims Allowed in the amounts as set forth in the Plan; (iv) maintain their contractual subordination rights against the holders of the Senior Subordinated Unsecured Notes pursuant to the Senior Subordinated Notes Indenture, subject to the First Lien Notes Subordination Turnover Cap; (v) receive a Pro Rata Share of the Settlement Cash (including indirectly through the exercise of their contractual subordination rights against the holders of the Senior Subordinated Notes); and (vi) participate in the Distributions from the Litigation Trust as provided in Section 5.5 of this Plan.

(c)

Other Constituents. (i) The indenture trustees for the Unsecured Notes shall be paid their reasonable fees and expenses, subject to Section 14.7 of this Plan; (ii) the Union Advisors Fees shall be reimbursed, and the Debtors’ modified collective bargaining agreements and NWPSI Retirement Plan Settlement with the Unions shall be implemented; (iii) certain holders of General Unsecured Claims shall have the opportunity to be treated as Qualified Trade Creditors; (iv) the Claims or Causes of Action arising from or related to the 2007 Acquisition, 2009 Refinancing or the PM35 Sale/Leaseback that the Committee has or could have investigated, asserted, or sought standing to assert against any Releasee shall be discontinued, waived, and fully released; (v) the Committee’s appeal of the DIP Order, currently pending in the District Court, shall be withdrawn with prejudice on the Effective Date without further notice or order and the Committee shall cooperate in signing such documents as are reasonable or necessary to have the dismissal with prejudice of the appeal reflected on the Bankruptcy Court and District Court’s dockets; (vi) the indenture trustee for the Senior Subordinated Unsecured Notes Claims shall receive the Senior Subordinated Unsecured Notes Settlement Payment free and clear of any subordination or turnover to any other constituency (including, without limitation, the First Lien Notes Trustee and the holders of Allowed First Lien Notes Claims, and the Second Lien Notes Trustee and the holders of Allowed Second Lien Notes Claims) on account of dismissal and releases of the Claims and Causes of Action set forth in Section 4.10(c)(iv) herein; (vii) the indenture trustee for the 2013 PIK Notes shall receive the 2013 PIK Notes Settlement Payment free and clear of any subordination or turnover to any other constituency (including, without limitation, the First Lien Notes Trustee and the holders of Allowed First Lien Notes Claims, and the Second Lien Notes Trustee and the holders of Allowed Second Lien Notes Claims) on account of dismissal and releases of the Claims and Causes of Action set forth in Section 4.10(c)(iv) herein; and (viii) the unsecured creditors shall benefit from the releases of the Adequate Protection Claims, the First Lien

Noteholders’ waiver of their Pro Rata Share of the Settlement Cash (except indirectly through exercise of the First Lien Noteholders’ contractual subordination rights against the holders of the Senior Subordinated Unsecured Notes as set forth in this Plan), and the First Lien Noteholders’ waiver of their Pro Rata Share of the first $50 million of distributable net recoveries from the Litigation Trust (except indirectly through exercise of the First Lien Noteholders’ contractual subordination rights against the holders of the Senior Subordinated Unsecured Notes as set forth in this Plan). The Settlement Cash and the Litigation Trust Initial Proceeds shall be distributed among the Debtors (other than the Non-Proponent Debtors) for subsequent pro rata Distribution to each Debtor’s (other than the Non-Proponent Debtors’) respective Creditors. The distribution of Settlement Cash and the Litigation Trust Initial Proceeds among the Debtors’ (other than the Non-Proponent Debtors’) Estates shall be made in a manner such that Creditors of each Debtor (other than the Non-Proponent Debtors) shall receive approximately the same percentage of their Allowed Claims from the sum of the Settlement Cash and the Litigation Trust Initial Proceeds; provided, however, that if the Bankruptcy Court finds that the foregoing distribution method is contrary to law, then the Settlement Cash will be allocated among the Debtors (other than the Non-Proponent Debtors) based on each Debtor’s (other than the Non-Proponent Debtors’) book value of assets and then, within each Debtor (other than the Non-Proponent Debtors), pro rata to its Creditors.

(d)

SEO. A summary of the terms of the SEO Settlement Agreement is as follows: (i) NPWSI shall purchase PM35 for a sum equal to the PM35 Net Purchase Price, and SEO shall cause PM35 to be sold to the Debtors, with representations and warranties (a) as to the absence of liens, claims, interests or encumbrances, including the release of the lien of the PM35 trust indenture, as set forth in the SEO Settlement Agreement (other than those created by the Debtors or Reorganized Debtors, if any, in favor of parties other than the Trust Parties), and (b) that the Owner Trustee has the same title to PM35 as was conveyed to it by the predecessors in interest of NPWSI, (ii) the SEO Released Parties shall be released from any and all claims or Causes of Action whatsoever from the beginning of the world to the Effective Date, known or unknown, including, without limitation, those arising from or related to the PM35 Sale/Leaseback, the 2007 Acquisition, and SEO’s ownership of the 2015 PIK Notes or Equity Interests of NPG, including any and all indemnity claims under the transaction documents with respect to the 2007 Acquisition, subject solely to certain agreed exceptions under and to the extent set forth in the SEO Settlement Agreement, (iii) the SEO Unsecured Claims shall be waived on the closing of the SEO Settlement Agreement, (iv) the Debtors or the Reorganized Debtors, as applicable, shall pay the SEO Professional Fees on the Effective Date (subject to Section 1.2.61 of this Plan) solely from the $500,000 holdback of the $40 million that the Debtors are otherwise allocating to the Litigation Trust, (v) the PM35 Operative Documents shall be terminated without liability to the Debtors, (vi) the Debtors’ executory contracts with Corenso North America Corp. (“Corenso”) and Thiele Kaolin Company (“TKC”) shall be assumed and the cure amounts previously agreed to by the Debtors, Corenso and TKC paid, and the contracts shall be included in Schedule 8.1(E) of the Plan Supplement, (vii) the Trust Parties shall be released from any and all claims or Causes of Action arising from or related to the PM35 Sale/Leaseback, from the beginning of the world to the Effective Date, known or unknown, and (viii) the Debtors shall be released by SEO and the Trust Parties as set forth in the SEO Settlement Agreement; provided, however, that notwithstanding the foregoing, nothing herein shall operate as a release or discharge of the SEO Released Parties’, the Trust Parties’, the Debtors’ or Reorganized Debtors’ agreements, promises, covenants, settlements, duties, obligations, representations and warranties set forth in or arising under the SEO Settlement Agreement. This summary is qualified in its entirety by reference to the provisions of the SEO Settlement Agreement. For the avoidance of doubt, in the event of any inconsistency between any description of the terms and conditions of the SEO Settlement in this Plan and the SEO Settlement Agreement, the provisions of the SEO Settlement Agreement shall govern and control in all respects.

(e)	Cerberus Entities. In exchange for consenting to the terms of the Injunction Regarding Worthless Stock Deduction in Section 10.7 of this Plan, and a payment on the Settlement Effective Date (as defined in the Cerberus Settlement Agreement) by Cerberus to the Litigation Trust of $3.7 million as part of the Litigation Trust Funding, the Committee Litigation Claims shall exclude any and all claims and Causes of Action against the Cerberus Entities, each of which shall be a Releasee under this Plan.

(f)	If a party in interest (as defined in section 1109(b) of the Bankruptcy Code) objects to any of the Settlements or the SEO Settlement Agreement, such objection shall be heard as part of the Confirmation Hearing. If no objection to the Settlements or the SEO Settlement Agreement is filed or if an objection is filed and overruled, this Plan and the SEO Settlement Agreement shall effectuate the terms of the Settlements and the SEO Settlement Agreement, respectively, and the Confirmation Order shall specifically approve each of the Settlements and the SEO Settlement Agreement under Bankruptcy Rule 9019.

4.11 Exit Financing2. Subject to, and upon the occurrence of, the Effective Date, and without further notice to or order or other approval of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person or entity (including the Boards of Directors of the Debtors or the Reorganized Debtors), except for the Confirmation Order and as otherwise required by the Exit Financing Documents, the Reorganized Debtors shall, and are authorized to, enter into and perform and receive the proceeds of the Exit Financing, and to execute and deliver the Exit Financing Documents, in each case consistent with the terms of the Plan and the Exit Commitment Letter or otherwise on terms and conditions acceptable to the Exit Financing Arrangers and the Reorganized Debtors; provided, however, that the provision(s) of the Confirmation Order and the Plan Documents, including but not limited to the Plan, Plan Supplement and any amendment, modification or supplement thereto, shall be subject to the approval of the Exit Financing Arrangers only to the extent such provisions materially adversely affect any of the rights and interest of any or all of the Term Administrative Agent, the Revolving Administrative Agent and the Lenders in their capacities as such (as determined in good faith by the Arrangers). Confirmation of the Plan shall be deemed (i) approval of the Exit Financing, the Exit Financing Documents, and all transactions contemplated thereby, including, without limitation, any supplemental or additional syndication of the Exit Financing, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and (ii) authorization of the Reorganized Debtors to enter into and execute the Exit Financing Documents and such other documents as the Exit Financing Arrangers may require to effectuate the Exit Financing, subject to such modifications as the Reorganized Debtors and the Exit Financing Arrangers may mutually agree are necessary or appropriate to effectuate the Exit Financing. The Exit Financing Documents shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Financing Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to recharacterization for any purposes whatsoever, and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Financing Documents (i) shall be deemed to be approved, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Financing Documents, (iii) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Financing Documents, and (iv) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be reasonably necessary under applicable law to give notice of such Liens and security interests to third parties. To the extent that the DIP Agents, the First Lien Notes Trustee, the Second Lien Notes Trustee, or the

[2]	Any capitalized terms used in this Section 4.11 that are not otherwise defined in this Plan have the meanings ascribed to them in the Exit Commitment Letter.

holders of any Secured Claim (including, without limitation, the DIP Lenders, the holders of First Lien Notes and the holders of Second Lien Notes) or any agent for any such holders, has filed or recorded publicly any Liens and/or security interests to secure any Secured Claim, then as soon as practicable on or after the Effective Date, the DIP Agents, the First Lien Note Trustee, the Second Lien Notes Trustee or the holder of any Secured Claim (or the agent for such holder), as the case may be, shall take any and all steps reasonably requested by any or all of the Debtors, the Reorganized Debtors, the Exit Financing Arrangers and the administrative agents under the Exit Financing that are necessary to cancel and/or extinguish such publicly-filed Liens and/or security interests, in each case all costs and expenses in connection therewith to be paid by the Debtors or Reorganized Debtors. Notwithstanding anything to the contrary in the Confirmation Order or this Plan, the Bankruptcy Court’s retention of jurisdiction shall not govern any disputes or claims arising or asserted under, or any enforcement action or rights or remedies taken or exercised in connection with, the Exit Financing Documents after the Effective Date.

ARTICLE V

THE LITIGATION TRUST

5.1 Establishment of the Litigation Trust. On the Effective Date, the Litigation Trust shall be established pursuant to the Litigation Trust Agreement for the purpose of (i) administering the Litigation Trust Assets (including the prosecution of the Committee Litigation Claims for the benefit of the Litigation Trust Beneficiaries), (ii) evaluating and prosecuting (a) objections to Disputed General Unsecured Claims and (b) Committee Litigation Claims, provided that for the avoidance of doubt, the Litigation Trustee may object under section 502(d) of the Bankruptcy Code to any Claim of any Entity or transferee that is the subject of a Committee Litigation Claim, and (iii) making all Distributions on account of Litigation Trust Interests or Settlement Cash as provided for under this Plan. The Litigation Trust Agreement shall be included in the Plan Supplement. As set forth in Section 5.8.2 below, the Litigation Trust is intended to qualify as a liquidating trust pursuant to Treasury Regulation section 301.7701-4(d). Except with respect to their portion of the Litigation Trust Funding, none of the Debtors or Reorganized Debtors shall have any liability for any cost or expense of the Litigation Trust.

5.2 Litigation Trust Assets. On the Effective Date, in accordance with Section 1141 of the Bankruptcy Code, all the Litigation Trust Assets, shall automatically vest in the Litigation Trust, free and clear of all Claims and Equity Interests for the benefit of the Litigation Trust Beneficiaries; provided, however, that the Committee Litigation Claims set forth in Section 1.2.30(b) of this Plan shall vest in the Litigation Trust only if and when the conditions set forth therein occur. Nothing herein shall waive or prejudice the rights of any entity against whom any claims, Causes of Action, or objections are brought

5.2.1 Subject to the provisions below, the Litigation Trust, acting through the Litigation Trustee, shall be authorized to exercise and perform the rights, powers, and duties held by the Estates, including under section 1123(b)(3) of the Bankruptcy Code, with respect to the Litigation Trust Assets, and shall be the sole party authorized to take control of, supervise, and manage the Litigation Trust Assets and prosecute or settle the Committee Litigation Claims.

5.2.2 Prior to and after the Effective Date of the Plan, the Debtors and Reorganized Debtors shall continue to provide the Committee and Litigation Trustee reasonable access to their books and records to prosecute the Committee Litigation Claims.

(a)	To the extent, if any, that the Committee or Litigation Trustee contends the Debtors or Reorganized Debtors are not providing sufficient data, the Bankruptcy Court shall determine such dispute.

(b)	The Debtors and the Reorganized Debtors shall be entitled to appropriate confidentiality protections for any and all proprietary data requested by the Committee or Litigation Trustee.

(c)	To the extent, if any, that the Committee or Litigation Trustee requests data consisting of privileged material or attorneys’ work product, such data shall be produced to the Committee or Litigation Trustee unless the Debtors or Reorganized Debtors (i) assert that production of such data would impair an applicable privilege or (ii) disagree as to whether the privilege or work product protection may be waived by the Committee or Litigation Trustee, taking into account the policies underlying the privileges and work product doctrine. In the event of such dispute, either party may request that the Bankruptcy Court resolve such dispute.

5.2.3 In no circumstance shall the Litigation Trustee be the representative of any Reorganized Debtor and the Litigation Trustee shall use best efforts to conspicuously show that the Litigation Trustee represents a trust that should not be confused with the Reorganized Debtors.

(a)	The Litigation Trustee shall have no power over the books and records of the Debtors or Reorganized Debtors beyond the rights granted herein;

(b)	In no circumstance shall the Litigation Trustee be authorized or contend it is authorized to incur liability on behalf of the Debtors’ Estates or the Reorganized Debtors, and any and all liability incurred by the Litigation Trustee, whether for expenses of prosecution, payment of sanctions, or otherwise, shall be the exclusive liability of the Litigation Trust and not the liability of the Debtors’ Estates or the Reorganized Debtors.

(c)	The Litigation Trustee shall be a party in interest in respect of the Committee Litigation Claims it prosecutes, and to the extent, if any, the Litigation Trustee attempts to appear in other matters, its standing and party-in-interest status shall be subject to determination by the Bankruptcy Court after hearing any and all objections, if any, from the Reorganized Debtors and other litigants.

5.2.4 Nothing herein obligates or bars the Reorganized Debtors to take or not to take positions in litigation propounded by the Litigation Trustee, which positions support or oppose the Litigation Trustee’s position, and nothing herein precludes current and former officers, directors, and employees of the Debtors and Reorganized Debtors from providing testimony in such litigation regardless of the impact of such testimony.

5.3 Disputed Claims Reserve. The Litigation Trustee shall establish one or more Disputed Claim Reserves on account of Disputed Claims, the Holders of which would be entitled to Litigation Trust Interests or Settlement Cash were such Disputed Claim ultimately Allowed. The Litigation Trustee may, for U.S. Federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), (i) make an election pursuant to Treasury Regulation section 1.468B-9 to treat the Disputed Claim Reserve as a “disputed ownership fund” within the meaning of that section, (ii) allocate taxable income or loss to the Disputed Claim Reserve, with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed Claims), and (iii) distribute assets from the Disputed Claim Reserve as, when, and to the extent, such Disputed Claims either become Allowed or are otherwise resolved, as more fully set out in Article VII below.

5.4 Funding the Litigation Trust. On the Effective Date, the Litigation Trust Funding to be provided by the Debtors shall be deposited in the Litigation Trust. On the Settlement Effective Date (as defined in the Cerberus Settlement Agreement), the Litigation Trust Funding to be provided by Cerberus shall be deposited in the Litigation Trust.

5.5 Distribution of Litigation Trust Net Proceeds. The Litigation Trust Initial Proceeds and other proceeds of the Committee Litigation Claims (if any) shall constitute Litigation Trust proceeds and be distributed to the Litigation Trust Beneficiaries as follows:

5.5.1 Each Litigation Trust Beneficiary shall be entitled to a Distribution of its Pro Rata Share of the Litigation Trust proceeds; provided, however, that the First Lien Notes Trustee shall waive its entitlement to a Pro Rata Share of the Litigation Trust proceeds allocable to the First Lien Notes Deficiency Claims, up to the first $50 million of Litigation Trust proceeds realized; thereafter, the First Lien Notes Trustee shall be entitled to participate in Distributions of Litigation Trust proceeds on account of the NPC Class 3B Litigation Trust Interests. For the avoidance of doubt, the Litigation Trust Initial Proceeds will be distributed directly to the Litigation Trust Beneficiaries on the Effective Date.

5.5.2 For the avoidance of doubt, the Subordination Turnover shall be distributed to the First Lien Notes Trustee and the Second Lien Notes Trustee, until the holders of the First Lien Notes Claims and Second Lien Notes Claims have been paid in full; provided, however, that (i) the portion of the Subordination Turnover delivered to the First Lien Notes Trustee shall be subject to the First Lien Notes Subordination Turnover Cap in accordance with the terms of this Plan, (ii) any amounts realized in excess of the First Lien Notes Subordination Turnover Cap that would otherwise be allocable to the First Lien Notes Trustee shall be distributed pro rata to the holders of the Second Lien Notes Claims, and (iii) the portion of the Subordination Turnover delivered to the Second Lien Notes Trustee shall be subject to the First Lien Notes Subordination Turnover Cap.

5.6 Protected Parties. The Litigation Trust shall not pursue any claims or Causes of Action against any Entities other than those defendants to the claims, Causes of Action, and objections permitted under Section 1.2.30 of this Plan. The Litigation Trust shall not bring claims, Causes of Action, or objections against (i) any Releasee, including any party released under the SEO Settlement Agreement, (ii) any party listed on Exhibit 1.2.30 of this Plan, or (iii) any non-debtor counterparty to an executory contract (a) assumed prior to November 5, 2012 by order of the Bankruptcy Court, (b) which is the subject of any assumption motion to be filed with the Bankruptcy Court on November 6, 2012, or (c) to be assumed as of the Effective Date (whether “as is”, or as modified) pursuant to Article VIII of this Plan, which contracts are designated to be assumed on that certain list provided on November 5, 2012, by the Debtors to the Committee; provided, however, that (x) such list shall not be amended, modified or supplemented (nor shall any subsequent motions to assume executory contracts be filed) absent the express consent (which shall not be unreasonably withheld) of the Debtors, the First Lien Notes Trustee and the Committee (in consultation with the Second Lien Group) and (y) any non-debtor counter-party identified in sub-clause (ii) of this Section 5.6 shall qualify as a Protected Party if the executory contract to which it is party is assumed and only to the extent of preference claims arising from payments made under and pursuant to the assumed contracts.

5.7 The Litigation Trustee and Structure of the Litigation Trust.

5.7.1 The Litigation Trust shall be managed and operated by the Litigation Trustee, who shall be appointed on the Effective Date. The Litigation Trustee shall have the functions, duties and rights provided in the Litigation Trust Agreement, subject to the limitations set forth in Article V of the Plan. No Litigation Trust Beneficiary shall have any consultation or approval rights whatsoever in respect of management and operation of the Litigation Trust.

5.7.2 The Litigation Trust Agreement shall, among other things, contain provisions with respect to the (i) responsibilities of the Litigation Trustee, (ii) procedures for the removal or resignation of the Litigation Trustee, (iii) termination of the Litigation Trustee’s duties, (iv) scope of the Reorganized Debtors’ cooperation with the Liquidation Trustee and its advisors, consistent with Article V of this Plan, (v) protection of confidential information provided by the Reorganized Debtors to the Litigation Trustee and (vi) other administrative mechanics of the Litigation Trust’s operations.

5.7.3 The Litigation Trust will have authority to retain any counsel, financial advisors, claims agent, auditors, or such other professionals as it deems appropriate at all times, provided they are all paid by the Litigation Trust and not the Reorganized Debtors. Prior employment in any capacity in the Debtors’ bankruptcy cases on behalf of the Debtors, their estates, the Committee, or any creditors shall not preclude the Litigation Trust’s retention of such professionals. Notwithstanding the foregoing, the Reorganized Debtors shall not be deemed to have waived any conflict alleged to exist with any professional retained by the Litigation Trust. The Litigation Trust Beneficiaries’ interests in the Litigation Trust shall be uncertificated and transferable, subject to applicable law, provided that no transfer, assignment or other disposition of a Litigation Trust Interest may be effected if such transfer would require the Litigation Trust to comply with the registration and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended. Any and all costs, expenses, adverse judgments, sanctions, and other financial obligations imposed against the Litigation Trust shall be solely the liabilities of the Litigation Trust and not of the Reorganized Debtors or any other Entity. The Litigation Trust, as of the Effective Date, without further notice or order, shall be enjoined from asserting any and all claims against the Reorganized

Debtors, any other Releasee, any other party released under the SEO Settlement Agreement, the Cerberus Entities, or claims against the respective properties (or interests in properties) of any of the foregoing parties.

5.7.4 In addition to reimbursement for actual out-of-pocket expenses incurred by the Litigation Trustee, the Litigation Trustee shall be entitled to receive reasonable compensation for services rendered on behalf of the Litigation Trust on terms to be set forth in the Litigation Trust Agreement. All such compensation and reimbursement shall be paid from the Litigation Trust with Litigation Trust Assets. The Reorganized Debtors shall have no liability therefor.

5.8 Taxes.

5.8.1 Transfer Taxes. Any transfer of the Litigation Trust Assets to the Litigation Trust shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.

5.8.2 Federal Income Tax Treatment of the Litigation Trust. The Litigation Trust will be established for the sole purpose of distributing any recoveries from the Committee Litigation Claims, in accordance with Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45, with no objective to continue or engage in the conduct of a trade or business. The Litigation Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. The transfer of each of the Litigation Trust Assets to the Litigation Trust shall be treated for U.S. federal income tax purposes as: (a) a transfer of the Litigation Trust Assets to the Litigation Trust Beneficiaries and, to the extent Litigation Trust Assets are allocable to Disputed Claims, to any Disputed Claims Reserve, followed by (b) the transfer by such Litigation Trust Beneficiaries of the Litigation Trust Assets (other than the Litigation Trust Assets allocable to the Disputed Claims Reserve) to the Litigation Trust in exchange for Litigation Trust Interests. Consistent therewith, all parties must treat the Litigation Trust as a grantor trust of which the Litigation Trust Beneficiaries, and, to the extent Litigation Trust Assets are allocable to Disputed Claims, the Disputed Claims Reserve, are the owners and grantors. Subject to the terms of the Litigation Trust Agreement, the Litigation Trustee will determine the fair market value of the Litigation Trust Assets as soon as possible after the Effective Date, and the Litigation Trust Beneficiaries and the Litigation Trustee must consistently use this valuation for all U.S. federal income tax purposes, including for determining gain, loss or tax basis.

5.8.3 Federal Income Tax Treatment of the Disputed Claims Reserve. Absent definitive guidance from the IRS or a contrary determination by a court of competent jurisdiction, if pursuant to Section 5.3 of this Plan the Litigation Trustee elects to treat the Disputed Claims Reserve as a “disputed ownership fund” the Disbursing Agent shall (i) treat the Disputed Claims Reserve as a disputed ownership fund for U.S. federal income tax purposes within the meaning of Treasury Regulations section 1.468B-9(b)(1) and (ii) to the extent permitted by applicable law, report consistently with the foregoing characterization for U.S. federal, state and local income tax purposes. Consistent therewith, all parties shall report, for income tax purposes, consistently with the foregoing.

5.9 Dissolution.

5.9.1 The Litigation Trust shall be dissolved no later than five years from the Effective Date, unless the Bankruptcy Court, upon motion made within the six-month period prior to such fifth anniversary (and, in the event of further extension, at least six months prior to the end of the preceding extension), determines that a fixed period extension (together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Litigation Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery on and liquidation of the Litigation Trust Assets; provided that in no event shall the term of the Litigation Trust be extended beyond 10 years.

5.9.2 Upon dissolution of the Litigation Trust, any remaining Cash on hand and other assets, with the exception of any Committee Litigation Claims, will be distributed to the Litigation Trust Beneficiaries in accordance with the Litigation Trust Agreement. Upon the dissolution of the Litigation Trust, all remaining Committee Litigation Claims shall be deemed void and abandoned and no Litigation Trust Beneficiary shall have any right, title or interest in or to any such Preserved Cause of Action.

5.10 Securities Law Matters. To the extent the interests in the Litigation Trust are deemed to be “securities,” the issuance of such interests under this Plan are exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended, and any applicable state and local laws requiring registration for the offer or sale of securities.

ARTICLE VI

VOTING AND DISTRIBUTIONS UNDER THE PLAN

6.1 Impaired Classes to Vote. Except to the extent a Class of Claims or Equity Interests is deemed to have rejected this Plan, each holder of a Claim or Equity Interest in an Impaired Class as of the Voting Record Date shall be entitled to vote to accept or reject this Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan, or any other order or orders of the Bankruptcy Court.

6.2 Acceptance by Class of Claims.

6.2.1 An Impaired Class of Claims shall have accepted a Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan. Unimpaired Classes are presumed to have accepted the Plan.

6.2.2 If no holders of Claims in an Impaired Class who are entitled to vote to accept or reject this Plan have cast Ballots to accept or reject the Plan on or before the Voting Deadline, such Class shall be deemed to have voted to accept this Plan.

6.3 Elimination of Vacant Classes. Any Class of Claims or Equity Interests that does not have a Claim or Equity Interest as of the date of the Confirmation Hearing shall be deemed eliminated from this Plan for all purposes.

6.4 Nonconsensual Confirmation. With respect to each Impaired Class of Claims that is deemed to reject the Plan in accordance with section 1126(g) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code. To the extent any other Impaired Class fails to accept any Plan in accordance with section 1126(a) of the Bankruptcy Code and Section 6.2 of this Plan, each Debtor whose Plan was not so accepted may request that the Bankruptcy Court confirm its Plan in accordance with section 1129(b) of the Bankruptcy Code and retains the right to amend its Plan to provide a confirmable treatment of the applicable Class consistent with such section.

6.5 Distributions Under the Plan. Whenever any Distribution to be made pursuant to this Plan shall be due on a day other than a Business Day, the Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due. The Distributions shall be made to the holders of Allowed Claims as of the Distribution Record Date and the Reorganized Debtors, and subject to the transfer of any Litigation Trust Interests in accordance with the terms of the Litigation Trust Agreement, the Litigation Trustee, shall have no obligation to recognize any transfer of a Claim occurring after the Distribution Record Date.

(a)	Distribution Deadlines. Any Distribution to be made by a Disbursing Agent pursuant to a Plan shall be deemed to have been timely made if made in accordance with the Distributions specified in Article III of this Plan. No interest shall accrue or be paid with respect to any Distribution as a consequence of the Distribution not having been made on the Effective Date or any other Distribution Date.

(b)	Treatment of New Holdco Common Stock. The New Holdco Common Stock shall be non-certificated and issued in book-entry form. If any Distribution of the stock of Reorganized NPC is undeliverable it shall be exchanged by the Disbursing Agent for New Holdco Common Stock in accordance with Section 4.5.2 of this Plan; if the resulting New Holdco Common Stock is undeliverable, then at the expiration of one year from the Effective Date the undeliverable Distributions shall be deemed unclaimed property and shall be treated in accordance with Section 6.13 of this Plan.

(c)

Undisbursed New Holdco Common Stock. If a legal impediment exists to the issuance or distribution of all or a portion of any New Holdco Common Stock or stock of Reorganized NPC under this Plan to any holder of an Allowed First Lien Notes Claim, or if Reorganized NPC is

advised in writing by a holder that a legal impediment exists to the acquisition by that holder of those securities, whether as a result of any legal requirements, conditions, approvals, or otherwise, the securities that would otherwise be distributable to the holder in accordance with this Plan but for such legal impediment shall instead be issued on the Effective Date, to the Disbursing Agent, to be held pursuant to the terms and conditions of this Plan provided that the Disbursing Agent shall not exercise any voting rights with respect to these securities, and in the case of stock of Reorganized NPC, the Disbursing Agent shall exchange such stock for New Holdco Common Stock pursuant to Section 4.5.2 of this Plan on behalf of such holder. From and after the Effective Date, up to and until the undisbursed securities are released pursuant to the terms of this Plan, the Disbursing Agent shall be the registered holder of these securities. When the applicable legal impediment to the acquisition of undisbursed securities has been resolved as evidenced by delivery of written notice by the holder to the Disbursing Agent and New Holdco, which notice shall include a description of such resolution on which the Disbursing Agent and New Holdco shall be entitled to rely, the undisbursed securities shall be delivered to the holder no later than the next Distribution Date in accordance with the terms and conditions of this Plan. In any other instance, these securities shall be delivered at such time as New Holdco determines in its sole discretion that any legal impediment to the issuance and delivery of those securities has been resolved. If the applicable legal impediment to the issuance and delivery of undisbursed securities to a holder has not been satisfactorily resolved in the foregoing manner within one year after the Effective Date, New Holdco will direct the Disbursing Agent to cooperate in good faith with the affected holder to sell the undisbursed securities and distribute the proceeds to the holder.

(d)	Distributions of Litigation Trust Interests. The Litigation Trustee shall be responsible for the Distribution of Litigation Trust Interests, but the Litigation Trust Interests shall be recorded in book-entry form only. The Litigation Trust Interests shall not be certificated or issued in registered form. If any Distribution on account of Litigation Trust Interests to a Litigation Trust Beneficiary is undeliverable, then at the expiration of one year from the Effective Date, the undeliverable Distributions shall be deemed unclaimed property and shall be treated in accordance with Section 6.13 of this Plan.

(e)	Responsibility for Transfers and Distributions. The Disbursing Agent shall be responsible for Distributions required by this Plan.

6.6 Distribution Record Date. As of the close of business on the Distribution Record Date, the Debtors, the Reorganized Debtors, and the Indenture Trustees shall have no obligation to recognize any transfer of any noteholder’s Claim occurring after the close of business on the Distribution Record Date, and shall instead be entitled to recognize and deal for all purposes under this Plan with only those holders of record as of the close of business on the Distribution Record Date.

6.7 Payments to be Made to Indenture Trustees. The Distributions to be made under the Plan to the holders of Allowed Notes Claims shall be made to the relevant Indenture Trustees. Subject to the satisfaction of the requirements in Section 4.8.2 of this Plan (to the extent applicable), the applicable Indenture Trustee shall distribute to each holder its Pro Rata Share of the applicable Distribution, subject to the rights of the Indenture Trustees to assert their Indenture Trustee Charging Liens against such Distributions.

6.8 Manner of Payment Under the Plan. Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by the applicable Disbursing Agent shall be made by check drawn on a domestic bank or by automated clearing house transfer.

6.9 Payment of Interest on Allowed Claims. Unless otherwise specifically provided by this Plan, the Confirmation Order or any other order of the Bankruptcy Court, post-petition interest shall not accrue and shall not be paid on Allowed Claims.

6.10 Fractional Dollars; De Minimis Distributions. Notwithstanding any other provision of this Plan, Cash payments of fractions of dollars shall not be made. Whenever any Distribution to a holder of a Claim or Litigation Trust Beneficiary would otherwise call for Distribution of Cash in a fractional dollar amount, the actual Distribution of such Cash shall be rounded to the nearest whole dollar (up or down), with half dollars (or less) being rounded down. The Disbursing Agent shall not be required to make any Cash payment of less than $50 with respect to any Claim or Litigation Trust Interest unless a written request therefor is made to the applicable Disbursing Agent not later than one year after the Effective Date.

6.11 Calculation of Distribution of New Holdco Common Stock. No fractional shares of New Holdco Common Stock shall be issued or distributed under this Plan. Whenever any Distribution to a holder of a Claim would otherwise call for a Distribution which would result in such holder holding a fraction of a share of New Holdco Common Stock, the actual Distribution of shares shall be rounded to the nearest whole number of shares (up or down), with half shares (or less) being rounded down. The total number of shares of New Holdco Common Stock to be issued pursuant to this Plan to the holders entitled to receive such shares shall be adjusted as necessary to account for the rounding provided in this Plan. No consideration shall be provided in lieu of fractional shares rounded down.

6.12 Calculation of Distribution of Litigation Trust Interests. No fractional Litigation Trust Interests shall be issued or distributed under this Plan. Whenever any Distribution to a Litigation Trust Beneficiary would otherwise call for Distribution of a fraction of a Litigation Trust Interest, the actual Distribution of such Litigation Trust Interests shall be rounded to the nearest whole number of shares (up or down), with half shares (or less) being rounded down. No consideration shall be provided in lieu of fractional Litigation Trust Interests rounded down.

6.13 Unclaimed Property. All Distributions under this Plan unclaimed for a period of one year after the applicable Distribution Date shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall vest in the applicable Reorganized Debtor or Litigation

Trust, as applicable, and any entitlement of any holder of any Claim or Litigation Trust Beneficiary to those Distributions shall be extinguished and forever barred and, with respect to unclaimed Distributions from the Litigation Trust, such Distributions shall be reallocated to the other Litigation Trust Beneficiaries in accordance with the terms of the Litigation Trust Agreement and this Plan.

6.14 Time Bar to Cash Payments. Checks issued by a Disbursing Agent in respect of any Distribution of Cash made on account of Allowed Claims or Litigation Trust Interests shall be null and void if not negotiated within 90 days from and after the date of issuance thereof. Requests for re-issuance of any check shall be made directly to the applicable Disbursing Agent by the holder of the Allowed Claim or Litigation Trust Interest, as applicable, with respect to which such check originally was issued. Any Claim in respect of a voided check shall be made on or before the later of (i) the first anniversary of the Distribution, or (ii) 90 days after the date of issuance if the check represents a final Distribution. After that date, all remaining Claims in respect of voided checks shall be discharged and forever barred and the applicable Reorganized Debtor or Litigation Trust, as applicable, shall retain all related monies as unclaimed property under Section 6.13.

6.15 Setoffs. The Reorganized Debtors may, but shall not be required to, pursuant to applicable bankruptcy or non-bankruptcy law, set off against any Allowed Claim and the related Distributions to be made pursuant to this Plan (before any Distribution is made on account of the Claim), the claims, rights, and Causes of Action of any nature that the Estates or the Reorganized Debtors hold against the holder of that Allowed Claim. Neither the failure to effect such a setoff nor the allowance of any Claim under this Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against the Claim holder, provided, that no setoffs shall be permitted against any holders of the First Lien Notes or Second Lien Notes or that would violate the SEO Settlement Agreement.

6.16 Allocation of Plan Distributions Between Principal and Interest. To the extent that an Allowed Claim entitled to a Distribution under this Plan is comprised of indebtedness and accrued but unpaid interest, the distribution shall be allocated first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

ARTICLE VII

TREATMENT OF DISPUTED CLAIMS UNDER THE PLAN

7.1 Objections to Claims; Prosecution of Disputed Claims.

7.1.1 Unless other Claims objection procedures previously approved by the Bankruptcy Court require otherwise, the Debtors or Reorganized Debtors (except after the Effective Date as to General Unsecured Claims) shall object to the allowance of Claims with respect to which the Debtors or Reorganized Debtors dispute liability in whole or in part. Unless resolved by settlement between the applicable Debtor and the holder of a Claim, all objections filed and prosecuted by the Debtors or Reorganized Debtors shall be litigated to Final Order by the Debtors or Reorganized Debtors, as applicable. From and after the Effective Date, objections to General Unsecured Claims shall be filed and prosecuted by the Litigation Trustee and the Litigation Trustee shall have the sole authority to settle all pending or future objections to General Unsecured Claims. For the avoidance of doubt, the Litigation Trust shall pay all fees, costs, and expenses incurred by the Litigation Trustee and its professionals in connection with filing and prosecuting objections to General Unsecured Claims. In addition, any and all costs, expenses, adverse judgments, sanctions, and other financial obligations imposed against the Litigation Trust shall be solely the liabilities of the Litigation Trust and not of the Reorganized Debtors or any other Entity, and the Litigation Trust shall reimburse the Reorganized Debtors for reasonable fees, costs and expenses incurred in facilitating the Litigation Trustee’s prosecution and/or settlement of General Unsecured Claims objections, such as the Reorganized Debtors’ legal fees and travel expenses attendant thereto. Notwithstanding anything to the contrary herein, the Reorganized Debtors and the Litigation Trustee shall coordinate in good faith with respect to the prosecution or settlement of any Claims for which classification as a General Unsecured Claim or other type of Claim is in dispute. Nothing herein grants to the Litigation Trust any power to bind the Reorganized Debtors and/or their affiliates in any way whatsoever.

7.1.2 Unless otherwise provided in this Plan or ordered by the Bankruptcy Court, all objections to Claims shall be served and filed on or before 360 days after the Effective Date, as may be extended before or after the running of the 360 days by order of the Bankruptcy Court after notice and a hearing.

7.2 No Distributions Pending Allowance. Except as provided in Section 7.3, and notwithstanding any other provision in this Plan, if any portion of a Claim is a Disputed Claim, no Distribution shall be made on account of any portion of the Claim unless and until the Disputed Claim becomes an Allowed Claim. No interest shall be paid on account of Disputed Claims that later become Allowed except to the extent that payment of interest is required under section 506(b) of the Bankruptcy Code.

7.3 Reserve Account for Disputed General Unsecured Claims. On and after the Effective Date, the Disputed Claims Reserve shall hold Cash and Litigation Trust Interests in an aggregate amount sufficient to pay all holders of Disputed General Unsecured Claims the Distributions of Cash and Litigation Trust Interests they would have been entitled to receive under this Plan if all their General Unsecured Claims had been Allowed Claims on the Effective Date, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the

Disputed Claims Reserve. The Cash to be held in the Disputed Claims Reserve shall be held and deposited by the Litigation Trust Disbursing Agent in a segregated interest-bearing reserve account (or accounts, as may be determined by the Litigation Trust Disbursing Agent). Distributions reserved on account of any Disputed Claim shall be distributed to the extent it becomes an Allowed Claim so the holder thereof receives the Distributions it would have received had it been Allowed on the Effective Date, net of any taxes imposed on or otherwise payable by the Disputed Claims Reserve. Distributions on account of a Claim that becomes an Allowed Claim after the Effective Date shall be made on the next Distribution Date following (i) the entry of an order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction (including any appeal) allowing any Disputed Claim that has become a Final Order, (ii) the withdrawal of any objection to the Disputed Claim, or (iii) a settlement, compromise, or other resolution of the Disputed Claim.

7.4 Disputed Class 3A Claims. A holder of a Disputed NPC Class 3A or GD Class 3A Claim who is precluded from voting on the Plan and does not receive a Ballot on which to elect treatment as a Qualified Trade Creditor may instead elect to have its NPC or GD Class 3A Claim treated under the Plan as a Qualified Trade Claim upon the Allowance of all or a portion of such Claim if (i) the holder notifies the Claims Agent, (ii) obtains from the Claims Agent and completes the form entitled “Credit Terms For Consideration As Qualified Trade Creditor”, and returns the form to the Claims Agent, and (iii) otherwise meets the requirements of a Qualified Trade Creditor in Section 1.2.138 of this Plan.

7.5 No Recourse. Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by this Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims in the applicable Class, no holder of such Claim shall have recourse against the Disbursing Agent, the Debtors, the Reorganized Debtors, the Litigation Trust, the Litigation Trustee, or any of their respective professionals, consultants, attorneys, advisors, officers, directors, or members or their successors or assigns, or any of their respective property. However, nothing in this Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code. THE BANKRUPTCY COURT’S ENTRY OF AN ORDER ESTIMATING CLAIMS MAY LIMIT THE DISTRIBUTION TO BE MADE ON THE DISPUTED CLAIM, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF THE DISPUTED CLAIM.

7.6 Distribution to Holders of Allowed Claims Following Disallowance of Disputed Claims. Subject to the minimum Distribution limitations set forth in Section 1.2.49 of this Plan, on each Distribution Date following the Effective Date, Distributions held in the Disputed Claims Reserve on account of Disputed General Unsecured Claims that are Disallowed shall be redistributed, net of any taxes imposed on the Disputed Claims Reserve or otherwise payable by the Disputed Claims Reserve, to each holder of Litigation Trust Interests in accordance with the terms of the Litigation Trust Agreement. Each holder shall receive Cash and/or Litigation Trust Interests reflecting the increase of the holders’ Pro Rata Share resulting from the disallowance of Disputed General Unsecured Claims since the previous Distribution Date and the release from the Disputed Claims reserve of the Cash and/or Litigation Trust Interests accorded to such Disallowed Claims for redistribution to the holders of Litigation Trust Interests as set forth in the Litigation Trust Agreement. Any Distributions made on a Distribution Date following the Effective Date shall be made in the same manner as provided in Section 6.5 of this Plan in respect of Effective Date Distributions.

7.7 Estimation of Claims. The Debtors and/or the Reorganized Debtors, with respect to all Claims other than General Unsecured Claims, and the Litigation Trustee, with respect to General Unsecured Claims, may at any time request that the Bankruptcy Court estimate for final Distribution purposes any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code or other applicable law, regardless of whether the Debtors or the Reorganized Debtors previously objected to that Claim or whether the Bankruptcy Court has ruled on the objection, and the Bankruptcy Court will retain subject matter jurisdiction to consider any request to estimate any Claim at any time, including during the pendency of any related appeal. Unless otherwise provided in an order of the Bankruptcy Court, if the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the estimated amount shall constitute either the Allowed amount of the Claim or a maximum limitation on the Claim, as determined by the Bankruptcy Court. If the estimate constitutes the maximum limitation on a Claim, the Debtors, the Reorganized Debtors, or the Litigation Trustee, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of that Claim. The foregoing is not intended to limit the rights granted by section 502(j) of the Bankruptcy Code. All of the forgoing Claims objections, estimation and resolution procedures are cumulative and not exclusive of one another.

ARTICLE VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1 Assumption and Rejection of Executory Contracts. Each Executory Contract that has not expired by its own terms on or prior to the Confirmation Date, and which has not been assumed, assumed and assigned, assumed as modified, or rejected with the approval of the Bankruptcy Court, or which is not the subject of a motion to assume, assume and assign, assumed as modified, or reject as of the Confirmation Date, shall be:

(a)	If listed on Schedule 8.1(A) of the Plan Supplement, deemed rejected by the Debtors on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

(b)	If listed on Schedule 8.1(B) of the Plan Supplement, deemed assumed by the Debtors on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumption pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

(c)	If listed on Schedule 8.1(C) of the Plan Supplement, deemed assumed as modified by the Debtors on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumption as modified pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

(d)	If listed on Schedule 8.1(D) of the Plan Supplement, deemed assumed and assigned by the Debtors on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumption and assignment pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

(e)	If listed on Schedule 8.1(E) of the Plan Supplement, deemed assumed, rejected,or terminated consistent with the treatment contemplated by the SEO Settlement Agreement.

(f)	If not set forth on Schedules 8.1(A)-(E) of the Plan Supplement, deemed assumed by the Debtors and this Plan shall constitute a motion to assume that Executory Contract.

Each Executory Contract assumed shall include any modifications, amendments, supplements, or restatements to that Executory Contract. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of the assumptions pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each assumed Executory Contract is in the best interest of the Debtors, their Estates, and all parties in interest in the Chapter 11 Cases. The Debtors reserve the right at any time prior to the Effective Date to amend Schedules 8.1(A)-(E) to delete an Executory Contract listed on those Schedules, transfer an Executory Contract from one Schedule to another, or to add an Executory Contract not previously listed on any of the Schedules, thus changing the treatment accorded to that Executory Contract. The Debtors shall provide notice to the affected non-debtor counterparties to the Executory Contract of (i) the proposed assumption, assumption as modified, assumption and assignment, or rejection of that Executory Contract, (ii) any related cure amounts related to a proposed assumption, and (iii) any amendments made to Schedules 8.1(A)-(E). Nothing in this Section 8.1 shall constitute an admission by a Debtor or Reorganized Debtor that any contract or lease is an Executory Contract or that a Debtor or Reorganized Debtor has any liability thereunder.

8.2 Cure of Defaults and Survival of Contingent Claims. Except as may otherwise be agreed to by the parties, on or before the 30th day after the Effective Date, each non-debtor party to an Executory Contract that objects to a proposed cure amount must file an objection. Absent a timely objection, the payment of the proposed cure amount in respect of an Executory Contract shall cure any undisputed defaults under an Executory Contract assumed by the Debtors pursuant to this Plan in accordance with section 365(b) of the Bankruptcy Code, and all contingent reimbursement or indemnity Claims in respect of such Executory Contract shall be discharged upon entry of the Confirmation Order. All disputed cure amounts shall be paid either within 30 days of the entry of a Final Order determining the amount, if any, or as may otherwise be agreed to by the Reorganized Debtors and non-debtor counterparty.

8.3 Deadline for Filing Rejection Damage Claims. If the rejection of an Executory Contract by the Debtors pursuant to Section 8.1 of this Plan results in damages to the non-debtor party to that Executory Contract, any claim for damages shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Litigation Trust or the Litigation Trustee or their respective properties, agents, successors, or assigns unless a proof of claim is filed with the Claims Agent or with the Bankruptcy Court and served upon the Debtors (or Reorganized Debtors) and, if after the Effective Date, the Litigation Trustee on or before 30 days after the latest to occur of (i) the Confirmation Date, and (ii) the date of entry of an order by the Bankruptcy Court authorizing rejection of the Executory Contract.

8.4 D&O Liability Insurance. The Reorganized Debtors shall maintain insurance for the benefit of persons who were directors, officers and employees of any of the Debtors prior to or on the Commencement Date or at any time thereafter at levels no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than six years following the Effective Date. Pursuant to Bankruptcy Code section 1141(d)(1), except as otherwise provided in the Plan or the Confirmation Order, all debts arising before the Effective Date are discharged, including without limitation all indemnity, reimbursement or advancement claims relating to acts, events, or omissions that occurred prior to the Commencement Date regardless of when such claims arise. Without limiting the foregoing, nothing herein impairs the rights of present or former officers and directors to assert Administrative Expense Claims for indemnity or reimbursement they contend arose postpetition, and nothing herein impairs the rights of any party in interest to object on any ground, including without limitation, that the Claim is a discharged prepetition Claim because it relates to acts, events or omissions that occurred prior to the Commencement Date.

8.5 Existing Compensation and Benefit Programs. Except as provided in Section 8.1 of this Plan, the Debtors’ existing collective bargaining agreements (as modified), health care plans (including medical plans, dental plans, vision plans, prescription plans, health savings accounts and spending accounts), retiree benefit programs and settlements with respect to such retiree benefit programs, defined contribution plans, severance plans, discretionary bonus plans, performance-based incentive plans, long-term incentive plans, retention plans, workers’ compensation programs and life, disability, accidental death and dismemberment, directors and officers liability, and other insurance plans are treated as Executory Contracts under this Plan and shall, on the Effective Date be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code. Schedule 8.5 to the Plan Supplement shall list the agreements, plans, programs and other documents described in the preceding sentence. On and after the Effective Date, all Claims submitted for payment in accordance with the foregoing benefit programs, whether submitted prepetition or postpetition, shall be processed and paid in the ordinary course of business of the applicable Reorganized Debtors, in a manner consistent with the terms and provisions of those benefit programs. Notwithstanding any other provision of this Plan, the cure obligations, if any, related to the assumption of each of the collective bargaining agreements or modified collective bargaining agreements, shall be satisfied by the applicable Reorganized Debtors by payment, in the ordinary course, of all obligations arising under the collective bargaining agreements or modified collective bargaining agreements, including, but not limited to, grievances, grievance settlements, and arbitration awards. All Proofs of Claim filed by the USW and other unions (other than any proof of claim filed pursuant to Section 5 of the NPWSI Retirement Plan Settlement) shall be deemed satisfied by the agreement and obligation of the Reorganized Debtors to assume the applicable collective bargaining agreements and cure any defaults thereunder in the ordinary course as provided herein. Notwithstanding any other provision of this paragraph, any obligation resolved by the NPWSI Retirement Plan Settlement shall be satisfied by compliance with the terms of the NPWSI Retirement Plan Settlement. For the treatment of the Pension Plans, which will be continued by the Reorganized Debtors in the ordinary course of business, see Sections 8.5.1 and 8.5.2 of this Plan.

8.5.1 The NewPage Cash Balance Plan for Non-Bargained Employees shall not be modified or affected by any provision of the Plan and shall be continued in the ordinary course of business after the Effective Date in accordance with its terms. The NewPage Retirement Plan for Bargained Hourly Employees shall not be modified (absent Union consent) or affected by any provision of the Plan and shall be continued in the ordinary course of business after the Effective Date in accordance with its terms and any modifications thereto pursuant to Union consent.

8.5.2 The Debtors or the Reorganized Debtors shall satisfy the minimum funding standards pursuant to 26 U.S.C. §§ 412, 430, and 29 U.S.C. § 1082, 1083 and be liable for the payment of PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307 subject to any and all applicable rights and defenses of the Debtors, and administer the Pension Plans in accordance with the provisions of ERISA and the Internal Revenue Code. In the event that the Pension Plans terminate after the Effective Date, the Reorganized Debtors and each of its controlled group members will be responsible for the liabilities imposed by Title IV of ERISA.

8.5.3 Nothing in these Chapter 11 Cases, the Confirmation Order, the Plan, the Bankruptcy Code (including section 1141 thereof), or any document filed in these Chapter 11 Cases shall in any way be construed to discharge, release, limit, or relieve the Debtors or any other party, in any capacity, from any liability or responsibility with respect to the Pension Plans or any other defined benefit pension plan under any law, governmental policy, or regulatory provision. The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability or responsibility by any of the provisions of any plan of reorganization, confirmation order, Bankruptcy Code, or any document filed in these Chapter 11 Cases.

8.6 Reorganized NPC New Compensation Plans. On the Effective Date, the Reorganized NPC New Compensation Plans established by the Reorganized Debtors shall be executed and become effective, and the beneficiaries under those plans shall be governed by their terms.

ARTICLE IX

CORPORATE GOVERNANCE AND

MANAGEMENT OF REORGANIZED DEBTORS

9.1 Reorganized Debtors’ Directors and Officers. The number and members of the boards of directors (or boards of managers, as applicable) of New Holdco, New Intermediate Holdco and the Reorganized Debtors will be set forth in the New Holdco Documents, the New Intermediate Holdco Documents and Governance Documents, as applicable. The names of the members of the boards of directors (or boards of managers, as applicable) and initial officers of

New Holdco and the Reorganized Debtors shall be identified in Schedule 9.1 of the Plan Supplement and in all respects satisfactory to the First Lien Notes Trustee. The members of the board of managers and the initial officers of New Intermediate Holdco may be the same as the members of the board of directors and the initial officers of Reorganized NPC. Each of the members of each board of directors (or board of managers) and each officer shall serve in accordance with applicable non-bankruptcy law.

9.2 Amendment of Governance Documents. The respective Governance Documents of the Debtors shall be amended as of the Effective Date to be substantially in the form of the Reorganized Debtors’ certificate of incorporation, bylaws and limited liability company agreement, as applicable, attached as Schedules 9.2A, 9.2B, and 9.2C of the Plan Supplement. The Governance Documents shall contain provisions (i) prohibiting the issuance of non-voting equity securities by the Reorganized Debtors that are corporations, as required by section 1123(a)(6) of the Bankruptcy Code (subject to further amendment as permitted by applicable law), and (ii) effectuating the provisions of this Plan, in each case without further action by the equityholders or the board of directors (or similar governing body) of the Debtors or the Reorganized Debtors.

9.3 Corporate Action. On the Effective Date, the adoption of the New Holdco Documents, the New Intermediate Holdco Documents and the Reorganized Debtors’ respective amended Governance Documents shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including any action by the equityholders or the board of directors (or similar governing body) of the Debtors or the Reorganized Debtors. All other matters provided under this Plan involving the organizational structure of the Reorganized Debtors or corporate action by the Reorganized Debtors shall be deemed to have occurred, be authorized, and shall be in effect without requiring further action under applicable law, regulation, order, or rule, including any action by the equityholders or the board of directors (or similar governing body) of the Debtors or the Reorganized Debtors.

9.4 Corporate Authority of the Debtors. On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary or appropriate to effectuate this Plan, including (i) causing the Disbursing Agent to make Distributions under this Plan, (ii) the execution and delivery of appropriate agreements or other documents of merger, consolidation, conversion, or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law, (iii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan, and (iv) the execution and filing of Governance Documents with the appropriate governmental authorities pursuant to applicable law.

ARTICLE X

EFFECT OF CONFIRMATION

10.1 Re-vesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estates shall vest in the applicable Reorganized Debtors free and clear of all Claims, Liens, Encumbrances, charges, and other interests created prior to the Effective Date, except as provided in this Plan and the Plan Documents (and for avoidance of doubt, excluding the Lien and security interest grants pursuant to the Exit Financing Documents), including in respect of the Litigation Trust Assets transferred to the Litigation Trust. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules in all respects as if they never sought protection under the Bankruptcy Code, except as provided in this Plan.

10.2 Discharge of Claims. Except as provided in this Plan and the Plan Documents (including, without limitation, the Exit Financing Documents), upon the Effective Date, all Claims and Equity Interests shall be discharged to the fullest extent provided by section 1141 of the Bankruptcy Code.

10.3 Preservation of Insurance. The discharge and release of the Debtors as provided in this Plan, and the re-vesting of property in the Reorganized Debtors, shall not diminish or impair the enforceability of any insurance policies that may cover Claims against any Debtor or other Entity.

10.4 Injunction Against Claims and Equity Interests. Except as otherwise provided in this Plan, the Confirmation Order or any other applicable order of the Bankruptcy Court, all Entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any Equity Interest, Claim or Cause of Action discharged, released or waived pursuant to the Plan, the SEO Settlement Agreement, or the Cerberus Settlement Agreement, against the Debtors, the other Releasees, the Estates, the Reorganized Debtors, or their respective properties or interests in properties, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order relating to any Equity Interest, Claim or Cause of Action discharged, released or waived pursuant to the Plan, the SEO Settlement Agreement, or the Cerberus Settlement Agreement, against the Debtors, the other Releasees, the Estates, the Reorganized Debtors, or their respective properties or interests in properties, (iii) creating, perfecting, or enforcing any Encumbrance or Lien of any kind securing a Claim or other debt, liability, or Equity Interest or Cause of Action discharged, released or waived pursuant to the Plan, the SEO Settlement Agreement, or the Cerberus Settlement Agreement, against the Debtors and the other Releasees, the Estates, the Reorganized Debtors, or their respective property or interests in property, and (iv) except to the extent provided, permitted, or preserved by sections 553, 555, 556, 559, or 560 of the Bankruptcy Code or pursuant to the common law, and not discharged, released or waived pursuant to the Plan, the SEO Settlement Agreement, or the Cerberus Settlement Agreement, exercising any right of recoupment, setoff or subrogation against any obligation due from the Debtors, the other Releasees, the Estates, the Reorganized Debtors or against their respective property or interests in property, with respect to any Equity Interest, Claim or Cause of Action that is discharged, released or waived pursuant to the Plan, the SEO Settlement Agreement, or the Cerberus Settlement Agreement. To clarify the foregoing, nothing in the Plan or Confirmation Order shall impair any offset and/or recoupment right of the United States of America or any agency or instrumentality thereof, provided that the United States’ preserved offset rights do not include the right to offset any postpetition claim of the Reorganized Debtors for amounts owed to them by the United States of America against any discharged prepetition claim of the United States of America for amounts owed to it by the Debtors.

10.5 Term of Existing Injunctions or Stays. Unless otherwise provided in this Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order.

10.6 Injunction Against Interference With Plan. Pursuant to sections 1142 and 105 of the Bankruptcy Code, from and after the Effective Date, all holders of Claims and Equity Interests and other parties in interest, along with their respective current or former employees, agents, officers, directors, principals and Affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan, except for actions allowed to attain legal review.

10.7 Injunction Regarding Worthless Stock Deduction. Unless otherwise ordered by the Bankruptcy Court (including because the Bankruptcy Court determines that no injunction is necessary to protect the tax attributes of the Debtors or the Reorganized Debtors), any person or group of persons constituting a “fifty percent shareholder” of NPGI, NPHC, or NPC within the meaning of section 382(g)(4)(D) of the Tax Code shall be permanently enjoined from claiming a worthless stock deduction with respect to any Equity Interest in NPGI, NPHC, or NPC held by that person(s) or group (or otherwise treating the Equity Interest in NPGI, NPHC, or NPC as worthless for U.S. federal income tax purposes) for any taxable year of that person(s) or group ending on or prior to the Effective Date.

10.8 Channeling Injunction. Any and all actions, relating to any act or omission or other matter arising through the Effective Date, against present or former officers, directors, or stockholders of the Debtors, or against affiliates of any such persons or Entities in such capacities, shall be brought solely in the Bankruptcy Court or any federal district court or Delaware state court, subject to all such courts’ powers to abstain. If none of such courts has subject matter jurisdiction and/or personal jurisdiction over a defendant who does not consent to personal jurisdiction, the actions may be brought elsewhere, subject to whatever objections and defenses the defendants may have. Nothing herein grants permission to any person or entity to bring actions otherwise released, exculpated, or enjoined by the Plan or Confirmation Order.

10.9 Exculpation. As of and subject to the occurrence of the Confirmation Date, the Debtors, the Committee and each of the Committee’s members, the First Lien Notes Trustee, the First Lien Notes Steering Committee and its members, the Second Lien Notes Trustee, the members of the Second Lien Group, the Exit Financing Group, the Cerberus Entities, and each of their current or former Affiliates, agents, shareholders, directors, officers, members, employees, and advisors, or attorneys to any of the foregoing (collectively, the “Exculpated Parties”) shall be deemed to have (i) negotiated and proposed this Plan in good faith, and not by any means forbidden by law (ii) solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation, and (iii) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of securities under this Plan, and therefore are not, and on account of the offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of any securities under this Plan. None of the Exculpated Parties shall have or incur any liability to any Entity for any claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses and counterclaims whatsoever, held by the Debtors, the Reorganized Debtors or assertable on behalf of their Estates, or the Reorganized Debtors, or derivative of the Debtors’, their Estates’ or the Reorganized Debtors’ rights, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, in any way relating to the Debtors, the Estates, the Debtors in Possession, the Chapter 11 Cases, this Plan, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest, the treatment of any Claim or Equity Interest under this Plan, the business or contractual arrangements between any Debtor and any other Releasee, any negotiations regarding or concerning this Plan and the ownership, management and operation of the Debtors and the Reorganized Debtors, the negotiation and consummation of the Exit Financing, the purchase, sale or rescission of the purchase or sale of any security, claim or interest of the Debtors, the Debtors in Possession or their Estates, or any act or omission, transaction, agreement, event or other occurrence taking place on or after the Commencement Date and on or before the Effective Date. The foregoing shall not operate as a waiver of or release from any claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses, and counterclaims arising as a result of any gross negligence, willful misconduct, or actual fraud by an Exculpated Party.

10.10 Releases by Debtors. As of the Effective Date, the Debtors and the Reorganized Debtors release, waive and discharge all of the other Releasees (other than the SEO Released Parties and Trust Parties, whose release is as set forth in the SEO Settlement Agreement), from any and all claims, obligations, rights, suits damages, causes of action, remedies, liabilities, defenses and counterclaims whatsoever, held by the Debtors or their Estates, assertable on behalf of the Debtors or their Estates, or derivative of the Debtors’, or their Estates’ rights, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, in any way relating to the

Debtors, the Debtors in Possession, the Chapter 11 Cases, the Disclosure Statement, this Plan, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under this Plan, the treatment of any Claim or Equity Interest under this Plan, the business or contractual arrangements between any Debtor and any other Releasee, any negotiations regarding or concerning this Plan and the ownership, management and operation of the Debtors, the negotiation and consummation of the Exit Financing, purchase, sale or rescission of the purchase or sale of any security, claim or interest of the Debtors, or their Estates, or any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date. Notwithstanding the Preserved Rights preserved in Section 4.9 of this Plan, the Releasees (other than the SEO Released Parties and Trust Parties, whose release is as set forth in the SEO Settlement Agreement), shall be released from all Preserved Rights except for (i) claims, obligations, rights, suits, damages, causes of action, remedies, liabilities, defenses and counterclaims arising as a result of any Releasee’s gross negligence, willful misconduct, or actual fraud and (ii) any remedies, liabilities, or causes of action arising out of any express contractual obligation owing by any Releasee to any Debtor or any reimbursement obligation owing by any Releasee to any Debtor with respect to a loan or advance made by any of the Debtors to that Releasee. For the avoidance of doubt, nothing in this Section 10.10 shall qualify or limit the release of (a) the SEO Released Parties or the Trust Parties, whose release is as set forth in the SEO Settlement Agreement, or (b) the Cerberus Entities, whose release is set forth in the Cerberus Settlement Agreement.

10.11 Additional Releases of Releasees. Subject to the terms of the release opt-out provision in the Ballots (except as set forth in the proviso below), as of the Effective Date, each holder of a Claim against the Debtors (including each person who, directly or indirectly, is entitled to receive a distribution under this Plan, and each person entitled to receive a distribution via an attorney, agent, indenture trustee, or securities intermediary), shall be deemed to forever release, waive and discharge all Releasees from any and all claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses and counterclaims, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, in any way relating to the Debtors, the Debtors in Possession, the Chapter 11 Cases, the Disclosure Statement, this Plan, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under this Plan, the treatment of any Claim or Equity Interest under this Plan, the business or contractual arrangements between any Debtor and any other Releasee, any negotiations regarding or concerning this Plan and the ownership, management and operation of the Debtors, the negotiation and consummation of the Exit Financing, the purchase, sale or rescission of the purchase or sale of any security, claim or interest of the Debtors, the Debtors in Possession or their Estates, or any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date. The foregoing release shall not operate as a waiver of or release from any claims, rights, obligations, suits, damages, causes of action, remedies, liabilities, defenses, and counterclaims arising as a result of any gross negligence, willful misconduct or actual fraud by a Releasee (other than a Debtor); provided, however, that the release opt-out provision in the Ballots shall not apply to claims against non-debtors indemnified by the Reorganized Debtors.

10.12 Releases Pursuant to SEO Settlement Agreement. The Debtors and the Reorganized Debtors release the SEO Released Parties and the Trust Parties upon the satisfaction of the closing conditions set forth in Sections 1 and 9 of the SEO Settlement Agreement.

ARTICLE XI

CONDITIONS PRECEDENT TO EFFECTIVE DATE OF

THE PLAN; IMPLEMENTATION PROVISIONS

11.1 Conditions Precedent to Effective Date of the Plan. The occurrence of the Effective Date and the substantial consummation of this Plan are subject to satisfaction of the following conditions precedent, and the Effective Date shall not occur, and this Plan shall be of no force and effect, unless and until each of the following conditions precedent is satisfied:

(a)	The Bankruptcy Court shall have issued the Confirmation Order;

(b)	The Confirmation Order shall have been entered on the docket for at least 14 days, or such shorter period as may be approved by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(e), without being reversed, stayed or enjoined;

(c)	The Confirmation Order and all agreements and instruments that are Exhibits to this Plan or included in the Plan Supplement shall be in a form reasonably acceptable to the Debtors and the First Lien Notes Trustee; provided, however, that if the Confirmation Order effects a change to the terms of the Plan that affects the Distributions to or rights of (i) the Second Lien Group, its members or the Second Lien Noteholders, (ii) the Committee, its members or holders of General Unsecured Claims, or (iii) the SEO Released Parties or the Trust Parties, then those terms in the Confirmation Order must be reasonably acceptable to each of the Second Lien Group, the Committee and/or SEO, as applicable;

(d)	The Confirmation Order shall be in full force and effect;

(e)	The conditions precedent to the effectiveness of the Exit Financing shall have been satisfied or waived by the parties thereto, the Reorganized Debtors shall have access to the Exit Financing, and all fees and expenses payable under the Exit Financing Documents shall have been paid, without the need to file a fee application with the Bankruptcy Court; and

(f)	The Bankruptcy Court shall have approved the Cerberus Settlement Agreement.

11.2 Waiver of Conditions Precedent. To the extent practicable and legally permissible, the conditions precedent in Section 11.1 of this Plan may be waived, in whole or in part, by the Debtors, subject to the consent of the First Lien Notes Trustee not to be unreasonably withheld; provided, however, that if such waiver(s) affects the Distributions to or rights of (i) the

Second Lien Group, its members or the Second Lien Noteholders, (ii) the Committee, its members or holders of General Unsecured Claims, or (iii) the SEO Released Parties or the Trust Parties, then the Second Lien Group, Committee and/or SEO, as applicable must also consent to the waiver of such condition, which consent shall not be unreasonably withheld or delayed. Any such waiver of a condition precedent may be effected at any time by filing with the Bankruptcy Court a notice that is executed by the Debtors, with the consent of the First Lien Notes Trustee, the Committee, the Second Lien Group, and/or SEO, as applicable.

11.3 Notice of Confirmation of the Plan. Notice of entry of the Confirmation Order shall be provided by the Debtors as required by Bankruptcy Rule 3020(c)(2) and any applicable local rules of the Bankruptcy Court.

11.4 Notice of Effective Date of the Plan. Notice of the Effective Date shall be provided by the Debtors in the same manner provided with respect to notice of entry of the Confirmation Order, and any applicable local rules of the Bankruptcy Court.

ARTICLE XII

RETENTION OF SUBJECT MATTER JURISDICTION

12.1 Retention of Jurisdiction. To the fullest extent allowed under applicable law, the Bankruptcy Court and the District Court shall retain subject matter jurisdiction and retain all exclusive jurisdiction they have over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or this Plan, or that relates to the following:

(a)	to interpret, enforce, and administer the terms of this Plan, the Plan Documents (including annexes and exhibits), and the Confirmation Order;

(b)	to resolve any matters related to the assumption, assignment, or rejection of any Executory Contract and to hear, determine and, if necessary, liquidate, any related Claims, including with respect to any cure amount;

(c)	to enter such orders as may be necessary or appropriate to implement or consummate this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan;

(d)	to determine any and all motions, adversary proceedings, applications, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to this Plan, may be instituted by the Reorganized Debtors after the Effective Date including any claims to recover assets for the benefit of the Estates, except for matters waived or released under this Plan;

(e)	to ensure that Distributions to holders of Allowed Claims are accomplished as provided in this Plan;

(f)	to hear and determine any timely objections to Administrative Expense Claims or to proofs of claim, both before and after the Effective Date, including any objections to the classification of any Claim, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim in whole or in part;

(g)	to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

(h)	to issue such orders in aid of execution of this Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(i)	to consider any modifications of this Plan to cure any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(j)	to hear and determine applications for allowances of compensation and reimbursement of expenses of Professionals under sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under this Plan;

(k)	to hear and determine disputes arising in connection with or relating to this Plan or the interpretation, implementation, or enforcement of this Plan or the extent of any Entity’s obligations incurred in connection with or released under this Plan;

(l)	to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of this Plan;

(m)	to recover all assets of the Debtors and property of the Estates, wherever located;

(n)	to resolve any Disputed Claims;

(o)	to determine the scope of any discharge of any Debtor under this Plan or the Bankruptcy Code;

(p)	to determine any other matters that may arise in connection with or are related to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement, including any of the Plan Documents;

(q)	to hear and determine all matters arising under the Litigation Trust Agreement or relating to the Litigation Trust;

(r)	to the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by or against the Estates;

(s)	to hear and determine any other matters that may be set forth in this Plan, the Confirmation Order, or that may arise in connection with this Plan or the Confirmation Order;

(t)	to hear and determine any proceeding that involves the validity, application, construction, or enforceability of, or that may arise in connection with, this Plan or the Confirmation Order or any other Order entered by the Bankruptcy Court during the Chapter 11 Cases;

(u)	to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(v)	to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code;

(w)	to enter a final decree closing the Chapter 11 Cases; and

(x)	to hear and determine any matter arising out of or relating to the SEO Settlement Agreement.

12.2 Abstention and Other Courts. If the Bankruptcy Court or District Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of or relating to the Chapter 11 Cases, this Section 12.2 shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to that matter.

ARTICLE XIII

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

13.1 Plan Modifications. Prior to the Confirmation Date, the Debtors, in their sole discretion, may amend, modify or supplement the terms and provisions of this Plan (including the treatment of Claims or Equity Interests under any Plan), in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Code may otherwise direct, but no material amendments, modifications or supplements shall be made to this Plan or the Plan Documents absent consent of the First Lien Notes Trustee, which consent shall not be unreasonably withheld; notwithstanding the foregoing, to the extent any modification or amendment to the Plan affects any Distributions to or rights of (i) the Second Lien Group, its members or the Second Lien Noteholders, (ii) the Committee, its members or holders of General Unsecured Claims, or (iii) the SEO Released Parties or the Trust Parties, then the Debtors must seek the consent of the Second Lien Group, the Committee and/or SEO, as applicable, to any such amendment, modification or supplement, which consent shall not be unreasonably withheld or delayed. After the Confirmation Date, so long as it does not materially adversely affect the treatment of Claims or Equity Interests under this Plan, the Debtors may institute proceedings in the Bankruptcy Court and District Court to remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of this Plan. Notwithstanding anything to the contrary herein, the Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date.

13.2 Revocation, Withdrawal, or Non-Consummation.

13.2.1 If any Plan is revoked or withdrawn prior to the Confirmation Date, or if any Plan does not become effective for any reason whatsoever, then that Plan shall be deemed null and void. In that event, nothing in this Plan shall be deemed to constitute a waiver or release of any Claims against the applicable Debtor or to prejudice in any manner the rights of the other Debtors or any other Entity in any further proceedings with respect to such Debtor.

13.2.2 If the Effective Date does not occur with respect to a Debtor’s Plan, the parties shall be returned to the position they would have held with respect to the applicable Debtor had the Confirmation Order not been entered, and nothing in that Plan, the Disclosure Statement, any of the Plan Documents, or any pleading filed or statement made in the Bankruptcy Court with respect to that Plan or the Plan Documents shall be deemed to constitute an admission or waiver of any sort or in any way limit, impair, or alter the rights of any Entity with respect to such Debtor.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Effectuating Documents and Further Transactions. Each officer of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable Board of Directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such action as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

14.2 Withholding and Reporting Requirements. The Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority in connection with Distributions under this Plan, and all Distributions under this Plan shall be subject to any those withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a Distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of the Distribution. Any party issuing any instrument or making any Distribution under this Plan has the right, but not the obligation, to refrain from making a Distribution until the Allowed Claim holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

14.3 Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of the New Holdco Common Stock pursuant to this Plan or any of the Plan Documents, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making, delivery, filing or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan or any of the Plan Documents (including, for this purpose in connection with the organization documents relating to the Reorganized Debtors, the Exit Financing, and the other documents relating to the transactions described in this Plan) shall not be subject to any stamp, real estate transfer, mortgage recording, Uniform Commercial Code filing or recording tax or other similar tax or government assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, are hereby directed to comply with the requirements of section 1146(c) of the Bankruptcy Code, to forego the collection of any such tax or governmental assessment, and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

14.4 Expedited Tax Determination. The Reorganized Debtors are entitled to an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Commencement Date through and including the Effective Date.

14.5 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on the earlier of when due or the Effective Date, or as soon thereafter as practicable. From and after the Effective Date, the Debtors shall be liable for and shall pay the fees under 28 U.S.C. section 1930 assessed against the Debtors’ estates under 28 U.S.C. section 1930 until entry of a final decree closing the Case. In addition, the Debtors shall file post confirmation quarterly reports or any pre-confirmation monthly operating reports not filed as of the Confirmation Hearing in conformity with the U.S. Trustee guidelines, until entry of an order closing or converting the cases. The U.S. Trustee shall not be required to file a request for payment of the quarterly fees, which shall be deemed an administrative claim against the Debtors and their estates.

14.6 Post-Confirmation Date Professional Fees and Expenses. The Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of their professionals incurred from and after the Effective Date.

14.7 Indenture Trustee Claims. The Reorganized Debtors shall pay the Indenture Trustee Claims in Cash in immediately available funds (i) on the Effective Date in respect of outstanding invoices submitted on or prior to the 10th business day immediately preceding the Effective Date, and (ii) within 10 business days following receipt by the Reorganized Debtors of the applicable invoice, in respect of invoices submitted after the 10th Business Day immediately preceding the Effective Date, but only if and to the extent the applicable Indenture Trustee provides reasonable and customary detail along with or as part of all invoices submitted in support of its Claim to the attorneys for the Reorganized Debtors and the United States Trustee. Any payment by the Debtors or the Reorganized Debtors to the Indenture Trustees for the Unsecured Notes and the Senior Subordinated Unsecured Notes Claims in respect of their Indenture Trustee Claims shall be capped at an aggregate of $1.5 million. The Reorganized Debtors shall have the right to file objections to any Indenture Trustee Claim based upon a “reasonableness” standard within 10 days after receipt of the invoices and supporting documentation. Any disputed amount shall be subject to the jurisdiction of, and resolution by, the Bankruptcy Court. If an objection is timely filed to an Indenture Trustee Claim, the Bankruptcy Court shall hold a hearing on notice to determine the reasonableness of such Claim. Upon payment of an Indenture Trustee Claim in full or in accordance with (i) the second sentence of this Section 14.7 or (ii) a final non-appealable order of the Bankruptcy Court, the applicable Indenture Trustee will be deemed to have released its Indenture Trustee Charging Lien.

14.8 NPPH Sale Proceeds. On the Effective Date, the Notes Collateral Trustee shall be authorized to distribute to the First Lien Noteholders the Guaranteed US Noteholder Pool, as defined in the Amended and Restated Plan of Compromise and Arrangement of NewPage Port Hawkesbury Corp., a non-debtor affiliate.

14.9 Plan Supplement. A substantially final form of the documents to be included in the Plan Supplement shall be filed with the clerk of the Bankruptcy Court and posted to the website of the Claims Agent, http://www.kccllc.net/NewPage, as they become available, but no later than 5 days prior to the last date by which holders of Impaired Claims may vote to accept or reject this Plan. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court during normal court hours.

14.10 Substantial Consummation. On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

14.11 Severability. If, prior to the Confirmation Date, any term or provision of this Plan or any of the Plan Documents shall be held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, with the written consent of the Debtors, and the First Lien Notes Trustee, shall have the power to alter and interpret that term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of that term or provision, and the term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan or the Plan Documents shall remain in full force and effect and shall in no way be affected, impaired or invalidated; notwithstanding the foregoing, to the extent any alteration or interpretation of any term or provision of the Plan or any of the Plan Documents adversely affects the (i) holders of Second Lien Notes Claims, the Second Lien Group or its members, (ii) the Committee, its members or holders of General Unsecured Claims, or (iii) the SEO Released Parties or the Trust Parties, then the Debtors shall be required to obtain the consent of the Committee, Second Lien Group, and SEO, as applicable, with respect to such alteration or interpretation, not to be unreasonably withheld, delayed or conditioned. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan and the Plan Documents, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.12 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto or document contained in the Plan Supplement provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and the laws of the State of New York, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

14.13 Deemed Acts. Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of this Plan and the Confirmation Order.

14.14 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests and their respective successors and assigns, including the Reorganized Debtors.

14.15 Exhibits/Schedules. All exhibits and schedules to this Plan, including the Plan Supplement, are incorporated into and are part of this Plan as if set forth in full in this Plan.

14.16 Notices. All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing, including by facsimile transmission, and, unless otherwise expressly provided in this Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

Attention: Douglas K. Cooper, Esq.

Fax: 937.242.9459

With a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Martin J. Bienenstock, Esq.

       Judy G.Z. Liu, Esq.

       Philip M. Abelson, Esq.

Fax: 212.969.2900

-and-

Pachulski Stang Ziehl & Jones LLP

919 N. Market Street, 17th Floor., P.O. Box 8705

Wilmington, Delaware, 19899-8705(Courier 19801)

Attention: Laura Davis Jones, Esq.

       Michael R. Seidl, Esq.

       Timothy P. Cairns, Esq.

Fax: 302.652.4400

14.17 Dissolution of Committee. On the Effective Date, the Committee shall dissolve, except that following the Effective Date, the Committee will continue to have standing and a right to be heard with respect to (i) Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (ii) any appeals commenced by the Committee prior to the Effective Date of an order approving a settlement among the Debtors’ Estates and the Cerberus Entities, and (iii) any appeals of the Confirmation Order that remain pending as of the Effective Date to which the Committee is a party. Upon the dissolution of the Committee, (i) the current and former members of the Committee and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases other than their obligations to maintain the confidentiality of all data received from the Debtors that is not otherwise public, and (ii) the retention or employment of the Committee’s respective attorneys, accountants, and other agents shall terminate.

14.18 Payment of Fees and Expenses of the First Lien Notes Trustee. Following submission to the Reorganized Debtors and the Committee of invoices for reasonable and documented fees and expenses (the “First Lien Advisor Fees”) incurred by (i) Milbank, Tweed, Hadley & McCloy LLP, as counsel, (ii) Blackstone Advisory Partners LP (“Blackstone”), as financial advisor, (iii) Emmet, Marvin & Martin, LLP, as counsel, (iv) Morris, Nichols, Arsht & Tunnell LLP, as local Delaware counsel, and (v) Bennett Jones LLP, as Canadian counsel, the Reorganized Debtors and the Committee shall review these submissions, and subject to any objections of the reviewing parties that may arise (and further subject to the rights of the Entities in the foregoing clauses (i)-(v) to oppose the Committee’s objections on any ground, including standing), the Reorganized Debtors shall pay the First Lien Advisor Fees within 5 Business Days. For the avoidance of doubt and in accordance with the terms of the DIP Order, the First Lien Advisor Fees shall include Blackstone’s transaction fee as set forth in its engagement letter dated August 8, 2011, which shall be paid by the Debtors on the Effective Date. All amounts distributed and paid to the foregoing parties pursuant to the Plan and the DIP Order shall not be subject to setoff, recoupment, reduction nor allocation of any kind.

14.19 Payment of Fees and Expenses of the Second Lien Group. Following submission to the Reorganized Debtors and the Committee of invoices for reasonable and documented fees and expenses (the “Second Lien Advisor Fees”) incurred by (i) Akin Gump Strauss Hauer & Feld LLP, as counsel, (ii) Blank Rome LLP, as local Delaware counsel, (iii) Houlihan Lokey Capital, Inc., as financial advisor (“Houlihan Lokey”), and (iv) Goodmans, as Canadian counsel to the Second Lien Group, the Reorganized Debtors and the Committee shall review these submissions and, subject to any objections of the reviewing parties that may arise (and further subject to the rights of the Entities in the foregoing clauses (i)-(iv) to oppose the Committee’s objections on any ground, including standing), the Reorganized Debtors shall pay the Second Lien Advisor Fees within 5 Business Days. For the avoidance of doubt and in accordance with the terms of the DIP Order, the Second Lien Advisor Fees shall include Houlihan Lokey’s transaction fee as set forth in its engagement letter dated as of July 15, 2011, which shall be paid by the Debtors on the Effective Date. All amounts distributed and paid to the foregoing parties pursuant to the Plan and the DIP Order shall not be subject to setoff, recoupment, reduction nor allocation of any kind.

14.20 No Admissions. Notwithstanding anything in this Plan or any Plan Document to the contrary, nothing in this Plan or any Plan Document shall be deemed as an admission by any Debtor or any other party with respect to any matter set forth in this Plan or any Plan Document, including any liability on any Claim.

14.21 Time. Bankruptcy Rule 9006 will apply in computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court.

14.22 Section Headings. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

14.23 Inconsistencies. To the extent of any inconsistencies between the information contained in the Disclosure Statement and this Plan, the terms and provisions contained in this Plan shall govern.

Dated: December 12, 2012

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

NEWPAGE CORPORATION		CHILLICOTHE PAPER, INC

BY:	/s/ George F. Martin	BY:	/s/ George F. Martin
	NAME: George F. Martin TITLE: President and Chief Executive Officer		NAME: George F. Martin TITLE: President and Chief Executive Officer

ESCANABA PAPER COMPANY		LUKE PAPER COMPANY

BY:	/s/ George F. Martin	BY:	/s/ George F. Martin
	NAME: George F. Martin TITLE: President and Chief Executive Officer		NAME: George F. Martin TITLE: President and Chief Executive Officer

NEWPAGE CANADIAN SALES LLC		NEWPAGE CONSOLIDATED PAPERS INC.

BY:	/s/ George F. Martin	BY:	/s/ George F. Martin
	NAME: George F. Martin TITLE: President and Chief Executive Officer		NAME: George F. Martin TITLE: President and Chief Executive Officer

NEWPAGE ENERGY SERVICES LLC		NEWPAGE GROUP INC.

BY:	/s/ George F. Martin	BY:	/s/ George F. Martin
	NAME: George F. Martin TITLE: President and Chief Executive Officer		NAME: George F. Martin TITLE: President and Chief Executive Officer

NEWPAGE HOLDING CORPORATION		NEWPAGE PORT HAWKESBURY HOLDING LLC

BY:	/s/ George F. Martin	BY:	/s/ George F. Martin
	NAME: George F. Martin TITLE: President and Chief Executive Officer		NAME: George F. Martin TITLE: President and Chief Executive Officer

NEWPAGE WISCONSIN SYSTEM INC.		RUMFORD PAPER COMPANY

BY:	/s/ George F. Martin	BY:	/s/ George F. Martin
	NAME: George F. Martin TITLE: President and Chief Executive Officer		NAME: George F. Martin TITLE: President and Chief Executive Officer

UPLAND RESOURCES INC.		WICKLIFFE PAPER COMPANY LLC

BY:	/s/ George F. Martin	BY:	/s/ George F. Martin
	NAME: George F. Martin TITLE: President and Chief Executive Officer		NAME: George F. Martin TITLE: President and Chief Executive Officer

EXHIBITS TO THE PLAN

Exhibit 1.2.21	Cerberus Settlement Agreement

Exhibit 1.2.30	Committee Litigation Claims Protected Parties

Exhibit 1.2.76	List of Members of the First Lien Notes Steering Committee

Exhibit 1.2.148	List of Members of the Second Lien Group

Exhibit 1.2.166	SEO Settlement Agreement

EXHIBIT 1.2.21

Cerberus Settlement Agreement

THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
NEWPAGE CORPORATION, et al.,	:	Case No. 11-12804 (KG)
:
Debtors.[1]	:	Jointly Administered
:
x

AMENDED SETTLEMENT AGREEMENT

BETWEEN NEWPAGE ESTATES AND CERBERUS ENTITIES

This Amended Settlement Agreement (“Amended Settlement Agreement”) is made and entered into this 12 day of December, 2012, by and among (a) Cerberus Operations and Advisory Company, LLC (“COAC”); Cerberus Partners, L.P.; and Cerberus Capital Management, LP. (“Cerberus” and together with any affiliates of each of the foregoing the “Cerberus Entities”), and (b) NewPage Corporation (“NPC”) and its affiliated debtors (collectively with NPC, “NewPage” or the “Debtors”, and after the Effective Date,2 “Reorganized NewPage” or the “Reorganized Debtors”). The Cerberus Entities are hereafter collectively referred to as the “Parties” or each individually as a “Party.” 3

Recitals:

A.	Certain of the Cerberus Entities acquired a controlling interest in NewPage Group Inc. (“NPG”), the ultimate parent company of the Debtors, in 2005. Those Cerberus Entities continue to hold, directly or indirectly, approximately 80% of the equity in NPG.

B.	Prior to the commencement of these Chapter 11 cases, COAC provided the Debtors with various consulting and advisory services under the Master Consulting and Advisory Services Agreement dated October 31, 2008 (the “Advisory Agreement”).

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Chillicothe Paper Inc. (6154), Escanaba Paper Company (5598), Luke Paper Company (6265), NewPage Canadian Sales LLC (5384), NewPage Consolidated Papers Inc. (8330), NewPage Corporation (6156), NewPage Energy Services LLC (1838), NewPage Group Inc. (2465), NewPage Holding Corporation (6158), NewPage Port Hawkesbury Holding LLC (8330), NewPage Wisconsin System Inc. (3332), Rumford Paper Company (0427), Upland Resources, Inc. (2996), and Wickliffe Paper Company LLC (8293). The Debtors’ corporate headquarters is located at 8540 Gander Creek Drive, Miamisburg, OH 45342.
[2]	Capitalized terms used but not otherwise defined in this Settlement Agreement shall have the meanings ascribed to them in Debtors’ Modified Fourth Amended Joint Chapter 11 Plan, dated December 12, 2012 (or any subsequent amendments).
[3]	The Amended Settlement Agreement amends the previous Settlement Agreement between the Parties, dated November 12, 2012 [Docket No.2657] (the “Settlement Agreement”).

NewPage paid COAC approximately $3 million on account of services rendered under the terms of the Advisory Agreement within the 180 day period immediately preceding the commencement of the Debtors’ Chapter 11 cases.

C.	On September 7, 2011 (the “Commencement Date”), the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” or the “Court”), which cases are jointly administered as In re NewPage Corporation, et al., Case No. 11-12804 (KG) (the “Chapter 11 Cases”). The Debtors continue to operate their business and manage their property as debtors in possession.

D.	On September 21, 2011, the U.S. Trustee appointed a statutory creditors’ committee pursuant to section 1102 of the Bankruptcy Code (the “Committee”).

E.	In December, 2011, the Committee sought and was granted authority to conduct certain discovery pursuant to Rule 2004 of the Federal Rules of Bankruptcy Procedure. After taking extensive discovery, the Committee asserted that the Debtors’ estates may have viable causes of action against one or more of the Cerberus Entities and/or their officers, directors or agents for (i) the recovery of payments made to COAC under the Advisory Agreement pursuant to sections 547, 548 and 550 of the Bankruptcy Code; (ii) trading in certain of the Debtors’ debt securities while in the possession of material nonpublic information; (iii) breaches of fiduciary duties of loyalty and care; and (iv) aiding and abetting breaches of such duties (collectively the “Estates’ Alleged Causes of Action”). Cerberus vehemently denies all such claims.

F.	As of the Commencement Date the Debtors had accumulated approximately $2.9 billion of net operating losses (“NOLs”) that can offset future taxable income pursuant to the Internal Revenue Code (“IRC”) (26 U.S.C. § 172(b)). The Debtors’ business plan as well as its financial projections are based on the premise that Reorganized NewPage can utilize these NOLs to offset a portion of the taxable income of Reorganized NewPage for 2012 and therafter, which is expected to be material as there is $250 million of Adjusted EBITDA projected for 2012 and over $300 million annual of Adjusted EBITDA thereafter. The support for the Plan (as defined below) of various parties in interest is predicated on the preservation, to the maximum extent possible, of the Debtors’ NOLs.

G.

The Bankruptcy Court, on October 4, 2011, entered an order establishing procedures that restricted the Cerberus Entities (among others) from (i) transferring their respective equity interests in NPG and (ii) taking any worthless stock deduction, without giving notice prior to effectuating a sale of the Debtor’s equity or taking a worthless stock deduction (the “NOL Order”)[Docket No. 307]. The notification procedures were designed to afford the Debtors the opportunity to seek further injunctive relief to prevent the Cerberus Entities from recognizing their losses for tax purposes, which would have had an adverse effect on the Debtors’ NOL. In order to preserve the Debtors’ NOLs for the benefit of the Reorganized Debtors, the Debtors have included in their proposed plan of reorganization (the “Plan”) an injunction that would preclude the Cerberus Entities from claiming a worthless stock deduction for any tax year ending on or prior to the Effective Date (the “WSD Injunction”). The

2

Cerberus Entities have advised the Debtors that, in the absence of the execution, approval, and effectiveness of this Amended Settlement Agreement, the Cerberus Entities would (A) submit a notice of their intention to either immediately transfer their respective equity interests in NPG or take a worthless stock deduction for the tax year ended December 31, 2011, and/or (B) object to the WSD Injunction.

H.	The Cerberus Entities will not receive or retain any property on account of their equity interests in NPG under the Plan. The Cerberus Entities have advised the Debtors that their tax basis in the equity interests in NPG is in excess of $200 million. The continuation of the NOL Order and issuance of the WSD Injunction may have the effect of depriving the Cerberus Entities of their right to recognize their loss for tax purposes.

I.	After reviewing its own records and records produced by the Cerberus Entities, the Debtors negotiated the Settlement Agreement to save the time, expense, and uncertainty of litigation, and to protect material assets of such estates (including, without limitation, the NOLs, to the maximum extent possible).

J.	On November 12, 2012 the Debtors filed a motion to approve the Settlement Agreement [Docket No. 2657]. On December 4, 2012 the Committee filed an objection to the Settlement Agreement [Docket No. 2803], and on December 7, 2012 the Cerberus Entities and the Debtors each filed a reply to the Committee’s objection [Docket Nos. 2862 and 2865, respectively].

K.	Following the filing of the motion to approve the Settlement Agreement and the Committee’s objection, the Debtors, the Committee, the First Lien Noteholders and the Cerberus Entities commenced negotiations to attempt to reach a consensual settlement among all the foregoing constituencies, which efforts culminated in this Amended Settlement Agreement.

Agreement:

In consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.	Payment. On the Settlement Effective Date (as defined below): (i) Cerberus shall pay $3.7 million, and (ii) the Debtors shall pay $2 million, to the Litigation Trust.

2.	Cerberus Entities’ Consent to Injunctions against Selling Stock and Withdrawal of Adequate Protection Request. The Cerberus Entities shall not submit any notice of intent to transfer their respective equity interests in NPG or to take any worthless stock deduction for any tax year prior to the Effective Date of any Plan, nor shall any of the Cerberus Entities seek adequate protection for the value of its tax losses.

3.	Cerberus Entities’ Consent to Plan Injunction re Worthless Stock Deduction. The Cerberus Entities shall consent to and shall not oppose the WSD Injunction in the Fourth Amended Plan or any similar provision contained in any other chapter 11 plan for the Debtors.

3

4.	Release by Cerberus Entities. The Cerberus Entities shall release any and all Claims that any of them has or may have against the Debtors as of the Settlement Effective Date, whether known or unknown, whether materialized or not yet materialized.

5.	Release of Cerberus Entities and their Affiliates. The Debtors and their Estates shall release each of the Cerberus Entities and their respective affiliates, including all of their respective current and former directors, officers, members of management, and other employees (including those who may have served at any time as a director, officer, member of management, consultant or advisor to any of the Debtors), and their attorneys (including, for the avoidance of doubt, Schulte Roth & Zabel LLP, in their capacity as counsel to the Cerberus Entities and counsel to NewPage), advisors, and consultants (collectively, the “Cerberus Released Parties”) from any and all claims as defined in section 101(5) of the Bankruptcy Code and demands whatsoever, through the Settlement Effective Date, whether known or unknown, and whether materialized or not yet materialized.

6.	Effectiveness of Settlement Agreement. This Amended Settlement Agreement shall be effective upon the entry of an order of the Bankruptcy Court approving this settlement that has become a final order no longer subject to appeal or certiorari proceedings (the “Settlement Effective Date”).

7.	Modification of the Plan. The Debtors shall modify the Plan as follows: (i) Section 8.4 of the Plan shall be revised to delete the first sentence thereof and conform the balance regarding the Debtors’ D&O tail insurance; (ii) the Litigation Trust Note shall be eliminated; (iii) the aggregate payments described in paragraph 1 above shall be made to the Litigation Trust by Cerberus and the Debtors, as applicable, without deductions for any Professional fees, costs and expenses of the Committee; (iv) no portion of the payments shall be subject to repayment by the Litigation Trust to the Reorganized Debtors; (v) the Cerberus Entities shall be added to the definition of Releasees under the Plan; and (vi) approval of this Amended Settlement Agreement by the Bankruptcy Court shall be a condition precedent to the Effective Date.

8.	Limited Effect if Not Approved. If this Amended Settlement Agreement is not approved by the Bankruptcy Court (i) no party shall use this Amended Settlement Agreement or any act taken or statement made in connection herewith for any purpose; and (ii) the Parties shall revert to their pre-Settlement Agreement positions without any prejudice whatsoever from having entered into this Amended Settlement Agreement, and neither of the Parties shall thereafter be bound by this Amended Settlement Agreement or any of its terms; provided, however, if the Amended Settlement Agreement is not approved (x) the Cerberus Entities shall be deemed to have hereby requested permission to sell their NPG stock and to take a worthless stock deduction for calendar year 2011, (y) the Debtors shall be deemed to have denied permission, and (z) the Cerberus Entities shall be deemed to have a request for adequate protection pending prior to the Confirmation Hearing, which adequate protection request shall be for full compensation of the tax benefits at risk in an amount no less than $7.5 million.

9.	No Implied Releases. Except as expressly provided herein, no Party releases any claims or defenses.

4

10.	Entire Agreement. This is the entire agreement between the Parties in respect of its subject matter, and any and all understandings and oral statements in respect of its subject matter are merged herein.

11.	Amendments. No amendment of this Amended Settlement Agreement shall be valid unless it is in writing and signed by the Party against whom the amendment is sought to be enforced and approved by the Bankruptcy Court.

12.	Duplicate Originals. This Amended Settlement Agreement may be executed in one or more duplicate original counterparts and by facsimile, with the same force and effect as if all the signatures were set forth upon a single original instrument.

13.	Further Assurances. All Parties shall take such actions and sign such documents as are necessary or desirable to effectuate this Settlement Agreement.

5

14.	Retention of Jurisdiction. Upon the approval and effectiveness of this Amended Settlement Agreement, the Bankruptcy Court shall retain jurisdiction to enforce this Amended Settlement Agreement.

Dated:	December 12, 2012
New York, New York

Cerberus Capital Management LP

By:
Name:
Title:

Cerberus Operations and Advisory Company, LLC

By:
Name:
Title:

Cerberus Partners, L.P.

By:
Name:
Title:

NewPage Corporation, et al.

By:	/s/ George F. Martin
Name: George F. Martin
Title: President and CEO

SO ORDERED and APPROVED on December 13, 2012:

/s/ Kevin Gross
The Honorable Kevin Gross

Chief Judge, United States Bankruptcy Court

6

EXHIBIT 1.2.30

Committee Litigation Claims Protected Parties

(TO BE FILED UNDER SEAL)

EXHIBIT 1.2.76

First Lien Notes Steering Committee Members

BlackRock, Inc.

The Capital Group Companies

Centerbridge Partners, L.P.

Fidelity Management & Research Company

Franklin Mutual Advisers, LLC

Franklin Templeton Investments

Goldman, Sachs & Co.

J.P. Morgan Asset Management

Oaktree Capital Management, LLC

Western Asset Management Company

EXHIBIT 1.2.148

Second Lien Group Members

Apollo Management Holdings, L.P.

Avenue Capital Group

Highland Capital Management, L.P.

Restructuring Capital Associates, L.P.

EXHIBIT 1.2.166

SEO Settlement Agreement

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is made this 7th day of November, 2012, by and among: STORA ENSO OYJ (“Stora Enso”); NEWPAGE CORPORATION (“NPC”) and its affiliated debtors listed on the plan-proponent debtors’ signature pages hereto (collectively with NPC, “NewPage” or the “Debtors”, and after the Plan Effective Date (as defined below), “Reorganized NewPage” or the “Reorganized Debtors”); solely with respect to Sections 7(b), 8–11, 13, and 15–22 hereof, each of NEWPAGE GROUP INC. (“NPG”) and NEWPAGE HOLDING CORPORATION (“NPHC”); and solely with respect to Sections 1–6 and 9–22 hereof, each of WILMINGTON TRUST COMPANY, a Delaware trust company (“Wilmington Trust”), not in its individual capacity but solely as the Owner Trustee (the “Owner Trustee”), and WELLS FARGO BANK NORTHWEST, N.A. (“Wells Fargo”), not in its individual capacity but solely as the Indenture Trustee (successor to First Security Bank, National Association, the “Indenture Trustee”). Stora Enso, the Debtors, NPG, NPHC, the Owner Trustee, and the Indenture Trustee are referred to hereafter collectively as the “Parties” or each individually as a “Party.”

Background

I. The PM 35 Lease

A. Paper Machine 35 (“PM 35”) is a specialty coated paper producing machine located at the Debtors’ paper mill in Stevens Point, Wisconsin and is leased to NewPage Wisconsin System Inc. (as successor in interest to Consolidated Papers, Inc., “NPWSI” or the “Lessee”) along with related real property and other associated interests as the result of a 1997 sale and leaseback transaction (the “PM 35 Transaction”). The PM 35 Transaction was implemented pursuant to: (i) the Participation Agreement (CPI 1997), dated as of December 23, 1997, among the Lessee, the Owner Trustee, the Indenture Trustee, and Stora Enso (as successor and assign to the institutions named on Schedule I attached to the Participation Agreement, the “Lender”), and Daimler Capital Services LLC (as successor in interest to Chrysler Capital Corporation, the “Owner Participant”, and together with the Lender, the Indenture Trustee and the Owner Trustee, the “Trust Parties”) (as supplemented or amended from time to time, the “Participation Agreement”); (ii) the Lease Agreement (CPI 1997), dated as of December 23, 1997, between the Lessee and the Owner Trustee (as supplemented or amended from time to time, the “PM 35 Lease”); and (iii) the other Operative Documents related to the Participation Agreement (each, as defined in the Participation Agreement, and collectively, as such documents may have been supplemented or amended from time to time, the “Operative Documents”).1

B. The PM 35 Transaction was financed through (i) the issuance of debt in the form of indenture certificates (the “Indenture Certificates”) for the benefit of the Lenders pursuant to the Trust Indenture and Security Agreement (CPI 1997), dated as of December 23, 1997, between the Owner Trustee and the Indenture Trustee (as supplemented or amended from time to time, the “Trust Indenture”); and (ii) an investment by the Owner Participant in the beneficial interest in the CPI 1997 trust (the “Trust”), which was formed pursuant to the Trust Agreement

[1]	Defined terms used and not otherwise defined herein shall have the meaning ascribed to such terms in Appendix A to the Participation Agreement.

EXECUTION VERSION

(CPI 1997), dated as of December 22, 1997, between the Owner Trustee and the Owner Participant (as supplemented or amended from time to time, the “Trust Agreement”). The Trust Parties assert that amounts payable under the Indenture Certificates are secured by (1) a first priority security interest in PM 35 granted by the Owner Trustee to the Indenture Trustee, (2) an assignment of the PM 35 Lease and all amounts payable thereunder, and (3) an assignment of the Owner Trustee’s rights under the Ground Lease and the other Operative Documents.

C. The Trust Parties also assert that the Trust (i) owns PM 35, (ii) holds other related rights with respect thereto, including precautionary first-priority pre-petition security interests in PM 35 that are valid, perfected, and unavoidable (which precautionary first-priority pre-petition security interests have been assigned to the Indenture Trustee by the Owner Trustee until the Indenture Certificates have been paid off in full), (iii) leases the real property on which PM 35 is located (the “Parcel”) from Lessee, and (iv) leases PM 35 and subleases the Parcel to Lessee.

D. On November 15, 2002, Stora Enso executed and delivered a Guaranty Agreement, pursuant to and subject to the terms and conditions of which Stora Enso guaranteed certain payments and obligations of the Lessee under the Participation Agreement, the PM 35 Lease and certain other Operative Documents, in favor of the Owner Trustee, the Indenture Trustee, the Owner Participant, and the Lender (as amended from time to time, the “SEO Guaranty”).

E. Stora Enso, through a purchase of the Indenture Certificates, is now the sole Lender owning 100% of the Indenture Certificates outstanding under the Trust Indenture. Wells Fargo continues to act as Indenture Trustee under the Trust Indenture. Additionally, Stora Enso asserts that it is subrogated in full to all privileges and rights of the Owner Participant and the Owner Participant has agreed to cooperate with and assist Stora Enso in enforcing such subrogation rights. Wilmington Trust continues to act as Owner Trustee under the Trust Agreement.

II. The 2007 Transaction

F. In August 2000, Stora Enso acquired Consolidated Papers, Inc. (predecessor in interest to the Lessee).

G. On September 20, 2007, NPHC, Stora Enso, and the entity now known as NewPage Consolidated Papers Inc. (f/k/a/ Stora Enso North America Inc., “NPCPI”), entered into a Stock Purchase Agreement (the “2007 SPA”) whereby Stora Enso agreed to sell 100% of the shares in NPCPI to NPHC.

H. On December 6, 2007, Stora Enso, as Lender, and NPCPI, as borrower, entered into a Bridge Loan Agreement providing for a loan (the “Bridge Loan”) to fund the unwinding of a certain repurchase transaction of the entity now known as NPWSI (the “Repo”).

I. On December 21, 2007, the transaction contemplated by the 2007 SPA closed, along with the repayment of the Bridge Loan and other related agreements (the “2007 Transaction”). In connection with the 2007 Transaction, Stora Enso received: (i) cash; (ii) unsecured PIK notes issued by NPG; and (iii) a non-controlling, minority equity stake in NPG. NewPage acquired 100% of the outstanding shares of NPCPI.2

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EXECUTION VERSION

J. After the 2007 Transaction was complete, the SEO Guaranty remained in place. On November 20, 2008, in accordance with the amended terms of the SEO Guaranty, Stora Enso delivered two letters of credit as support for its obligations as guarantor, one to the Indenture Trustee for the benefit of the Lender, and the other to the Owner Trustee for the benefit of the Owner Participant. Stora Enso asserts that these letters of credit were subsequently returned undrawn and canceled.

III. The Chapter 11 Cases

K. On September 7, 2011 (the “Commencement Date”), each of the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which proceedings are being jointly administered as In re NewPage Corporation, et al., Case No. 11-12804 (KG) (the “Chapter 11 Cases”). The Debtors continue to operate their business and manage their property as debtors in possession as authorized by sections 1107(a) and 1108 of the Bankruptcy Code.

L. On September 21, 2011, the Office of the United States Trustee for the District of Delaware appointed a statutory creditors’ committee pursuant to section 1102 of the Bankruptcy Code (the “Committee”).

M. Following the Commencement Date, the Debtors and Stora Enso began discussions to renegotiate the terms of the PM 35 Lease. Over several months of hard-fought negotiations involving legal advisors, financial advisors, and management, the Debtors and Stora Enso also explored various alternatives, including the Debtors: (i) assuming the PM 35 Lease as is; (ii) assuming a renegotiated version of the PM 35 Lease; (iii) rejecting the PM 35 Lease pursuant to section 365 of the Bankruptcy Code; and/or (iv) bringing suit to recharacterize the PM 35 Lease as a financing arrangement. The Debtors and Stora Enso discussed these alternatives during the negotiations.

N. Since the Commencement Date, during ongoing negotiations with Stora Enso, the Debtors continued to make timely payments of semi-annual rent due under the PM 35 Lease in the ordinary course pursuant to section 365(d)(5) of the Bankruptcy Code. Such payments were made on January 3, 2012 and July 2, 2012, each subject to mutual reservations of rights by the Debtors and Stora Enso as they pursued negotiations.

O. On or prior to February 2, 2012, four proofs of claim were filed against NPWSI asserting contingent and protective claims relating to PM 35, the PM 35 Lease, and the other Operative Documents—two by the Owner Trustee (nos. 2222 and 2234), one by the Indenture Trustee (no. 2323), and one by Stora Enso (no. 2084).

[2]	Through a series of stock transfers, NPC became the direct parent of, and holder of 100% of the newly- acquired shares of, NPCPI.

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P. In late March 2012, the Committee filed objections to both the Owner Trustee’s proofs of claim [D.I. 1307] and the Indenture Trustee’s proof of claim [D.I. 1331] (together, the “PM 35 Claims Objections”), in which it argued that the PM 35 Lease should be recharacterized as a financing agreement.3 On April 18, 2012, two responses to the PM 35 Claims Objections were filed—one jointly by Stora Enso, the Indenture Trustee, and the Owner Trustee [D.I. 1421] and another by the Debtors [D.I. 1423] (together, the “Preliminary PM 35 Responses”). The Preliminary PM 35 Responses sought the dismissal of the PM 35 Claims Objections on the grounds, inter alia, that the Committee had failed to obtain the requisite standing and that the relief requested could only be sought in an adversary proceeding.

Q. On May 4, 2012, the Committee filed a motion seeking standing to pursue purported fraudulent transfer claims and other causes of action relating to the 2007 Transaction against certain parties in interest (including holders of the 11.375% senior secured notes due 2014 (the “First Lien Noteholders”) and holders of the of the 10% senior secured notes due 2012 and floating rate senior secured notes due 2012 (collectively, the “Second Lien Noteholders”)) [D.I. 1530] (the “2007 Transaction Standing Motion”). Among other allegations, the Committee contended that the Debtors did not receive fair consideration from Stora Enso in the 2007 Transaction. The Committee has not sought standing, whether in the 2007 Transaction Standing Motion or otherwise, to pursue any purported claims arising from the 2007 Transaction with respect to Stora Enso. On June 12, 2012, the Debtors filed an objection to the 2007 Transaction Standing Motion [D.I. 1749], stating, inter alia, that (i) each applicable Debtor received fair consideration from Stora Enso under the 2007 Transaction and remained reasonably capitalized following the 2007 Transaction, (ii) the Committee failed to state colorable claims, including avoidance claims, with respect to its proposed actions based upon the 2007 Transaction, and (iii) the Committee failed to join Stora Enso as a necessary party to the proposed litigation. The Bankruptcy Court has stayed, subject to further order of the Bankruptcy Court, further consideration of the 2007 Transaction Standing Motion.

R. On June 21, 2012, the Bankruptcy Court issued an order dismissing the PM 35 Claims Objections, without prejudice, as procedurally improper, and explaining that allowing the Committee to prosecute its objections would disrupt the Debtors’ active negotiations of the PM 35 issues [D.I. 1844].

S. On June 22, 2012, the Committee filed a motion seeking standing to commence and prosecute claims on behalf of the Debtors’ estates relating, inter alia, to PM 35, seeking a recharacterization of the PM 35 Lease as a financing arrangement and a determination that the security interests held in PM 35 by the Trust Parties were unperfected [D.I. 1862] (the “PM 35 Standing Motion”). The Bankruptcy Court has stayed, subject to further order of the Bankruptcy Court, any consideration of the PM 35 Standing Motion (including the scheduling of any hearing or response deadlines with respect thereto).

T. On June 29, 2012, a Rule 3001 notice was filed on the docket in the Chapter 11 Cases, acknowledging subrogation of Stora Enso to a certain proof of claim (no. 2000), first filed

[3]

The PM 35 Claims Objections were both subsequently joined by certain unaffiliated investors who constitute certain of the Second Lien Noteholders (as defined in paragraph Q of Article II of this Settlement Agreement) [D.I. 1332, 1416].

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on February 1, 2012 by the Owner Participant (with respect to certain Operative Documents), recognizing Stora Enso through subrogation as the sole owner and holder of that claim [D.I. 1916].

Pursuant to the terms set forth below, the Parties desire to provide for the treatment of the PM 35 Lease in the Chapter 11 Cases, settle all claims, inter alia, related to either PM 35 or the 2007 Transaction, and resolve all other issues between them.

NOW, THEREFORE, in consideration of the covenants and agreements herein, and other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

Terms and Conditions

1. Settlement Transactions. On the effective date (the “Plan Effective Date”) of a confirmed Plan (as defined in Section 2(a) below) in these Chapter 11 Cases, the Confirmation Order for which Plan provides for the approval of this Settlement Agreement, provided that no Party has materially breached its respective obligations under this Settlement Agreement:

(a) Stora Enso shall arrange for, and the applicable Trust Parties shall deliver (i) a bill of sale to effectuate, the sale of PM 35 by the Owner Trustee to Reorganized NPWSI, with representations and warranties as to the absence of Lessor’s Liens (as defined in Appendix A to the Participation Agreement, but excluding all language after the proviso “provided, however” in such definition) (other than those created by NewPage or Reorganized NewPage in favor of parties other than the Trust Parties, if any), and that the Owner Trustee has the same title to PM 35 as was conveyed to it by the predecessor in interest of Lessee (Consolidated Papers, Inc.), and (ii) the release of the Lien of the Trust Indenture;

(b) Stora Enso shall arrange for, and the applicable Trust Parties shall deliver executed agreements to effectuate, the termination by the Trust Parties of the PM 35 Lease and those certain other Operative Documents listed on Schedule A hereto, without additional liability to the Debtors (except as set forth in this Settlement Agreement);

(c) Reorganized NewPage shall deliver to Stora Enso the payment of the Cash Purchase Price (as defined below);

(d) To the extent not previously paid, Reorganized NewPage shall pay to Corenso and TKC (each as defined in Section 7 below) their respective agreed cure amounts in accordance with the Plan (as defined in Section 2(a) below), the Confirmation Order (as defined in Section 2(d) below), and Section 7 hereof;

(e) The releases set forth in Section 9 of this Settlement Agreement shall become effective.

Each of the deliveries, transactions, and releases set out in the foregoing clauses (a) through (e) (collectively, the “Closing Conditions”) are conditioned upon the others and if any of such deliveries, transactions, or releases is not completed on or by the Plan Effective Date, each of the other deliveries, transactions, or releases shall be deemed null and void and promptly reversed.

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2. Debtors’ Obligations. The Debtors shall:

(a) File a Chapter 11 plan of reorganization that incorporates and is consistent in all respects with this Settlement Agreement, and is, in relevant part as applicable to the Stora Enso Released Parties, the Trust Released Parties, and this Settlement Agreement, reasonably acceptable to Stora Enso (together with all schedules, supplements, and exhibits thereto, and as amended from time to time consistent with this Settlement Agreement, the “Plan”);

(b) File a disclosure statement related to the Plan that is consistent in all respects with this Settlement Agreement, and is, in relevant part as applicable to the Stora Enso Released Parties, the Trust Released Parties, and this Settlement Agreement, reasonably acceptable to Stora Enso (together with all schedules, supplements, and exhibits thereto, and as amended from time to time consistent with this Settlement Agreement, the “Disclosure Statement”);

(c) Use best efforts to obtain entry of an order of the Bankruptcy Court approving the Disclosure Statement; and

(d) Use best efforts to obtain an order of the Bankruptcy Court confirming the Plan, in relevant part as applicable to the Stora Enso Released Parties, the Trust Released Parties, and this Settlement Agreement, reasonably acceptable to Stora Enso, (together with all schedules, supplements, and exhibits thereto, the “Confirmation Order”). The Confirmation Order shall contain decretal provisions, among others, reasonably acceptable to Stora Enso: (i) approving this Settlement Agreement under Rule 9019 of the Federal Rules of Bankruptcy Procedure and granting authority for the Debtors to enter into and perform this Settlement Agreement and (ii) approving the applicable Debtors’ assumption of the Corenso Agreements and TKC Agreements (each as defined in Section 7 below) under section 365 of the Bankruptcy Code and granting authority for the applicable Debtors to pay Corenso and TKC the agreed cure amounts in accordance with Section 7 hereof.

3. Reserved.

4. Terms of the Cash Purchase. On the Plan Effective Date, the Debtors shall pay a cash purchase price in the aggregate amount of $13,895,530.31 to Stora Enso in immediately available funds subject to (i) a reduction of such payment amount by the aggregate amount of Subsequent Rent Payments (as defined in Section 6 below), and (ii) an increase of such payment amount at a monthly accrual rate of $600,000 per month (pro rata for any fraction of a month) for the period starting January 1, 2013 and ending on the date that Stora Enso receives such cash (the “Cash Purchase Price”).

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5. Allowed Unsecured Claims.

(a) As of the Voting Record Date under the Plan, Stora Enso shall have an allowed nonpriority, non-subordinated, general unsecured claim for purposes of the Plan incorporating this Settlement Agreement in the amount of $120,000,000.00 against each of Lessee and NPCPI (collectively, the “Allowed Unsecured Claims”); provided that conditional upon the satisfaction of the Closing Conditions, such Allowed Unsecured Claims shall be waived on the Plan Effective Date of the Plan that incorporates and is consistent with the releases set forth in Section 9 of this Settlement Agreement and the proofs of claim filed by the Owner Trustee and the Indenture Trustee (as described in paragraph “O” above), along with the proof of claim filed by the Owner Participant and now held through subrogation by Stora Enso (as described in paragraph “T” above), shall be deemed withdrawn as of the Plan Effective Date, without further order of the Bankruptcy Court, provided that all of the Closing Conditions hereunder have been satisfied. For the avoidance of doubt, the Allowed Unsecured Claims shall not be subject to any Actions (as defined in Section 9(a) below); further provided that if and when a Disclosure Statement that attaches a Plan that includes as an exhibit thereto a fully executed copy of this Settlement Agreement and which Plan is not materially different than the Plan draft disclosed to Stora Enso immediately prior to execution of this Settlement Agreement, is filed with and approved by the Bankruptcy Court for purposes of solicitation of votes to accept or reject the Plan, Stora Enso shall support the Plan, and Stora Enso and the other Trust Parties shall not object to confirmation of the Plan.

(b) Subject to the proviso in Section 5(a) above, the treatment of such Allowed Unsecured Claims, including any distributions in respect of such Allowed Unsecured Claims, shall be subject to the terms of the Plan, provided that such Plan must provide, among other things, for pari passu treatment of the Allowed Unsecured Claims with other allowed third- party general unsecured claims against Lessee and NPCPI.

6. Recent and Subsequent Payments of Basic Lease Rent. If and to the extent that the Lessee continues to make the scheduled payments of Basic Lease Rent under the PM 35 Lease after the date of this Settlement Agreement and before the Plan Effective Date (the “Subsequent Rent Payments”), then the amount of such Subsequent Rent Payments received by Stora Enso shall be deducted from the Cash Purchase Price as set forth in Section 4 of this Settlement Agreement; provided, however, that if NewPage determines not to make any Subsequent Rent Payments and NewPage otherwise complies with its obligations under the Settlement Agreement, (a) Stora Enso will forbear (and will direct the applicable Trust Parties to forbear) from exercising any remedies with respect to such default under the PM 35 Lease for so long as the Settlement Agreement remains in effect and has not been terminated, and the Confirmation Order has been entered; and (b) no deductions, setoffs, or recoupments from the amount of the Cash Purchase Price will be made other than for Subsequent Rent Payments actually made.

7. Corenso and Thiele Kaolin Agreements and 2007 SPA.

(a) It shall be a condition precedent to each of Stora Enso’s obligations under this Settlement Agreement (excepting the duties to support the Plan and refrain from objecting to confirmation as set forth in Section 5(a) above) that each applicable Debtor will assume each of its executory contracts and unexpired leases with Corenso North America Corp. (“Corenso”, and its agreements with the applicable Debtors, the “Corenso Agreements”) and Thiele Kaolin Company (“TKC”, and its agreements with the applicable Debtors, the “TKC Agreements”), pursuant to section 365 of the Bankruptcy Code, and, as applicable, shall pay Corenso and TKC

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EXECUTION VERSION

the cure amounts agreed to among the applicable Debtors and Corenso and TKC (subject to agreed upon setoffs, if any) in accordance with the requirements under section 365(b) of the Bankruptcy Code, which Corenso Agreements, and the respective cure amounts thereunder, and which TKC Agreements, and the respective cure amounts thereunder, are listed in Schedules B and C hereto, and will also be included as part of Schedule 8.1(E) to the supplement to be filed in accordance with the Plan.

(b) Effective upon the Plan Effective Date and the satisfaction of the Closing Conditions hereunder, under this Settlement Agreement, NPG and NPHC may, on written notice to Stora Enso, assign (if necessary) the 2007 SPA (by assumption or otherwise, as specified in the foregoing notice), subject to the releases, waivers and modifications of and with respect to the 2007 SPA set forth in this Settlement Agreement, to any or all of Reorganized Debtors NPC, NPCPI and NPWSI.

8. Indemnity Claims under the 2007 SPA. NewPage, Reorganized NewPage, NPG, NPHC and any other Purchaser Indemnified Person (as defined in the 2007 SPA) shall not have:4

(a) any claim against Stora Enso under any environmental indemnity provision of the 2007 SPA, provided that the environmental indemnity claims (if any) related to the US Fox River Claim (as defined below) shall survive under and subject to the 2007 SPA solely to the extent set forth in the remainder of this Section 8(a). If the United States’ claims against NPWSI in the Fox River Litigation (the “US Fox River Claim”) are not resolved by, despite the Debtors’ active efforts to obtain, either (i) execution and consummation of the Fox River Settlement, or (ii) the treatment, disallowance, and discharge in the Debtors’ Chapter 11 Cases of the US Fox River Claim on the same or better terms than the Fox River Settlement, then and only then each Purchaser Indemnified Person’s environmental indemnity claim (if any) for distributions on the US Fox River Claim, in excess of the amount contemplated under the Fox River Settlement, shall survive under and subject to the terms and conditions of Article IX of the 2007 SPA (and incorporating the definitions of capitalized terms used therein, including Article X of the 2007 SPA), whether or not the 2007 SPA continues to be in effect;5 or

(b) any claim against Stora Enso under any other indemnity provision of the 2007 SPA, provided that each Purchaser Indemnified Person’s indemnity claim (if any) under Sections 9.01(a)(iii) and 9.01(a)(iv) of the 2007 SPA (the “Surviving Indemnity Claims”) shall survive under and subject to the terms and conditions of Article IX of the 2007 SPA (and incorporating the definitions of capitalized terms used therein, including Article X of the 2007

[4]

The Debtors have represented that NPG and NPHC will be dissolved and will not emerge from the Chapter 11 Cases as reorganized entities. Consequently, effective as of the Plan Effective Date, the Reorganized Debtors NPC, NPCPI and NPWSI hereby assume all obligations and duties of NPG and NPHC under the 2007 SPA, solely with respect to the Surviving Indemnity Claims (as defined in Section 8(b) below).

[5]

The “Fox River Litigation” means the cause of action captioned United States and the State of Wisconsin v. NCR Corp., et al., Case No. 10-C-910, now pending in the United States District Court for the Eastern District of Wisconsin. The “Fox River Settlement” has the meaning given to such term in that certain e-mail dated November 7, 2012 at 4:29 pm (prevailing Eastern time), from Philip M. Abelson at Debtors’ counsel to Lindsee P. Granfield at Stora Enso’s counsel, copies of which will be available to the Bankruptcy Court and to other parties pursuant to confidentiality agreements with the Debtors.

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SPA), whether or not the 2007 SPA continues to be in effect, and subject to the rest of the provisions in this Section 8. From and after the Effective Date of the Plan that incorporates and is consistent with the releases set forth in Section 9 of this Settlement Agreement, Stora Enso’s obligation to indemnify each Purchaser Indemnified Person with respect to payment of any potential judgment in or settlement of either (i) the SENA Antitrust Actions,6 or (ii) any other prepetition claim arising from or related to a Surviving Indemnity Claim that can be discharged in the Chapter 11 Cases, will be limited to the extent (if any) of the Indemnifiable Plan Distribution (as defined in this Section 8(b), below) if a claim relating to such judgment or settlement is allowed in the Chapter 11 Cases; provided, however, that if a claim arising from or related to a Surviving Indemnity Claim under the foregoing clause (ii) cannot be discharged in the Chapter 11 Cases, then Stora Enso’s obligation to indemnify each Purchaser Indemnified Person with respect to such Surviving Indemnity Claim shall survive under and subject to the terms and conditions of Article IX of the 2007 SPA (and incorporating the definitions of capitalized terms used therein, including Article X of the 2007 SPA), whether or not the 2007 SPA continues to be in effect and such indemnity shall not be limited in amount to an Indemnifiable Plan Distribution.

For the avoidance of doubt, the Debtors acknowledge that (X) effective as of the Plan Effective Date, Reorganized Debtors NPC, NPCPI and NPWSI hereby assume all obligations and duties of NPG and NPHC under the 2007 SPA with respect to the Surviving Indemnity Claims, and (Y) Stora Enso shall control the defense of the Surviving Indemnity Claims, and under no circumstances shall the Debtors or Reorganized Debtors consent to or enter into any settlement or compromise of the Surviving Indemnity Claims without Stora Enso’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned). The Debtors and Reorganized Debtors shall reasonably co-operate in (i) the defense on the merits, or defense of a settlement on the merits, of the Surviving Indemnity Claims by granting Stora Enso and its counsel, experts, and representatives reasonable access, upon reasonable notice during normal business hours, to the books, records, personnel (including reasonable access to personnel as witnesses or deponents at trial and during the discovery process), and properties of the Debtors and Reorganized Debtors reasonably related to the claims Stora Enso is defending, but shall by no means otherwise be required to actively participate in the litigation except as reasonably requested by Stora Enso, and (ii) the treatment, disallowance, and discharge in the Debtors’ Chapter 11 Cases of claims under the SENA Antitrust Actions and under any other Surviving Indemnity Claims that can be discharged in the Debtors’ Chapter 11 Cases; provided, however, that any reasonable out-of-pocket expense, including reasonable attorneys’ fees and expenses, that the Debtors or Reorganized Debtors may incur in respect of a request from Stora Enso for their reasonable cooperation under clause (i) of this paragraph and clause (ii) of this paragraph

[6]

The “SENA Antitrust Actions” mean all proceedings arising from or related to the matters identified under the 2007 SPA as Items 9, 10, 11, and 12 of Section 3.10 of the Company Disclosure Schedule thereto, including (i) the causes of action consolidated as In re Publication Paper Antitrust Litigation, Civil Action No. 3:04-md-1631 (SRU), now pending on remand in the United States District Court for the District of Connecticut, in accordance with the opinion of the United States Court of Appeals for the Second Circuit, dated August 6, 2012, see In re Publication Paper Antitrust Litigation, 690 F.3d 51 (2d Cir. 2012); and (ii) The Harman Press, et al., v. International Paper Co., et al., Case No. CGC-04-432167 (Superior Court of California, San Francisco County). For the avoidance of doubt, the actions included in the foregoing clause (i) shall include: (iii) Barbara Aceto, et al. v. International Paper Co., et al., Civil Action No. 3:04-MD-1631; and (iv) Three Z Printing Co. and Nies Artcraft Companies, Inc. v. International Paper Co., et al., Civil Action No. 3:05-CV-0463 (SRU).

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(but, regarding clause (ii), solely with respect to reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses, incurred by the Reorganized Debtors after the Plan Effective Date), shall be promptly reimbursed in full by Stora Enso, based upon the submission of reasonably detailed invoices, and as part of the underlying Surviving Indemnity Claim. To the extent that any claims relating to Surviving Indemnity Claims are allowed in the Chapter 11 Cases, they will, to the extent permissible under the Bankruptcy Code, be classified in the class of general unsecured claims against the applicable Debtors that (i) have the liability on the allowed claim, and (ii) will result in the lowest distribution on such claims under the Plan (such distribution amount, the “Indemnifiable Plan Distribution”). If and when any claim arising from Surviving Indemnity Claims is liquidated pursuant to a final judgment (including, in each case, completion of all applicable appellate review) and allowed in the Chapter 11 Cases, Stora Enso shall deposit in the Litigation Trust (as defined in the Plan), for the sole benefit of such final adjudicated claim, an amount equal to what the Debtors’ estates through the Litigation Trust would otherwise have distributed (prior to such deposit) on such final adjudicated claim pursuant to the Plan.

9. Releases. (a) Effective upon the Plan Effective Date and the satisfaction of the Closing Conditions hereunder, for good and valuable consideration, the adequacy of which is hereby confirmed, NPG, NPHC, the Debtors and Reorganized Debtors do hereby forever release, waive and discharge Stora Enso together with its subsidiaries, divisions, branches, units, affiliates (including, for the avoidance of doubt, Corenso and TKC), parents, successors, predecessors and assigns, and (each of the following in their capacities as such) its current and former agents, servants, officers, directors, shareholders, employees, attorneys, auditors, professionals and representatives of each of them (collectively, the “Stora Enso Released Parties”) from any and all actions, causes of action, claims, counterclaims, allegations, remedies, suits, debts, rights, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, obligations, controversies, agreements, promises, variances, trespasses, extents, executions, judgments, damages, liens, and demands whatsoever (the “Actions”), which against the Stora Enso Released Parties were ever held, now are held, or hereafter can, shall or may be held by NPG, NPHC, the Debtors or their estates, assertable on behalf of NPG, NPHC, the Debtors, the Reorganized Debtors or their estates, or derivative of NPG’s, NPHC’s, the Debtors’, Reorganized Debtors’, or their estates’ rights, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Plan Effective Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, admiralty, equity, or otherwise, including, for the avoidance of doubt and without limitation, any and all claims of NPG, NPHC, the Debtors or their estates, assertable on behalf of NPG, NPHC, the Debtors, the Reorganized Debtors or their estates, or derivative of NPG’s, NPHC’s, the Debtors’, Reorganized Debtors’, or their estates’ rights, (i) under chapter 5 of the Bankruptcy Code or similar claims arising under the laws of any other jurisdiction (the “Avoidance Claims”) in connection with monies paid or transfers made to the Stora Enso Released Parties pursuant to the 2007 SPA, the 2007 Transaction, the Bridge Loan, the Repo, the Corenso Agreements, the TKC Agreements, PM 35, or any other contract, purchase order or other business arrangement, or (ii) arising from Stora Enso’s acquisition or ownership of the equity or PIK Notes issued by NPG; provided, however, that (X) the Surviving Indemnity Claims, if any, subject to the limitations sets forth in Section 8 of this Settlement Agreement, (Y) breach of warranty and other commercial claims, if any, arising in the ordinary course of business under the Corenso Agreements or the TKC Agreements, and (Z) claims preserved pursuant to Section 9(f) of this Settlement Agreement are not released hereby.

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EXECUTION VERSION

(b) Effective upon the Plan Effective Date and the satisfaction of the Closing Conditions hereunder, for good and valuable consideration, the adequacy of which is hereby confirmed, NPG, NPHC, the Debtors and Reorganized Debtors do hereby forever release, waive and discharge the Trust Parties in their capacities as such (including, for the avoidance of doubt, Stora Enso) together with their subsidiaries, divisions, branches, units, affiliates, parents, successors, predecessors and assigns, and the current and former agents, servants, officers, directors, shareholders, employees, attorneys, auditors, professionals and representatives of each of them (collectively, the “Trust Released Parties”) from any and all Actions, which against the Trust Released Parties were ever held, now are held, or hereafter can, shall or may be held by NPG, NPHC, the Debtors or their Estates, assertable on behalf of NPG, NPHC, the Debtors, the Reorganized Debtors or their Estates, or derivative of NPG’s, NPHC’s, the Debtors’, Reorganized Debtors’, or their Estates’ rights, for, upon, arising out of or in connection with PM 35, the PM 35 Transaction, the PM 35 Lease, or any of the other Operative Documents, from the beginning of the world to the Plan Effective Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, admiralty, equity, or otherwise, including, for the avoidance of doubt and without limitation, any and all claims of NPG, NPHC, the Debtors or their Estates, assertable on behalf of NPG, NPHC, the Debtors, the Reorganized Debtors or their Estates, or derivative of NPG’s, NPHC’s, the Debtors’, Reorganized Debtors’, or their Estates’ rights, including, without limitation, (i) any and all Avoidance Claims in connection with monies paid or transfers made to the Trust Released Parties pursuant to or in connection with PM 35, the PM 35 Transaction, the PM 35 Lease, or any of the other Operative Documents, or (ii) any and all Actions seeking to recharacterize the PM 35 Lease as a financing or avoid the back-up security interests relating to the PM 35 Lease, or dispute the value of the PM 35 Lease or PM 35 (the “Lease Recharacterization Claims”); provided, however, that claims preserved pursuant to Section 9(f) of this Settlement Agreement are not released hereby.

(c) Effective upon the Plan Effective Date and the satisfaction of the Closing Conditions hereunder, for good and valuable consideration, the adequacy of which is hereby confirmed, Stora Enso does hereby forever release, waive and discharge NPG, NPHC, the Debtors, the Debtors’ estates, and Reorganized Debtors, together with (each in their capacity as such) their subsidiaries, successors and assigns, and the servants, officers, directors, employees, attorneys, auditors, and professionals of each of them (collectively, the “NewPage Released Parties”) from any and all Actions, which against the NewPage Released Parties were ever held, now are held, or hereafter can, shall or may be held by Stora Enso, assertable on behalf of Stora Enso, or derivative of Stora Enso’s rights, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Plan Effective Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, admiralty, equity, or otherwise, including, for the avoidance of doubt and without limitation, any and all claims of Stora Enso, assertable on behalf of Stora Enso, or derivative of Stora Enso’s rights, including without limitation (i) any and all claims arising from or in connection with monies paid or

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EXECUTION VERSION

transfers made to the NewPage Released Parties pursuant to the 2007 SPA, the 2007 Transaction, the Bridge Loan, the Repo, the Corenso Agreements, the TKC Agreements, the PM 35 Transaction, or any other contract, purchase order or other business arrangement, or (ii) arising from Stora Enso’s acquisition or ownership of the equity or PIK Notes issued by NPG; provided, however, that (X) breach of warranty and other commercial claims, if any, arising in the ordinary course of business under the Corenso Agreements or the TKC Agreements and (Y) claims preserved pursuant to Section 9(f) of this Settlement Agreement are not released hereby; and provided further that NewPage Port Hawkesbury Corp. shall be expressly excluded from the definition of “NewPage Released Parties” (except that, for the avoidance of doubt, (each in their capacity as such) the servants, officers, directors, employees, attorneys, auditors, and professionals of NewPage Port Hawkesbury Corp. who held one or more of their positions with respect to the NewPage Released Parties shall be NewPage Released Parties).

(d) Effective upon the Plan Effective Date and the satisfaction of the Closing Conditions hereunder, for good and valuable consideration, the adequacy of which is hereby confirmed, Wells Fargo, not in its individual capacity but solely in its capacity as the Indenture Trustee, and Wilmington Trust, not in its individual capacity but solely in its capacity as the Owner Trustee (together, the “Releasing Trust Parties”) do hereby forever release, waive and discharge the NewPage Released Parties from any and all Actions, which against the NewPage Released Parties were ever held, now are held, or hereafter can, shall or may be held by the Releasing Trust Parties, assertable on behalf of the Releasing Trust Parties, or derivative of the Releasing Trust Parties’ rights, for, upon, arising out of or in connection with PM 35, the PM 35 Transaction, the PM 35 Lease, or any of the other Operative Documents, from the beginning of the world to the Plan Effective Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, admiralty, equity, or otherwise, including, for the avoidance of doubt and without limitation, any and all claims of the Releasing Trust Parties, assertable on behalf of the Releasing Trust Parties, or derivative of the Releasing Trust Parties’ rights, including, without limitation, (i) any and all claims arising from or in connection with monies paid or transfers made to the NewPage Released Parties pursuant to or in connection with PM 35, the PM 35 Transaction, the PM 35 Lease, or any of the other Operative Documents, or (ii) any and all Lease Recharacterization Claims; provided, however, that claims preserved pursuant to Section 9(f) of this Settlement Agreement are not released hereby.

(e) All rights under section 1542 of the California Civil Code, or any analogous state or federal law, are hereby expressly WAIVED by NPG, NPHC, the Debtors, the Reorganized Debtors, Stora Enso and the Releasing Trust Parties, if applicable, with respect to any of the claims, injuries, or damages described in the releases in the foregoing Sections 9(a) through 9(d). Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

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EXECUTION VERSION

(f) Notwithstanding the foregoing, nothing herein shall operate as a release or discharge of the Stora Enso Released Parties’, Trust Released Parties’, or NewPage Released Parties’ agreements, promises, covenants, settlements, duties, obligations, representations and warranties set forth in this Settlement Agreement.

10. No Actions, Disgorgement, or Defeasement. (a) Stora Enso’s or the other Trust Parties’ right to and receipt of the Cash Purchase Price, the Allowed Unsecured Claims (unless and until waived, as provided for above), or any Subsequent Rent Payments shall not be subject to (i) any Actions, including without limitation under section 502(d) of the Bankruptcy Code, reconsideration under section 502(j) of the Bankruptcy Code, or otherwise; (ii) any Action under section 510 of the Bankruptcy Code or otherwise that would have the effect of subordinating Stora Enso’s claims to the claims of other creditors, including general unsecured creditors or other creditors having the same or lower priority to general unsecured creditors; or (iii) any other Action by NewPage, Reorganized NewPage or any other party in interest that might have the effect of reducing, restraining or interfering with Stora Enso’s receipt of its consideration under the Settlement Agreement.

(b) Subject to the occurrence of the Plan Effective Date and the satisfaction of the Closing Conditions, neither the payment of the Cash Purchase Price, nor any payments made by NPWSI or any NewPage entity under the PM 35 Lease or any other Operative Document up to the Plan Effective Date, including, without limitation, the Subsequent Rent Payments, shall be subject to disgorgement or defeasement under any theory whatsoever.

11. Termination. (a) NewPage may terminate this Settlement Agreement upon three business days written notice to Stora Enso, upon the Bankruptcy Court’s entry of an order denying confirmation of the Plan or denying approval of this Settlement Agreement.

(b) Stora Enso may terminate this Settlement Agreement upon three business days written notice to NewPage, upon the occurrence of any of the following, whether or not the Plan Effective Date occurs or has occurred:

i.	NewPage has not timely delivered the Cash Purchase Price to Stora Enso on or before March 7, 2013;

ii.	The First Lien Notes Trustee (as defined in the Plan) (through counsel) does not acknowledge that the Settlement Agreement attached as an exhibit to the Plan is in a form reasonably acceptable to it within ten (10) days of the Settlement Agreement being filed on the docket in the Chapter 11 Cases or distributed in the solicitation packages sent out to creditors with respect to voting on the Plan;

iii.	NewPage proposes or supports, or the Bankruptcy Court allows any other party to propose, any Chapter 11 plan in these cases that does not (a) contain a non-waivable condition precedent requiring delivery of the Cash Purchase Price on the Plan Effective Date, or (b) incorporate all of the other terms of the Settlement Agreement, including without limitation the releases set forth in Section 9 of this Settlement Agreement; or

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EXECUTION VERSION

iv.	The Bankruptcy Court declines to enter a Confirmation Order reasonably acceptable, in relevant part, to Stora Enso that includes approval of the Settlement Agreement overall and, unless otherwise already approved by the Bankruptcy Court, authorization for the applicable Debtors’ assumption of the Corenso Agreements and TKC Agreements, or enters an order or decision precluding the entry of such a Confirmation Order.

Upon the delivery of a termination notice under this Section 11, this Settlement Agreement shall immediately and automatically terminate and be of no further force and effect, provided that, notwithstanding any such termination, Sections 13, 15, 16, 18, 19, 20, 21, and 22 will survive and continue to be in full force and effect.

12. Cooperation and Coordination.

(a) NewPage will provide Stora Enso a reasonable opportunity to review drafts of its Plan, Disclosure Statement and proposed Confirmation Order (including, for the avoidance of doubt, all supplements, exhibits and schedules thereto), and any and all amendments thereto, in advance of filing these on the docket in the Chapter 11 Cases and concurrently with providing such advance copies to other key parties in these Chapter 11 Cases, including the First Lien Noteholders, the Second Lien Noteholders, and/or the Committee.

(b) The Indenture Trustee and the Owner Trustee, as applicable, will execute and deliver to NPWSI or Reorganized NPWSI, as applicable, such further documents and assurances and take such further action as NPWSI or Reorganized NPWSI, as applicable, may from time to time reasonably request in order effectively to carry out the intent and purpose of Sections 1(a) and 1(b) of this Settlement Agreement.

13. Notices. All communications provided for herein shall be in writing and delivered by overnight or international air courier, in each case at the addresses set forth below, or to such other address as each Party may designate to the other Party named below by notice given in accordance with this Section 13:

If to Stora Enso:	Stora Enso Oyj
Kanavaranta 1
FI-00101 Helsinki, Finland
Attention: Per Lyrvall, General Counsel

With a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Lindsee P. Granfield

14

EXECUTION VERSION

If to the Debtors:	NewPage Corporation
8450 Gander Creek Drive
Miamisburg, OH 45342
Attention: General Counsel

With a copy to:
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Attention: Martin J. Bienenstock, Judy G.Z. Liu, and
Philip M. Abelson

If to the Indenture Trustee:	Wells Fargo Bank Northwest, N.A.
MAC U1240-026
260 North Charles Lindbergh Drive
Salt Lake City, UT 84116
Attention: DeAnn Madsen, Corporate Trust Services

With a copy to:
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention: Glenn E. Siegel, Esq.

If to the Owner Trustee:	Wilmington Trust Company
1100 North Market Street
Wilmington, DE 19890-1605
Attention: Corporate Trust

With a copy to:
Morris James LLP
P.O. Box 2306
Wilmington, DE 19899-2306
Attention: Jeffrey R. Waxman, Esq.

14. Reimbursement of Fees and Expenses. The Plan will provide as a term thereof for the payment to Stora Enso on the Plan Effective Date of reasonable legal and financial advisors’ fees and expenses that have been or are in the future incurred by Stora Enso, or incurred by the Indenture Trustee or Owner Trustee and invoiced to Stora Enso, in connection with the preparation for and participation in the NewPage mediation sessions and the negotiation, preparation, execution and prosecution of the Settlement Agreement, Disclosure Statement and the Plan, through the Plan Effective Date, up to a cap of $500,000 (the source of which funds is

15

EXECUTION VERSION

set forth in Section 1.2.161 of the Plan (titled “SEO Professional Fees”)). The Plan will further provide for review of such invoices by the Debtors or the Reorganized Debtors (as applicable) and the Committee, subject to any objections that may be interposed by such reviewing parties within three business days after the submission of such invoices (and if any such objections are interposed, they shall be determined by the Bankruptcy Court, subject to the right to appeal). If any such invoices are submitted to the Debtors or the Reorganized Debtors (as applicable) and the Committee with less than three business days until the Plan Effective Date, then such fees or expenses may be paid after the Plan Effective Date within three business days of the submission of such invoices (subject to the same rights to interpose objections). Regardless of whether or not the $500,000 cap is reached, under no circumstances will the Plan provide for payment to Stora Enso of (a) any success or completion fees of its advisors, and (b) more than $50,000 of fees or expenses of the Indenture Trustee or Owner Trustee.

15. Entire Agreement; Third Party Beneficiaries. This Settlement Agreement constitutes the entire contract among the Parties relative to the subject matter hereof. This Settlement Agreement supersedes any previous agreements or understandings among the Parties, express or implied, with respect to the subject matter hereof (including any prior term sheet). No supplement, modification, or amendment of this Settlement Agreement, or waiver of rights hereunder or thereunder, shall be binding unless executed in writing by the Party affected thereby. Nothing in this Settlement Agreement, expressed or implied, is intended to confer upon any person or entity other than the Parties hereto any rights, remedies, obligations or liabilities under or by reason of this Settlement Agreement provided that all persons and entities released pursuant to Section 9 of this Settlement Agreement are intended beneficiaries of such releases.

16. Reservation of Rights; No Admissions. If either (i) the Plan Effective Date does not occur with respect to a Plan for the Debtors incorporating and consistent in all respects with this Settlement Agreement, or (ii) the Closing Conditions hereunder are not satisfied, then nothing in this Settlement Agreement, any term sheet, or draft relating hereto, or in any negotiations, proceedings, or correspondence in connection herewith (including without limitation under Section 5(a) hereof) shall (a) alter the rights of the Parties as they existed prior to the execution of this Settlement Agreement, or (b) be used as an admission or as evidence on the merits of the underlying disputes by any Party, except (to the extent permitted by applicable evidentiary rules including the parole evidence rule) to enforce the terms of this final, fully executed Settlement Agreement.

17. Closing. In accordance with Section 1 hereof, the satisfaction of the Closing Conditions shall occur and the closing of this Settlement Agreement (the “Closing”) shall take place simultaneously and concurrently with the Plan Effective Date. The Closing shall occur at a place and time reasonably agreed between the Parties.

18. Counterparts; Signatures. This Settlement Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. This Settlement Agreement may be executed and delivered manually, by facsimile transmission or by email transmission.

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EXECUTION VERSION

19. Governing Law; Jurisdiction. THIS SETTLEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) the United States Bankruptcy Court for the District of Delaware and any appellate court from such court, or (ii) if the United States Bankruptcy Court for the District of Delaware any appellate court from such court has declined to exercise jurisdiction, courts located in the County of New York in the State of New York and any appellate court from such courts, in any proceeding arising out of or relating to this Settlement Agreement or for recognition or enforcement of any judgment resulting from any such proceeding, and each Party hereby irrevocably and unconditionally agrees that the foregoing courts shall have exclusive jurisdiction of any action, suit or proceeding arising out of or relating to this Settlement Agreement. Each Party hereby irrevocably and unconditionally waives, to the full extent it may legally and effectively do so, (a) any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to the Settlement Agreement in the courts specified in this Section 19, (b) the defense of an inconvenient forum to the maintenance of such proceeding in such courts, and (c) the right to object, with respect to such proceeding, that such court does not have jurisdiction over such Party.

20. Binding Effect. This Settlement Agreement shall bind, and be for the benefit of, the Parties hereto and their respective successors and assigns.

21. Non-Severability. Each of the provisions of this Settlement Agreement has been agreed upon in consideration of each other provision of this Settlement Agreement. No Party would have entered into this Settlement Agreement unless each of the provisions hereof was valid, binding and enforceable against each other Party. If any provision of this Settlement Agreement is determined not to be valid, binding and enforceable against each Party, this Settlement Agreement shall be terminated and the Parties restored to their respective positions existing immediately before entry into this Settlement Agreement.

22. Independent Advice and Mutual Preparation. Each Party acknowledges that (a) it is a sophisticated commercial entity that has sought and obtained independent legal advice with regard to this Settlement Agreement, (b) this Settlement Agreement was and shall be deemed to have been drafted and negotiated among all of the Parties and therefore shall not be construed or interpreted for or against any Party, and (c) it is entering into this Settlement Agreement freely and voluntarily.

IN WITNESS WHEREOF the Parties have executed this Settlement Agreement as of the date first set forth above.

[Remainder of page intentionally left blank]

17

STORA ENSO OYJ

By:	/s/ Erkki Autio	/s/ Jyrki Tammivuori
Name:	Erkki Autio	Jyrki Tammivuori
Title:	Lead Counsel	SVP, Group Treasury

STORA ENSO SIGNATURE PAGE TO SETTLEMENT AGREEMENT

NEWPAGE CORPORATION as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Senior Vice President, General Counsel and Secretary

NEWPAGE CONSOLIDATED PAPERS INC. as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

NEWPAGE WISCONSIN SYSTEM INC. as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

NEWPAGE CANADIAN SALES LLC as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

NEWPAGE ENERGY SERVICES LLC as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

NEWPAGE PORT HAWKESBURY HOLDING LCC as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

DEBTOR PLAN-PROPONENT SIGNATURE PAGE 1 TO SETTLEMENT AGREEMENT

CHILLICOTHE PAPER INC. as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

ESCANABA PAPER COMPANY as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

LUKE PAPER COMPANY as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

RUMFORD PAPER COMPANY as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

UPLAND RESOURCES, INC. as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

WICKLIFFE PAPER COMPANY LLC as Plan-Proponent Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Vice President, General Counsel and Secretary

DEBTOR PLAN-PROPONENT SIGNATURE PAGE 2 TO SETTLEMENT AGREEMENT

Acknowledged and Agreed with respect to Sections 7(b), 8-11, 13 and 15-22:

NEWPAGE GROUP INC. as Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Senior Vice President, General Counsel and Secretary

NEWPAGE HOLDINGS CORPORATION as Debtor and Debtor in Possession

By:	/s/ Douglas K. Cooper
Name:	Douglas K. Cooper
Title:	Senior Vice President, General Counsel and Secretary

NON-PROPONENT SIGNATURE PAGE TO SETTLEMENT AGREEMENT

Acknowledged and Agreed with respect to Sections 1-6 and 9-22:

WELLS FARGO BANK NORTHWEST, N.A.,

Not in its individual capacity, but solely as Indenture Trustee

By:	/s/ David Wall
Name:	David Wall
Title:	Vice President

Acknowledged and Agreed with respect to Sections 1-6 and 9-22:

WILMINGTON TRUST COMPANY

Not in its individual capacity, but solely as Owner Trustee

By:	/s/ Steve Barone
Name:	Steve Barone
Title:	Assistant Vice President

OTHER TRUST PARTIES’ SIGNATURE PAGE TO SETTLEMENT AGREEMENT

SCHEDULE A

List of Operative Documents to be Terminated on the Plan Effective Date Upon the Closing of the Settlement Agreement

(i) PM 35 Lease

(ii) Participation Agreement;

(iii) Tax Indemnity Agreement;

(iv) Ground Lease (and the Memorandum of Ground Lease);

(v) Joint Operating Agreement;

(vi) Support Agreement

SCHEDULE A

SCHEDULE B

List of Corenso Agreements and the respective cure amounts thereunder

Document Title	Date	Parties	Cure Amount
CORENSO AGREEMENT DOCUMENTS
Purchase Agreement	12/18/2007	• NewPage Wisconsin System Inc. (seller) (f/k/a Stora Enso North America Corp.) • Corenso North America Corp. (purchaser)	$0.00

Transition Services Agreement	12/18/2007	• Corenso North America Corp. (purchaser) • NewPage Wisconsin System Inc. (seller) (f/k/a Stora Enso North America Corp.)	$0.00

Logistics Services Letter Agreement	12/3/2007	• Millis Transfer, Inc. • Corenso North America Corp. • NewPage Wisconsin System Inc. (f/k/a Stora Enso North America Corp.)	$0.00

Cores Supply Agreement	12/21/2007 As amended 12/03/2009	• Corenso North America Corp. • NewPage Wisconsin System Inc. (f/k/a Stora Enso North America Corp.) • NewPage Corporation	$1,241,779.85 (accounts for a setoff of $779,943.09 in accounts receivable owed by Corenso to NewPage)

Real Estate Lease (relating to PM 12/13)	12/18/2007	• NewPage Wisconsin System Inc. (landlord) (f/k/a Stora Enso North America Corp.) • Corenso North America Corp. (tenant)	$0.00

Real Estate Lease (relating to the Jackson Storage Facility)	12/18/2007	• NewPage Wisconsin System Inc. (landlord) (f/k/a Stora Enso North America Corp.) • Corenso North America Corp. (tenant)	$0.00

SCHEDULE B - PAGE 1

Document Title	Date	Parties	Cure Amount
Warehousing Agreement	12/28/2007	• Corenso North America Corp. • NewPage Wisconsin System Inc. (f/k/a Stora Enso North America Corp.)	$0.00

Confidentiality Agreements	12/—/2007	• Various Corenso employees	$0.00

SCHEDULE B - PAGE 2

SCHEDULE C

List of TKC Agreements, and the respective cure amounts thereunder

Document Title	Date	Parties	Cure Amount
THIELE KAOLIN AGREEMENTS

Procurement Agreement (as amended)	1/1/2010 As amended by the amendment dated as of 10/31/2012	• Thiele Kaolin Company • NewPage Corporation

$1,008,855.26 as Allowed Administrative

Expense Claims under the Debtors’ Plan in the

amount of (i) $648,461.46 against NewPage

Wisconsin System, Inc., (ii) $346,552.40 against

Luke Paper Company, and (iii) $13,871.40

against Wickliffe Paper Company LLC

plus

$4,198,625.67 as Allowed Qualified Trade

Creditor Claims under the Debtors’ Plan in the

amount of (i) $2,521,342.88 against NewPage

Wisconsin System, Inc., (ii) $1,518,783.54

against Luke Paper Company, and (iii)

$158,499.25 against Wickliffe Paper Company

LLC

Confidential Disclosure Agreement	5/17/2010	• NewPage Corporation • Thiele Kaolin Company	$0.00

Confidentiality Agreement	6/07/2010	• NewPage Corporation • Thiele Kaolin Company	$0.00

SCHEDULE

SCHEDULES TO THE PLAN SUPPLEMENT

Schedule 1.2.95	Litigation Trust Agreement

Schedule 1.2.146	Reorganized NPC New Compensation Plans

Schedule 4.9	Retained Causes of Action

Schedule 8.1	Lists of Certain Executory Contracts Assumed and Rejected under the Plan

Schedule 8.5A	Settlement Agreement and Mutual Release

Schedule 8.5B	Union Agreements, Settlement Agreement and Release; Existing Compensation and Benefits Programs

Schedule 9.1	Members of Boards of Directors and Initial Officers of New HoldCo and Each Reorganized Debtor

Schedule 9.2A	Form of Reorganized Debtors’ Certificate of Incorporation

Schedule 9.2B	Form of Reorganized Debtors’ Bylaws

Schedule 9.2C	Form of Reorganized Debtors’ Limited Liability Company Agreements

Schedule 9.3A	Notice Regarding New Holdco Stockholders Agreement

Schedule 9.3B	Stockholders Agreement

Schedule X	Insiders to be Employed by Reorganized Debtors and Nature of Compensation of Insiders